Exhibit 4.1

EXECUTION COPY

U.S.$935,000,000

CREDIT AGREEMENT

Dated as of October 31, 2006

Among

DRESSER HOLDINGS, INC.,

as Holdings,

DRESSER, INC.,

as U.S. Borrower,

D.I. LUXEMBOURG S.A.R.L.,

as Euro Borrower,

THE LENDERS PARTY HERETO,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Term Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Revolving Administrative Agent,

CREDIT SUISSE SECURITIES (USA), LLC,

as Syndication Agent,

MORGAN STANLEY SENIOR FUNDING, INC.

and

CREDIT SUISSE SECURITIES (USA), LLC,

as Joint Lead Arrangers and Joint Book Managers

and

NATEXIS BANQUES POPULAIRES

and

GENERAL ELECTRIC CAPITAL CORPORATION

as Co-Documentation Agents

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i

Dresser Credit Agreement

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Mortgage
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Solvency Certificate
Exhibit G-1	Form of Revolving Note
Exhibit G-2	Form of Term B Note
Exhibit H	Form of Compliance Certificate

Schedule 1.01(a)	Existing Letters of Credit
Schedule 1.01(b)	Pro Forma Adjusted EBITDA
Schedule 1.01(d)	Certain Subsidiaries
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(e)	Condemnation Proceedings
Schedule 3.07(g)	Subsidiaries
Schedule 3.07(h)	Subscriptions
Schedule 3.08(a)	Litigation
Schedule 3.08(b)	Violations
Schedule 3.12	Taxes
Schedule 3.17(a)	Owned Real Property
Schedule 3.17(b)	Leased Real Property
Schedule 3.19	Insurance
Schedule 4.02(k)	Governmental Approvals
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

Dresser Credit Agreement

CREDIT AGREEMENT dated as of October 31, 2006 (this “Agreement”), among DRESSER HOLDINGS, INC., a Delaware corporation (“Holdings”), DRESSER, INC., a Delaware corporation (the “U.S. Borrower”), D.I. LUXEMBOURG S.A.R.L., a corporation organized and existing under the laws of Luxembourg (the “Euro Borrower” and, together with the U.S. Borrower, the “Borrowers”), the LENDERS party hereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as administrative agent for the Term B Loan Facility referred to below (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Term Administrative Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent for the Revolving Facility referred to below (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Revolving Administrative Agent”), MORGAN STANLEY & CO. INCORPORATED (“MS”) as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the provisions of Article VIII, the “Collateral Agent”) for the Lenders, CREDIT SUISSE SECURITIES (USA) LLC (“Credit Suisse”), as syndication agent (in such capacity, the “Syndication Agent”) and MORGAN STANLEY and CREDIT SUISSE, as joint lead arrangers and joint book managers (in such capacity, the “Joint Lead Arrangers”) and NATEXIS BANQUES POPULAIRES and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agents (in such capacity, the “Co-Documentation Agents”).

W I T N E S S E T H :

WHEREAS, the U.S. Borrower and the Euro Borrower wish to refinance their indebtedness outstanding under the Existing Secured Credit Agreement (with such term and each other capitalized term used but not defined in this preamble having the meaning assigned thereto in Article I) and the U.S. Borrower wishes to refinance its indebtedness outstanding under the Existing Unsecured Credit Agreement and the Existing Notes;

WHEREAS, the Borrowers have requested that the Lenders extend credit in the form of (i) Term B Loans to the U.S. Borrower on the Closing Date, in an aggregate principal amount not in excess of U.S.$785.0 million and (ii) Revolving Facility Loans to the Borrowers and Letters of Credit for the account of the Borrowers at any time and from time to time prior to the Revolving Facility Maturity Date, in an aggregate principal amount at any time outstanding not in excess of U.S.$150.0 million or the Equivalent thereof.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

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“2005 Audited Financial Statements” means consolidated financial statements of the U.S. Borrower and its Subsidiaries for the fiscal year ended December 31, 2005 audited by independent public accountants of recognized national standing reasonably acceptable to the Term Administrative Agent and accompanied by an audit opinion of such accountants which is not qualified in any material respect to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the U.S. Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term B Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term B Loan” shall mean any Term B Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) a percentage equal to 100% minus the Statutory Reserve Percentage for such Interest Period.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).

“Agents” shall mean the Term Administrative Agent, the Revolving Administrative Agent and the Collateral Agent.

“Agreed Security Principles” shall mean any grant of a Lien or provision of a guarantee by any Person that would:

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(a) result in any breach of corporate benefit, financial assistance, capital preservation, fraudulent preference, thin capitalization rules, retention of title claims or any other law or regulation (or analogous restriction) of the jurisdiction of organization of such Person;

(b) result in any risk to the officers of such Person of contravention of their fiduciary duties and/or of civil or criminal liability;

(c) result in costs (tax, administrative or otherwise) that are materially disproportionate to the benefit obtained by the beneficiaries of such Lien and/or guarantee;

(d) result in a breach of a material agreement binding on such Person unless such Person has failed to use commercially reasonable efforts to obtain a modification or amendment waiving or eliminating such breach; or

(e) result in a Lien being granted over assets, the acquisition of which was financed from a subsidy or payments, the terms of which prohibit any assets acquired with such subsidy or payment being used as collateral.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Base Rate and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason, in the case of the calculation of the Alternate Base Rate in connection with the Term B Loan Facility, the Term Administrative Agent or, in connection with the Revolving Facility, the Revolving Administrative Agent, shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Term Administrative Agent or the Revolving Administrative Agent, as applicable, to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Applicable Cost of Funds Rate” shall have the meaning specified in Section 2.14.

“Applicable Margin” shall mean (i) for any day with respect to any Eurocurrency Loan that is a Revolving Facility Loan and any ABR Loan that is a Revolving Facility Loan, (x) prior to the Trigger Date, 2.50% and 1.50%, respectively, and (y) thereafter, the applicable margin per annum set forth below under the caption “Revolving Facility Loan Eurocurrency Spread,” and “Revolving Facility Loan ABR Spread,” as applicable, based upon the Leverage Ratio as of the last date of the most recent fiscal quarter of the U.S. Borrower:

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Leverage Ratio:	Revolving Facility ABR Loan Spread	Revolving Facility Eurocurrency Loan Spread
Category 1 Equal to or greater than 3.00 to 1.00	1.50%	2.50%

Category 2 Less than 3.00 to 1.00 but equal to or greater than 2.50 to 1.00	1.25%	2.25%

Category 3 Less than 2.50 to 1.00	1.00%	2.00%

and (ii) for any day with respect to any Eurocurrency Loan that is a Term B Loan and any ABR Loan that is a Term B Loan, 2.75% and 1.75%, respectively, which rates shall be reduced (x) by 25 bps per annum from and after the date of delivery of the 2005 Audited Financial Statements and (y) after delivery of the 2005 Audited Financial Statement, by an additional 25 bps per annum from and after the date on which the U.S. Borrower’s corporate family rating is at least Ba3 by Moody’s and the U.S. Borrower’s corporate credit rating is at least BB- by S&P.

For purposes of the foregoing clause (i), (1) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the U.S. Borrower’s fiscal year based upon the consolidated financial information of the U.S. Borrower and its Subsidiaries delivered pursuant to Section 5.04(a) or (b) and (2) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the first Business Day after the date of delivery to the Revolving Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that until the Trigger Date, the Leverage Ratio shall be deemed to be in Category 1; provided further that the Leverage Ratio shall be deemed to be in Category 1 at the option of (and upon the delivery of notice by) the Revolving Administrative Agent or the Required Lenders, at any time during which the U.S. Borrower fails to deliver the consolidated financial information when required to be delivered pursuant to Section 5.04(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Acquisition” shall mean any Permitted Business Acquisition, the aggregate consideration for which exceeds U.S.$5.0 million.

“Asset Disposition” shall mean any sale, transfer or other disposition by the U.S. Borrower or any Subsidiary to any Person other than the U.S. Borrower or any Subsidiary, to the

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extent otherwise permitted hereunder, of any asset or group of related assets constituting a division or line of business, or all of the assets of or Equity Interests in a Subsidiary, in one or a series of related transactions, the Net Proceeds from which exceed U.S.$5.0 million.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by, in the case of the Term B Loan Facility, the Term Administrative Agent or, in the case of the Revolving Facility, the Revolving Administrative Agent, and the U.S. Borrower (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Term Administrative Agent or the Revolving Administrative Agent, as applicable.

“Available Specified Basket Amount” shall mean, on any date of determination, an amount equal to (a) the Cumulative Retained Excess Cash Flow Amount on such date plus (b) the aggregate amount of proceeds received after the Closing Date and prior to such date that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x) or (y) of the second proviso thereof plus (c) the net cash proceeds received after the Closing Date and prior to such date by the U.S. Borrower from any issuance or sale of Equity Interests by the U.S. Borrower or contribution to its equity capital (excluding any Equity Cure Securities) not applied to expenditures referred to in clause (a) of the proviso to the definition of “Capital Expenditures”, minus (d) any amounts thereof used to make Investments pursuant to Section 6.04(a) and/or clause (ii) of Section 6.04(i) after the Closing Date and on or prior to such date, minus (e) the aggregate amount of payments made after the Closing Date and on or prior to such date by the U.S. Borrower pursuant to Section 6.06(e), minus (f) the aggregate amount of payments made after the Closing Date and on or prior to such date pursuant to Section 6.09(b)(i)(C) minus (g) the aggregate amount of Capital Expenditures made after the Closing Date and on or prior to such date pursuant to Section 6.10(c).

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender, at any time of determination, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Backlog” shall mean, at any time, the aggregate amount payable by customers under all orders or contracts for the delivery of goods or services that are to be, but have not yet been, delivered or supplied by any of the Foreign Subsidiaries in the ordinary course of business.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a)	the rate of interest published by the Wall Street Journal, from time to time, as the prime rate; and

(b)	1/2 of 1% per annum above the Federal Funds Rate.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

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“Borrowers” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility, in a single currency and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of an ABR Revolving Facility Borrowing (i) in Dollars, U.S.$1.0 million and (ii) in Euros, €1.0 million, (b) in the case of a Eurocurrency Revolving Facility Borrowing, (i) in Dollars, U.S.$1.0 million and (ii) in Euros, €1.0 million, and (c) in the case of a Swingline Borrowing, U.S.$250,000.

“Borrowing Multiple” shall mean (a) in the case of a Revolving Facility Borrowing (i) in Dollars, U.S.$1.0 million and (ii) in Euros, €1.0 million and (b) in the case of a Swingline Borrowing, U.S.$250,000.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Calculation Period” means, as of any date of determination, the period of four consecutive fiscal quarters ending on such date or, if such date is not the last day of a fiscal quarter, ending on the last day of the fiscal quarter of the U.S. Borrower most recently ended prior to such date.

“Capital Expenditures” shall mean, for any Person in respect of any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person; provided, however, that Capital Expenditures for the U.S. Borrower and its Subsidiaries shall not include:

(a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests (other than Equity Cure Securities) of the U.S. Borrower or a parent of the U.S. Borrower after the Closing Date or with funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first proviso to such clause (a)),

(b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or

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properties useful in the business of the U.S. Borrower and the Subsidiaries within 18 months of receipt of such proceeds,

(c) interest capitalized in accordance with GAAP during such period,

(d) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the U.S. Borrower or any Subsidiary) and for which neither the U.S. Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period),

(e) the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(g) Investments in respect of a Permitted Business Acquisition, or

(h) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” shall mean, with respect to the U.S. Borrower and its Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the U.S. Borrower or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements, (d) cash interest income of the U.S. Borrower and its Subsidiaries for such period and (e) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations

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and financing fees, all as calculated on a consolidated basis in accordance with GAAP; provided that (i) Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or any amendment of this Agreement or upon entering into a Permitted Receivables Financing, (ii) annual agency fees paid to the Term Administrative Agent, the Revolving Administrative Agent and/or the Collateral Agent and (iii) historical Cash Interest Expense shall be deemed to be (x) for the fiscal quarter ended June 30, 2006, U.S.$19.3 million, (y) for the fiscal quarter ended September 30 2006, U.S. $17.9 million and (z) for the period beginning October 1, 2006 through and including the Closing Date U.S.$6.0 million.

A “Change in Control” shall be deemed to occur if:

(a) at any time prior to an initial public offering of Equity Interests described in clause (c) below, (i) Holdings shall fail to own, directly or indirectly, beneficially and of record 80% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the U.S. Borrower, (ii) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by Persons who were neither (A) nominated by the board of directors of Holdings or a Permitted Holder, (B) appointed or approved by directors so nominated nor (C) appointed or approved by a Permitted Holder or (iii) a “Change in Control” that results, or would with the giving of notice or passage of time or both result, in a default or a prepayment event shall occur under any Permitted Junior Debt;

(b) at any time prior to an initial public offering of Equity Interests described in clause (c) below, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least 51% of (i) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the U.S. Borrower or (ii) the common economic interest represented by the issued and outstanding Equity Interests of the U.S. Borrower; or

(c) at any time from and after an initial public offering of Equity Interests of (x) the U.S. Borrower or (y) Holdings or any other Person who, directly or indirectly, owns 80% of the issued and outstanding Equity Interests of the U.S. Borrower (each, including Holdings, a “Parent Company”), any Person or group (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders, shall own beneficially (as defined above), directly or indirectly, in the aggregate Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the U.S. Borrower or such Parent Company, as applicable, and the Permitted Holders own beneficially (as defined above), directly or indirectly, a smaller percentage of such ordinary voting power at such time than the Equity Interests owned by such other Person or group.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by

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such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean October 31, 2006, and “Closing” shall mean the making of the initial Loans on the Closing Date hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning given such term in the introductory paragraph of this Agreement.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit E, among the Borrower, Holdings, each Subsidiary Loan Party and the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Closing Date, the Collateral Agent shall have received from Holdings, the U.S. Borrower and each Subsidiary Loan Party a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person;

(b) on the Closing Date, the Collateral Agent shall be the beneficiary of a pledge of all the issued and outstanding Equity Interests of (i) the U.S. Borrower held by Holdings, (ii) each Subsidiary Loan Party directly owned on the Closing Date by any Loan Party and (iii) any other Subsidiary directly owned on the Closing Date by any Loan Party and 65% of the shares in the Euro Borrower held by Dresser International, Inc., except, in each case, to the extent that a pledge of such Equity Interests is not permitted under Section 9.22; and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party and, if applicable, Foreign Collateral Documents with respect to the shares of Foreign Subsidiaries owned by such Loan Party, in each case, to the extent permitted by Section 9.22;

(d) after the Closing Date and within the time period set forth in Section 5.10(c), all the outstanding Equity Interests directly owned by a Loan Party of

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any Person that becomes (i) a Subsidiary Loan Party or (ii) a Material Subsidiary after the Closing Date, shall have been pledged pursuant to the applicable Collateral Agreement, as applicable to the extent permitted under Section 9.22, and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or shall have otherwise received a pledge over such Equity Interests;

(e) all Indebtedness of the U.S. Borrower and each Subsidiary having an aggregate principal amount in excess of U.S.$5.0 million (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the U.S. Borrower and the Subsidiaries, and excluding, in the case of any Indebtedness that is owed to a Loan Party by a Foreign Subsidiary and secured by the assets of such Foreign Subsidiary, the security for such Indebtedness that consists of assets of a Foreign Subsidiary) that is owing to any Loan Party and is evidenced by a promissory note or an instrument shall have been pledged pursuant to the applicable Collateral Agreement, to the extent permitted under Section 9.22, and the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(f) all documents and instruments, including UCC financing statements necessary to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document, and the Collateral Agent shall have received insurance certificates evidencing that it has been named loss payee under all property damage insurance policies of the Loan Parties;

(g) subject to the Agreed Security Principles, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and the performance of its obligations thereunder;

(h) the Collateral Agent shall receive from the applicable Loan Parties the following documents and instruments relating to Material Real Property located in the United States that constitutes Collateral on the dates specified below:

(i) with respect to each Material Real Property located in the United States, within 90 days following the Closing Date, in the case of such Material Real Property, and on the date specified in Section 5.10, in the case of such after-acquired Material Real Property, a Mortgage duly authorized and executed, in form for recording in the recording office of each jurisdiction where such Material Real Property or such after-acquired Material Real Property to be encumbered thereby is situated, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the

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Collateral Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to Collateral Agent, which Mortgage and other instruments shall be effective to create and/or maintain a first priority Lien on such Material Real Property or such after-acquired Material Real Property, as the case may be, subject to no Liens other than Prior Liens and Permitted Encumbrances applicable to such Material Real Property or such after-acquired Material Real Property, as the case may be;

(ii) within 90 days following the Closing Date, with respect to each Material Real Property located in the United States, policies or certificates of insurance of the type required by Section 5.02;

(iii) within 90 days following the Closing Date, with respect to each Material Real Property located in the United States, UCC, judgment and tax Lien searches (in each case to the extent the same exists in the relevant jurisdiction) in form and substance satisfactory to the Collateral Agent;

(iv) within 90 days following the Closing Date, evidence acceptable to the Collateral Agent of payment by Borrower of all title insurance premiums, search and examination charges, mortgage, filing and recording taxes, fees and related charges required for the recording of the Mortgages and issuance of the title insurance policies referred to in clause (vi) below;

(v) within 90 days following the Closing Date, with respect to (a) each Material Real Property located in the United States, a fully paid policy of title insurance (or marked up commitment having the same effect of a title insurance policy) or a binding commitment from the Title Company to issue such title insurance each in the form approved by the Collateral Agent insuring the Lien of the Mortgage encumbering such Material Real Property as a valid first priority Lien (subject to this paragraph (v)) on the Material Real Property and fixtures described therein. Each policy of title insurance (or marked up commitment having the same effect of a title insurance policy) shall be in an amount reasonably satisfactory to the Collateral Agent and shall (a) be issued by the Title Company, (b) include such coinsurance and reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to the Collateral Agent, (c) have been supplemented by such endorsements or affirmative insurance (or, where such endorsements are not available, opinions of special counsel or other professionals reasonably acceptable to the Collateral Agent ) as shall be reasonably requested by the Collateral Agent and shall be available in the applicable jurisdiction at commercially reasonable rates (including, without limitation, endorsements on matters relating to usury, first loss, last dollar, revolving credit, doing business, variable rate, address, separate tax lot, subdivision, tie in or cluster, contiguity, road access and so-called comprehensive coverage over covenants and restrictions), (d) include such affidavits and instruments of indemnifications by Borrower and the applicable Subsidiary as shall be reasonably required to induce the Title Company to issue the policy or policies (or commitment) and endorsements contemplated in this paragraph and (e) contain no exceptions to title other than exceptions for Prior Liens, Permitted Encumbrances and other exceptions reasonably acceptable to the Collateral Agent. With respect to the legal descriptions

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attached to the Mortgages encumbering the Material Real Properties insured by the policies of title insurance described by this clause (v), in the event the Collateral Agent determines that any Mortgage does not include all of the real property which is owned by Borrower or a Material Subsidiary at that particular site, then upon written notice of the Collateral Agent, Borrower or its Material Subsidiary shall execute and deliver (at the sole cost and expense of Borrower) all necessary documentation, including without limitation an amendment to the applicable Mortgage, to cause the unencumbered portion of said real property to be included in such Mortgage;

(vi) within 90 days following the Closing Date, American Land Title Association/American Congress of Surveying and Mapping form update surveys for the Material Real Property located at Highway 3225 at 167 North, Alexandria, Louisiana and 85 Bodwell Street, Avon, Massachusetts (which may consist of updates to the surveys prepared in 2003) for which all necessary fees (where applicable) have been paid, and dated a date reasonably acceptable to the Collateral Agent, certified to the Collateral Agent and the issuer of the title insurance policies in a manner satisfactory to the Collateral Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and acceptable to the Collateral Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Collateral Agent; and

(vii) within 90 days following the Closing Date, with respect to each Material Real Property located in the United States, all such other items as shall be reasonably necessary in the opinion of counsel to the Lenders to create a valid and perfected first priority mortgage Lien on such Material Real Property subject only to Permitted Encumbrances and Prior Liens. Without limiting the generality of the foregoing, each of the Collateral Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank within 90 days following the Closing Date, favorable opinions of local counsel for the Loan Parties in (i) states in which the Material Real Properties are located, with respect to the enforceability and perfection of the Mortgages covering such Material Real Properties and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent and (ii) in states in which the Loan Parties party to such Mortgages are organized and formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of such Mortgages, in form and substance satisfactory to the Collateral Agent; and

(i) after the Closing Date and within the time period set forth in Section 5.14, the Collateral Agent shall have received each of the documents described in Section 5.14; and

(j) with respect to each of the items identified in this definition of “Collateral and Guarantee Requirement” (other than clause (i), which shall be governed by Section 5.14) that are required to be delivered on a date after the Closing Date, the Collateral

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Agent, in each case, may (in its sole discretion) extend such date on two separate occasions by up to 60 days on each such occasion.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and Term B Loan Commitment, (b) with respect to any Swingline Lender, its Swingline Commitment and (c) with respect to any Issuing Bank, its Letter of Credit Commitment, as applicable.

“Communications” shall have the meaning assigned to such term in Section 9.17.

“Consolidated Debt” at any date shall mean (without duplication) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit to the extent undrawn) and Indebtedness in respect of the deferred purchase price of property or services (other than services rendered by any employee or member of management in its capacity as such) of the U.S. Borrower and its Subsidiaries determined on a consolidated basis in the amount required by GAAP to be shown on a consolidated balance sheet of the U.S. Borrower on such date plus any Receivables Net Investment.

“Consolidated Net Debt” at any date shall mean Consolidated Debt on such date minus cash and Permitted Investments of the U.S. Borrower and its Subsidiaries on such date.

“Consolidated Net First Lien Debt” at any date shall mean Consolidated Debt on such date that is secured by a Lien on the Collateral that is otherwise pari passu with or senior to the Liens created under the Security Documents, including in any event all Indebtedness under the Loan Documents, on such date minus cash and Permitted Investments of the U.S. Borrower and its Subsidiaries on such date.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, on a consolidated basis; provided, however, that

(i) any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses related thereto) or income or expenses or charges (including any pension expense, casualty losses, severance expenses, facility closure expenses, system establishment costs, relocation expenses and other restructuring expenses, benefit plan curtailment expenses, bankruptcy reorganization claims, settlement and related expenses and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees and expenses related to the Transaction), in each case, shall be excluded; provided, that with respect to each nonrecurring item of $5.0 million or more, the U.S. Borrower shall have delivered to the Term Administrative Agent an officers’ certificate specifying and quantifying such item and stating that such item is a nonrecurring item,

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(ii) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Borrower) shall be excluded,

(iv) any net after-tax income or loss (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness (including obligations under Swap Agreements) shall be excluded,

(v) for purposes of calculating Excess Cash Flow, (A) the Net Income for such period of any Person that is not a subsidiary of such Person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payment in respect of equity paid in cash by such Person in excess of the amounts included in clause (A),

(vi) for purposes of calculating Excess Cash Flow, the Net Income for such period of any subsidiary (that is not a Loan Party) of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived (provided that the net loss of any such subsidiary shall be included to the extent funds are disbursed by such Person or any other subsidiary of such Person in respect of such loss and that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such subsidiary to the U.S. Borrower or another Subsidiary in respect of such period to the extent not already included therein),

(vii) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(viii) any noncash charges from the application of the purchase method of accounting in connection with any acquisition, to the extent such charges are deducted in computing such Consolidated Net Income shall be excluded,

(ix) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded,

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(x) any non-cash expenses (including write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets) shall be excluded, and

(xi) any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options, any restricted stock plan or other rights to officers, directors and employees of such Person or any of its subsidiaries shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the U.S. Borrower and the consolidated Subsidiaries, determined in accordance with GAAP, in each case as set forth on the consolidated balance sheet of the U.S. Borrower as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero, determined as the sum of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date for which Excess Cash Flow was a positive number, that is not (and, in the case of any Excess Cash Flow Period where the respective required date of prepayment has not yet occurred pursuant to Section 2.11(d), will not on such date of required prepayment be) required to be applied in accordance with Section 2.11(d).

“Cure Amount” shall have the meaning assigned to such term in Section 7.03(a).

“Cure Right” shall have the meaning assigned to such term in Section 7.03(a).

“Current Assets” shall mean, with respect to the U.S. Borrower and its Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the U.S. Borrower and its Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Permitted Receivables Financing is accounted for off-balance sheet, (x) gross accounts receivable comprising part of the Receivables Assets subject to such Permitted Receivables Financing less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” shall mean, with respect to the U.S. Borrower and its Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the U.S. Borrower and its Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any debt or Capital Lease Obligations, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions,

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(e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(ix) of the definition of such term.

“Debt Service” shall mean, with respect to the U.S. Borrower and its Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Defease” shall mean, with respect to any Letters of Credit, that the actions described in Section 2.22 have been taken in respect of such Letters of Credit.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the U.S. Borrower and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the U.S. Borrower and its Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (ix) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits, losses or capital of the U.S. Borrower and its Subsidiaries for such period to the extent that such provision for taxes was deducted in calculating Consolidated Net Income; adjusted for the tax effect of all adjustments made to Consolidated Net Income),

(ii) Interest Expense of the U.S. Borrower and its Subsidiaries for such period (net of interest income of the U.S. Borrower and its Subsidiaries for such period),

(iii) depreciation, amortization (including amortization of intangibles and deferred financing fees) and other non-cash expenses (including write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on the U.S. Borrower and its Subsidiaries for such period,

(iv) the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, other post-employment benefits, curtailment or other excess charges) (A) determined in accordance with GAAP or (B) otherwise of a type described in the preceding

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parenthetical and acceptable to the Term Administrative Agent; provided that with respect to each such restructuring charge of $5.0 million or more, the U.S. Borrower shall have delivered to the Term Administrative Agent an officers’ certificate specifying and quantifying such expense or charge and stating that such expense or charge is a restructuring charge,

(v) any other non-cash charges,

(vi) equity earnings or losses in Affiliates unless funds have been disbursed to such Affiliates by the U.S. Borrower or any Subsidiary of the U.S. Borrower,

(vii) other non-operating expenses,

(viii) the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties,

(ix) costs associated with, or in anticipation of or preparation for compliance with, the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith;

(x) accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and FASB Interpretation No. 47, and any similar accounting in prior periods;

(xi) extraordinary losses and unusual or non-recurring cash charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,

(xii) restructuring costs related to (A) acquisitions after the date hereof permitted under the terms hereof and (B) closure or consolidation of facilities,

(xiii) fees and expenses related to or resulting from the re-audit or restatement of financial statements of the U.S. Borrower and its Subsidiaries (including the fees of accountants, legal counsel and others engaged to perform services in connection therewith),

(xiv) fees payable and expenses incurred in connection with amendments or waivers of this Agreement, and

(xv) prepayment premiums, consent payments, tender offer fees and expenses and related costs associated with the prepayment of, or tender for and solicitation of consents with respect to, the Existing Secured Credit Agreement, the Existing Unsecured Loan Agreement, and Existing Notes, including any write-offs related thereto

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minus (b) the sum of (in each case without duplication and to the extent the respective amounts described in subclause (i) of this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined):

noncash items increasing Consolidated Net Income of the U.S. Borrower and its Subsidiaries for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required.

For purposes of determining EBITDA under this Agreement, EBITDA may include additional adjustments appropriate, in the reasonable determination of the U.S. Borrower as set forth in a certificate of the U.S. Borrower signed by its chief financial officer, to reflect the adjustments as set forth in Schedule 1.01(b).

For purposes of determining EBITDA under this Agreement, EBITDA will be deemed to be, for the three months ended June 30, 2006 and for the six months ended September 30, 2006, the amounts set forth on Schedule 1.01(c) for such periods.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Hazardous Material.

“Environmental Law” shall mean, collectively, all applicable federal, state, local or foreign laws, including common law, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, or natural resource damages, and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of or exposure to Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“RCRA”), the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq. and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state or local counterparts or equivalents.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

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“Equivalent” in Dollars of any currency on any date shall mean the equivalent in Dollars of such currency determined by using the quoted spot rate at which the Revolving Administrative Agent’s principal office in New York offers to exchange Dollars for such currency in New York prior to 4:00 p.m. (New York time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in any currency of Dollars shall mean the equivalent in such currency of Dollars determined by using the quoted spot rate at which the Revolving Administrative Agent’s principal office in New York offers to exchange such currency for Dollars in New York prior to 4:00 p.m. (New York time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the U.S. Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the U.S. Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA (other than PBGC premiums); (e) the receipt by the U.S. Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could be reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by the U.S. Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the U.S. Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the U.S. Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the U.S. Borrower or Subsidiary.

“EURIBO Rate” means, in relation to any Loan in Euro:

(a) the applicable Screen Rate; or

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(b) (if no Screen Rate is available for the Interest Period of that Loan) (i) the rate determined by the Revolving Administrative Agent to be the rate established by the European Banking Federation or, if such rate is not available, (ii) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Revolving Administrative Agent at its request quoted by Credit Suisse to leading banks in the European interbank market, as of 11:00 am Brussels time on the date which is two TARGET Days before the first day of the Interest Period, for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan.

“Euro” and “€” shall mean the single currency unit of the member states of the European Community that adopt or have adopted that currency unit as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Liabilities” shall have the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Loan” shall mean any Eurocurrency Term B Loan or Eurocurrency Revolving Loan.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Term B Loan” shall mean any Term B Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the U.S. Borrower and its Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of the U.S. Borrower and its Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,

(a) Debt Service for such Excess Cash Flow Period,

(b) (i) any voluntary prepayments of Term B Loans during such Excess Cash Flow Period, (ii) any permanent voluntary reductions during such Excess Cash Flow Period of Revolving Facility Commitments to the extent that an equal amount of

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Revolving Facility Loans was simultaneously repaid and (iii) any voluntary prepayment permitted hereunder of term Indebtedness, including Permitted Junior Debt, during such Excess Cash Flow Period (including, in the case of the Excess Cash Flow Period ended December 31, 2007, any such prepayment made after the Closing Date and on or prior to December 31, 2006) to the extent not financed, or intended to be financed, using the proceeds of the incurrence of Indebtedness or the issuance of Equity Interests, so long as the amount of such prepayment is not already reflected in Debt Service,

(c) (i) Capital Expenditures by the U.S. Borrower and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period (excluding Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered) that are paid in cash, and (ii) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder (less any amounts received in respect thereof as a return of capital),

(d) (i) Capital Expenditures that the U.S. Borrower or any Subsidiary shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that the U.S. Borrower shall deliver a certificate to the Term Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Financial Officer of the U.S. Borrower and certifying that to the best of such Financial Officer’s knowledge, such Capital Expenditures and the delivery of the related equipment will be made in the following excess Cash Flow Period, and (ii) the aggregate consideration that the U.S. Borrower or any Subsidiary shall, during such Excess Cash Flow Period, become obligated to make in respect of Permitted Business Acquisitions and other Investments permitted hereunder but that are not made during such Excess Cash Flow Period,

(e) Taxes paid in cash by the U.S. Borrower and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period (provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period) and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries,

(f) an amount equal to any increase in Working Capital of the U.S. Borrower and its Subsidiaries for such Excess Cash Flow Period,

(g) cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h) permitted dividends or distributions or repurchases of its Equity Interests paid in cash by the U.S. Borrower during such Excess Cash Flow Period and permitted dividends paid by the U.S. Borrower or by any Subsidiary to any Person other than the

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U.S. Borrower or any of the Subsidiaries during such Excess Cash Flow Period, in each case in accordance with Section 6.06,

(i) amounts paid in cash during such Excess Cash Flow Period on account of (x) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining EBITDA of the U.S. Borrower and its Subsidiaries in a prior Excess Cash Flow Period and (y) reserves or accruals established in purchase accounting,

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

(k) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the U.S. Borrower and its Subsidiaries or did not represent cash received by the U.S. Borrower and its Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period,

(l) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the U.S. Borrower and its Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, plus, without duplication,

(m) an amount equal to any decrease in Working Capital for such Excess Cash Flow Period,

(n) all proceeds received during such Excess Cash Flow Period of Capital Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions pursuant to Section 6.03 and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings),

(o) all amounts referred to in clause (c) above to the extent funded with the proceeds of the issuance of Equity Interests of, or capital contributions to, the U.S. Borrower after the Closing Date (to the extent not previously used to prepay Indebtedness (other than Revolving Facility Loans or Swingline Loans), made in any investment or capital expenditure or otherwise for any purpose resulting in a deduction to Excess Cash Flow in any prior Excess Cash Flow Period) or any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

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(p) to the extent any permitted Capital Expenditures and the corresponding delivery of equipment referred to in clause (d) above do not occur in the Excess Cash Flow Period of the U.S. Borrower specified in the certificate of the U.S. Borrower provided pursuant to clause (d) above, the amount of such Capital Expenditures that were not so made in the Excess Cash Flow Period of the U.S. Borrower specified in such certificates,

(q) cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(r) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(c)),

(s) to the extent deducted in the computation of EBITDA, cash interest income, and

(t) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by the U.S. Borrower or any Subsidiary thereof or (y) does not represent cash paid by the U.S. Borrower or any Subsidiary thereof, in each case on a consolidated basis during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each fiscal year of the U.S. Borrower ended December 31, 2007 or thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than the initial proceeds of a Permitted Receivables Financing completed by the U.S. Borrower or a Domestic Subsidiary that generates initial proceeds in excess of $50.0 million).

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net profits or alternative minimum taxes and similar taxes imposed by the United States of America or by the jurisdiction under the laws of which such recipient is organized or in which its principal office (or other fixed place of business) is located or, in the case of any Lender or Issuing Bank, in which its applicable lending office is located or any jurisdiction in which such recipient is otherwise engaged in a trade or business as a result of transactions unrelated to the Loan Documents (except to the extent such tax is imposed because of a connection between a Loan Party and the jurisdiction imposing the tax), (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above and (c) other than in the case of an assignee pursuant to a request by such Loan Party under Section 2.19(b), any withholding tax imposed by the United States or by the jurisdiction under the laws of which such Loan Party is

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organized or in which its principal office (or other fixed place of business) is located that is in effect and would apply to amounts payable hereunder to such Lender or Issuing Bank or other recipient at the time such Lender or Issuing Bank or other recipient becomes a party to any Loan Document (or designates a new lending office), except to the extent that such Lender or Issuing Bank or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.17(a) or Section 2.17(c), and (d) any taxes attributable to such Lender’s or such other recipient’s failure (other than as a result of a Change in Law) to comply with Section 2.17(e); provided, however, that the term “Excluded Taxes” shall not include any taxes that are imposed or otherwise due as a result of any action undertaken by one or more of such Agent, Lender or Issuing Bank to collect funds due hereunder or under any other Loan Document or enforce or exercise its rights or pursue any remedy provided hereunder or under any other Loan Document.

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.01(a).

“Existing Notes” means the U.S. Borrower’s 9 3/8% senior subordinated notes due 2011.

“Existing Secured Credit Agreement” means the Credit Agreement dated as of April 10, 2001 (as heretofore amended) among the U.S. Borrower, the Parent, the Euro Borrower, the lenders party thereto and Morgan Stanley, as Administrative Agent.

“Existing Unsecured Loan Agreement” means the Credit Agreement dated as of March 1, 2004 (as heretofore amended) among the U.S. Borrower, the lenders party thereto and Morgan Stanley, as Administrative Agent.

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are two Facilities, i.e., the Term B Loan Facility and the Revolving Facility.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by, in the case of calculation of the Federal Funds Effective Rate in connection with the Revolving Facility, the Revolving Administrative Agent or, in the case of calculation of the Federal Funds Effective Rate in connection with the Term B Loan Facility, the Term Administrative Agent, from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter dated August 29, 2006, as amended in accordance with its terms, by and among the U.S. Borrower, the Term Administrative Agent and the Joint Lead Arrangers and that certain letter agreement dated September 13, 2006, as amended in accordance with its terms, by and among the U.S. Borrower,

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the Term Administrative Agent, the Revolving Administrative Agent and the Joint Lead Arrangers.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Financial Performance Covenants” shall mean the covenants of the U.S. Borrower set forth in Sections 6.11 and 6.12.

“First Lien Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Net First Lien Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the U.S. Borrower most recently ended as of such date; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“Foreign Collateral Documents” means each security agreement (or other applicable agreement under local law) and each document required under applicable local law to obtain a validly perfected first-priority security interest in Equity Interests of a Foreign Subsidiary directly owned by a Loan Party, (b) in the case of the Euro Borrower, in the intercompany notes and intercompany loans owing to it and (c) in the case of the U.S. Borrower, in the intercompany note owing to it by D&G Italia S.p.A., in each case, to the extent permitted by Section 9.22 (it being understood that the items set forth in Section 5.14 do not violate Section 9.22).

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia and any Subsidiary of a Foreign Subsidiary.

“Funds” means First Reserve Corporation and Odyssey Investment Partners Fund, LP.

“Fund Affiliate” shall mean (i) each Affiliate of the Funds that is neither a portfolio company nor a company controlled by a portfolio company and (ii) each general partner of the Fund or any Fund Affiliate who is a partner or employee of First Reserve Corporation or Odyssey Investment Partners Fund, L.P.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

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“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, hazardous or toxic wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, toxic mold or radon gas, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Improvements” shall have the meaning assigned to such term in the Mortgages.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (other than Existing Notes outstanding after the Closing Date), (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, and all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities maturing within 365 days after the incurrence thereof and other operating liabilities not overdue by more than 120 days or being contested in good faith, in each case incurred in the ordinary course of business), (d) all Guarantees by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) all payments that

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such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined in respect of outstanding Swap Agreements (such payments in respect of any Swap Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Swap Agreement), (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Credit Agreement) and (ii) in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information Memorandum” shall mean (a) the Confidential Information Memorandum dated September 2006, as modified or supplemented prior to the Closing Date.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Interest Coverage Ratio” shall have the meaning assigned to such term in Section 6.11.

“Interest Election Request” shall mean a request by the relevant Borrower to convert or continue a Term B Borrowing or a Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any Person other than the U.S. Borrower or a Subsidiary Loan Party, and (b) without duplication, capitalized interest of such Person. For purposes of the foregoing, (i) gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the U.S. Borrower and its Subsidiaries with respect to Swap Agreements and (b) there shall be excluded interest payable on the Existing Notes after the Closing Date.

“Interest Payment Date” shall mean (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of

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any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each calendar quarter and (c) with respect to any Swingline Loan, the last day of each calendar quarter.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available), as the U.S. Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11, provided, unless the Term Administrative Agent shall otherwise agree, that prior to the earlier of the 31st day after the Closing Date and the date on which the Term Administrative Agent, has notified the U.S. Borrower that the primary syndication of the Facilities has been completed, the U.S. Borrower shall only be permitted to request Interest Periods of seven days (it being understood that notwithstanding anything else in this Agreement to the contrary, if on the last day of any such seven day Interest Period the primary syndication of the Facilities shall not have been completed, a new seven day Interest Period will begin on such day with respect to each such Borrowing and no notice by a Borrower shall be required with respect thereto); provided further, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Issuing Bank” shall mean each of Credit Suisse, Wells Fargo and each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(k). A Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joint Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“L/C Disbursement” shall mean a payment or disbursement made by a Issuing Bank pursuant to a Letter of Credit, including, for the avoidance of doubt, a payment or disbursement made by a Issuing Bank pursuant to a Letter of Credit upon or following the reinstatement of such Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time (calculated, in the case

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of Letters of Credit and L/C Disbursements denominated in currencies other than Dollars, by reference to the Equivalent thereof in Dollars at such time). The L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 9.04.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04 or to fund its portion of any unreimbursed payment under Section 2.05(d) when obligated to do so, or (ii) a Lender having notified in writing the relevant Borrower and the Term Administrative Agent or the Revolving Administrative Agent (as applicable) that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.06.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05 and shall include the Existing Letters of Credit.

“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05, expressed as a Dollar amount, as such commitment may be (a) ratably reduced from time to time upon any reduction in the Revolving Facility Commitments pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Issuing Bank under Section 9.04. The amount of each Issuing Banks’ Letter of Credit Commitment as of the Closing Date is set forth in Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Issuing Bank shall have assumed its Letter of Credit Commitment, as applicable. The aggregate amount of Letter of Credit Commitments on the Closing Date is U.S.$150.0 million.

“Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the U.S. Borrower most recently ended as of such date; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“LIBO Rate” means (i) in relation to any Eurocurrency Borrowing denominated in Dollars:

(a) the applicable Screen Rate; or

(b) (if no Screen Rate is available for the currency or Interest Period of that Eurocurrency Borrowing) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to, in the case of the Term Loan B Facility, the Term Administrative Agent or, in the case of calculation of the Revolving Facility, the

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Revolving Administrative Agent, at its request quoted by Credit Suisse to leading banks in the London interbank market,

as of 11:00 a.m. London time, on the Quotation Day for the offering of deposits in the currency of that Eurocurrency Borrowing and for a period comparable to the Interest Period for that Eurocurrency Borrowing and (ii) in relation to any Eurocurrency Borrowing denominated in Euros, the EURIBO Rate.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities (other than the right of a purchaser arising under an agreement to dispose of such securities in a disposition permitted under this Agreement).

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents and any promissory note issued under Section 2.09(e).

“Loan Parties” shall mean Holdings, each Borrower and each Subsidiary Loan Party.

“Loans” shall mean the Term B Loans, the Revolving Facility Loans and the Swingline Loans (and shall include any Replacement Term B Loans and any Loans under the New Revolving Facility Commitments or New Term B Commitments).

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time. The Loans and Commitment of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Holdings or the U.S. Borrower, as the case may be, on the Closing Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Holdings or the U.S. Borrower, as the case may be, was approved by a vote of a majority of the directors of Holdings or the U.S. Borrower, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of Holdings or the U.S. Borrower, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of Holdings or the U.S. Borrower, as the case may be.

“Management Notes” shall mean the subordinated notes issued by the U.S. Borrower, any Subsidiary or any Parent Company to existing or former employees, officers, consultants or directors of the U.S. Borrower, any Subsidiary or any Parent Company in

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consideration for such Person’ Equity Interests in the U.S. Borrower, any Subsidiary or any Parent Company, in each case subordinated to the Obligations on terms and conditions reasonably satisfactory to the Term Administrative Agent.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (a) a materially adverse effect on the business, operations, properties, assets or financial condition of the U.S. Borrower and the Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any Issuing Bank, or any Agent under, any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the U.S. Borrower or any Subsidiary in an aggregate principal amount exceeding U.S.$25.0 million.

“Material Real Property” shall mean any Real Property located in the U.S. and owned in fee by a Loan Party on the Closing Date having an estimated fair market value (in the good faith judgment of such Loan Party) exceeding U.S.$7.5 million (including in any event the Real Property identified on Schedule 3.17(a) as “Real Property Subject to a Mortgage”) and any after-acquired Real Property owned by a Loan Party having a gross purchase price exceeding U.S.$7.5 million at the time of acquisition and located in the U.S.

“Material Subsidiary” shall mean each Subsidiary of the U.S. Borrower now existing or hereafter acquired or formed by the U.S. Borrower which, on a consolidated basis for such Subsidiary and its Subsidiaries, (a) for the applicable Calculation Period accounted for more than 1.5% of the consolidated revenues of the U.S. Borrower and its Subsidiaries or (b) as of the last day of such Calculation Period, was the owner of more than 1.5% of the Consolidated Total Assets of the U.S. Borrower and its Subsidiaries; provided that at no time shall the total assets of all Subsidiaries that are not Material Subsidiaries exceed, for the applicable Calculation Period, 5.0% of the Consolidated Total Assets of the U.S. Borrower and its Subsidiaries; provided further that “Material Subsidiary” shall in any event include each Loan Party (other than the U.S. Borrower or Holdings).

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean all Material Real Property that shall be subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents and other security documents delivered on the Closing Date pursuant to Section 4.02(e) or after the Closing Date pursuant to Section 5.10, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, each substantially in the form of Exhibit D, with such changes thereto as shall be acceptable to the Collateral Agent, including all such changes as may be required to account for local law matters.

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“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA or has within any time of the preceding five plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the U.S. Borrower or any Wholly-Owned Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets) to any Person of any asset or assets of the U.S. Borrower or any Subsidiary (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (g), (i), (j), (l) or (m)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto or pursuant to Permitted Junior Debt) and any cash reserve for adjustment in respect of the sale price of such asset, including pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof, provided that, if no Event of Default exists and the U.S. Borrower shall deliver a certificate of the U.S. Borrower signed by a Responsible Officer to each of the Term Administrative Agent and the Revolving Administrative Agent promptly following receipt of any such proceeds setting forth the U.S. Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business or otherwise invest in the business of the U.S. Borrower and the Subsidiaries, or make investments pursuant to Section 6.04(j), in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent (1) not so used within such 12-month period and (2) not contracted to be used within such 12-month period and not used within 18 months of such receipt, and provided further that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed U.S.$10.0 million and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed U.S.$20.0 million, and

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(b) 100% of the cash proceeds from the incurrence, issuance or sale by the U.S. Borrower or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the U.S. Borrower or any of its Affiliates shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of either of the Funds.

“New Commitments” shall have the meaning assigned to such term in Section 2.20.

“New Lender” shall have the meaning assigned to such term in Section 2.20.

“New Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.20.

“New Revolving Facility Lender” shall have the meaning assigned to such term in Section 2.20.

“New Term B Commitments” shall have the meaning assigned to such term in Section 2.20.

“New Term B Lender” shall have the meaning assigned to such term in Section 2.20.

“New Term B Loan” shall have the meaning assigned to such term in Section 2.20.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-U.S. Lender” shall have the meaning assigned to such term in Section 2.17(e).

“Obligations” shall mean all amounts owing to any of the Agents or any Lender pursuant to the terms of this Agreement or any other Loan Document.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Parent Company” shall have the meaning assigned to such term in clause (c) of the definition of “Change in Control” in Section 1.01.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

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“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Annex I to the Collateral Agreement or any other form approved by the Collateral Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer (unless, in the case of an unsolicited offer, the board of directors of the target entity approves the acquisition prior to the consummation thereof) and (b) immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws except as could not reasonably be expected to have a Material Adverse Effect; and (iii) (A) the U.S. Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the covenants contained in Sections 6.11 and 6.12 recomputed as at the last day of the most recently ended fiscal quarter of the U.S. Borrower and its Subsidiaries, and, if the total consideration in respect of such acquisition exceeds U.S.$75.0 million, the U.S. Borrower shall have delivered to each of the Term Administrative Agent and the Revolving Administrative Agent a certificate of the U.S. Borrower signed by a Responsible Officer to such effect, together with all relevant financial information for such Subsidiary or assets, and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01).

“Permitted Cure Security” shall mean (i) a common equity security of the U.S. Borrower or, if the proceeds of such security are contributed to the U.S. Borrower, a Parent Company or (ii) any other equity security of the U.S. Borrower or, if the proceeds of such security are contributed to the U.S. Borrower, a Parent Company, having no mandatory redemption, repurchase or similar requirements prior to 91 days after the Term B Maturity Date, and upon which all dividends or distributions (if any) shall be payable solely in additional shares of such equity security, except if such dividends or distributions would comply with the provisions of Section 6.06.

“Permitted Encumbrances” shall mean with respect to each Real Property, those Liens and other encumbrances permitted by paragraphs (b), (d), (e), (h), (k), (m) and (o) of Section 6.02, provided, however, that in the case of those Liens and other encumbrances permitted by clause (o) of Section 6.02 and as described in clauses (i) and (ii) of this definition, in the event any Loan Party shall constitute the lessor under any such lease or sublease, no Lien or encumbrance created or permitted to be incurred thereby shall be permitted hereunder except to the extent such Lien or encumbrance would otherwise constitute a Permitted Encumbrance.

“Permitted Holder” shall mean each of (i) First Reserve Corporation and each of its Affiliates that is neither a portfolio company nor a company controlled by a portfolio company and (ii) Odyssey Investment Partners Fund, LP and each of its Affiliates that is neither a portfolio company nor a company controlled by a portfolio company; provided, that the

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ownership interest in the U.S. Borrower or any Parent Company held by all entities referred to in clause (ii) of this definition shall at no time be greater than the ownership interest held by all entities referred to in clause (i) of this definition.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America, any member state of the European Union or any agency thereof or obligations guaranteed by the United States of America, any member state of the European Union or, any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America or any state thereof or any member state of the European Union having capital, surplus and undivided profits in excess of U.S.$250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above or (e) below entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the U.S. Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, by any member state of the European Union or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least U.S.$500.0 million; and

(h) other time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 2% of the total assets of the U.S. Borrower and the Subsidiaries, on a consolidated basis, as of the end of the U.S. Borrower’s most recently completed fiscal year.

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“Permitted Junior Debt” shall mean (a) unsecured subordinated Indebtedness issued or incurred by the U.S. Borrower, (b) unsecured senior Indebtedness issued by the U.S. Borrower and (c) senior secured second-lien Indebtedness of the U.S. Borrower, (i) the terms of which, in the case of each of clauses (a), (b) and (c), (1) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is six months after the Term B Maturity Date (or such later date that is the latest final maturity date of any incremental extension of credit), (2) provide for covenants and events of default (A) that are customary for Indebtedness of a similar nature as such Permitted Junior Debt or (B) to which the Term Administrative Agent has not objected, after being afforded a period of five Business Days to review the terms of such Permitted Junior Debt, (3) in the case of unsecured subordinated Indebtedness, provide for subordination of payments in respect of such Indebtedness to the Obligations and guarantees thereof under the Loan Documents on terms (A) that are customary for unsecured subordinated high yield debt securities or (B) to which the Term Administrative Agent has not objected, after being afforded a period of five Business days to review such terms and (4) in the case of senior secured second-lien Indebtedness, provides for lien subordination and lien enforcement restrictions (A) that are customary for second-lien loans or (B) to which the Term Administrative Agent has not objected, after being afforded a period of five Business Days to review such provisions and the terms of such second-lien Indebtedness and (ii) in respect of which no Subsidiary that is not an obligor under the Loan Documents is an obligor; provided that immediately prior to and after giving effect to any incurrence of Permitted Junior Debt (i) no Event of Default shall have occurred and be continuing or would result therefrom (which condition shall be deemed satisfied upon delivery by the U.S. Borrower to the Term Administrative Agent of a certificate to such effect) and (ii) the U.S. Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Permitted Junior Debt, the application of the proceeds therefrom and any other substantially concurrent transactions (including any substantially concurrent acquisition or disposition of assets), with the covenants contained in Sections 6.11 and 6.12 recomputed as at the last day of the most recently ended fiscal quarter of the U.S. Borrower and its Subsidiaries for which financial information was required to be provided pursuant to Section 5.04.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to the U.S. Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of the U.S. Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by the U.S. Borrower or any Subsidiary (other than a Special Purpose Receivables Subsidiary), (B) the aggregate Receivables Net Investment since the Closing Date shall not exceed U.S.$175.0 million at any time, (C) the Board of Directors of the U.S. Borrower shall have determined in good faith that each such Permitted Receivables

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Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the U.S. Borrower and the applicable Special Purpose Receivables Subsidiary, (D) all sales of Receivables Assets or interests therein to any Special Purpose Receivables Subsidiary are made at fair market value (as determined in good faith by the U.S. Borrower), and (E) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the U.S. Borrower) and may include representations, warranties, covenants, indemnities and guarantees of performance which the U.S. Borrower has determined in good faith to be customary in a receivables financing including those relating to the servicing of the assets of a Special Purpose Receivables Subsidiary, it being understood and agreed that any obligation of a seller of receivables to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or by other event relating to the seller, shall be deemed customary.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms (A) consistent with then-prevailing market terms for subordination of comparable Indebtedness or (B) to which the Term Administrative Agent has not objected after being afforded a period of five Business Days to review such terms, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms (A) consistent with then-prevailing market terms for Lien subordination of comparable Indebtedness or (B) to which the Term Administrative Agent has not objected after being afforded a period of at least five Business Days to review such terms.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any Multiemployer Plan or employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or if

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such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Prior Liens” shall mean Liens that, pursuant to the provisions of any Security Document or Section 6.02, are permitted to be superior to the Lien of any Security Document.

“Pro Forma Adjusted EBITDA” shall mean, with respect to the U.S. Borrower and its Subsidiaries on a consolidated basis for any period, the EBITDA for such period adjusted (a) with pro forma adjustments as required or permitted by Regulation S-X of the Securities Act, (b) in a manner consistent with Schedule 1.01(b) and (c) giving effect to such other adjustments as shall be reasonably acceptable to the Term Administrative Agent.

“Pro Forma Basis” shall mean, as to any Person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):

in making any determination of EBITDA, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated); and

in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case, not to finance any acquisition) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a

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pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the U.S. Borrower and, for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that the U.S. Borrower delivers to each of the Term Administrative Agent and the Revolving Administrative Agent (i) a certificate of the U.S. Borrower signed by a Financial Officer setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

“Projections” shall mean the projections of the U.S. Borrower and its Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders, the Term Administrative Agent or the Revolving Administrative Agent by or on behalf of the U.S. Borrower or any of its Subsidiaries prior to the Closing Date.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.

“Real Property” shall mean, collectively, all right, title and interest of the U.S. Borrower or any other Subsidiary in and to any and all parcels of real property owned or operated by the U.S. Borrower or any other Subsidiary together with all Improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the U.S. Borrower or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing completed by the U.S. Borrower or a Domestic Subsidiary the initial proceeds of which exceed $50.0 million, in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

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“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Term B Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Refinancing” shall mean the repayment of principal and interest of, the payment of any required premium in respect of, the payment of all amounts in connection with a tender offer, redemption and/or consent solicitation and, where applicable, the termination of commitments in respect of, the Existing Secured Credit Agreement, the Existing Unsecured Credit Agreement and the Existing Notes.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Relevant Borrower” shall mean (a) in respect of the Term B Loan Facility and the Swingline Commitment, the U.S. Borrower and (b) in respect of the Revolving Facility, the Borrower to whom a Revolving Facility Loan is made or for whose account a Letter of Credit is issued.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Replacement Term B Loans” shall have the meaning assigned to such term in Section 9.08(e).

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“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) all L/C Exposures, (y) all Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Loans, L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, (i) 50%, if the Leverage Ratio at the end of such Excess Cash Flow Period is greater than 3.00 to 1.00 and (ii) 0%, if the Leverage Ratio at the end of such Excess Cash Flow Period is equal to or less than 3.00 to 1.00.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Revolving Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Availability Period” shall mean the period from the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings, and Letters of Credit, the date of termination of the Revolving Facility Commitments.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as a Dollar amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial Dollar amount of each Revolving Facility Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Revolving Facility Commitments on the date hereof is U.S.$150.0 million.

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“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time (calculated, in the case of Revolving Facility Loans denominated in currencies other than Dollars, by reference to the Equivalent thereof in Dollars at such time), (b) the Swingline Exposure at such time and (c) the L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans outstanding at such time and (b) such Revolving Facility Lender’s Revolving Facility Percentage of the Swingline Exposure and L/C Exposure at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans (including any New Revolving Facility Lenders).

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b) or a New Revolving Facility Lender pursuant to Section 2.20. Each Revolving Facility Loan shall be a Eurocurrency Revolving Loan or an ABR Revolving Loan.

“Revolving Facility Maturity Date” shall mean October 31, 2012.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Screen Rate” means:

(a) in relation to the LIBO Rate, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b) in relation to the EURIBO Rate, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Term Administrative Agent (with respect to the Term B Loan Facility) or the Revolving Administrative Agent (with respect to the Revolving Facility) may specify another page or service displaying the appropriate rate after consultation with the applicable Borrower and the Lenders.

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“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreements.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, pursuant to the definition of Collateral and Guarantee Requirement, pursuant to Section 5.10 or pursuant to Section 5.14.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the U.S. Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the U.S. Borrower or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the U.S. Borrower or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

“Statutory Reserve Percentage” shall mean, for any Interest Period, the reserve percentage applicable two Business days before the first day of such Interest Period under regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities related to the basis on which the interest rate on Eurocurrency Loans is determined) having a term equal to such Interest Period.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“Subsidiary” shall mean a subsidiary; provided that unless the context otherwise requires, “Subsidiary” shall mean a subsidiary of the U.S. Borrower.

“Subsidiary Loan Party” shall mean each direct Wholly Owned Subsidiary of the U.S. Borrower that (a) is (i) a Domestic Subsidiary and (ii) a Material Subsidiary, and (b) is not (i) a Special Purpose Receivables Subsidiary, (ii) a Subsidiary listed on Schedule 1.01(d) or (iii) a Subsidiary whose guarantee of the Obligations is prohibited under Section 9.22.

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“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the U.S. Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the U.S. Borrower substantially in the form of Exhibit C-2.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments on the Closing Date is U.S.$15.0 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Wells Fargo, in its capacity as a lender of Swingline Loans, and/or any other Revolving Facility Lender designated as such by the U.S. Borrower after the Closing Date that is reasonably satisfactory to the U.S. Borrower and the Revolving Administrative Agent and executes a counterpart to this Agreement as a Swingline Lender.

“Swingline Loans” shall mean the swingline loans made to the U.S. Borrower pursuant to Section 2.04.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Term B Borrowing” shall mean a Borrowing comprised of Term B Loans.

“Term B Lender” shall mean a Lender with a Term B Loan Commitment or with outstanding Term B Loans (including any New Term B Lender).

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“Term B Loan Commitment” shall mean with respect to each Lender, the amount set forth on Schedule 2.01. The aggregate amount of the Term B Loan Commitments on the Closing Date is U.S.$785.0 million.

“Term B Loan Facility” shall mean the Term B Loan Commitments and the Term B Loans made hereunder.

“Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Term B Loans” shall mean the term loans made by the Lenders to the U.S. Borrower pursuant to Section 2.01(a) or 2.20 (including New Term B Loans).

“Term B Maturity Date” shall mean October 31, 2013.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the U.S. Borrower then most recently ended (taken as one accounting period).

“Title Company” shall mean LandAmerica, or such other nationally recognized title company as shall be reasonably acceptable to the Collateral Agent.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Loan Documents, including (a) the consummation of the Refinancing or other actions that satisfy the provisions of Section 4.02(f); (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder; and (c) the payment of all fees and expenses owing in connection with the foregoing.

“Trigger Date” shall mean the date of delivery of financial statements for the first fiscal quarter ending after the Closing Date and after the delivery of the 2005 Audited Financial Statements.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean (i) the Uniform Commercial Code as in effect in the applicable state of jurisdiction and (ii) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Patriot Act” shall have the meaning assigned to such term in Section 3.08(a).

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“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the U.S. Borrower and its Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the U.S. Borrower notifies the Term Administrative Agent that the U.S. Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Term Administrative Agent notifies the U.S. Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that, notwithstanding the foregoing, upon and following the acquisition of any business or new Subsidiary in accordance with this Agreement, in each case that would not constitute a “significant subsidiary” for purposes of Regulation S-X, financial items and information with respect to such newly-acquired business or Subsidiary that are required to be included in determining any financial calculations and other financial ratios contained herein for any period prior to such acquisition shall not be required to be in accordance with GAAP so long as the U.S. Borrower is able to reasonably estimate pro forma adjustments in respect of such acquisition for such prior periods, and in each case such estimates are made in good faith and are factually supportable.

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SECTION 1.03. Effectuation of Transfers. Each of the representations and warranties of the U.S. Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Term B Lender agrees (i) to make Term B Loans to the U.S. Borrower on the Closing Date in Dollars in a principal amount that will not result in the aggregate amount of such Lender’s Term B Loans exceeding such Lender’s Term B Loan Commitment;

(b) Subject to the terms and conditions set forth herein, each Revolving Facility Lender agrees to make Revolving Facility Loans to the U.S. Borrower and the Euro Borrower, in Dollars, Euros, Pounds Sterling, Canadian Dollars, Japanese Yen or Swedish Krona, in each case from time to time during the Revolving Facility Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (ii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Facility Loans.

(c) Amounts repaid or prepaid in respect of Term B Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type and in the same currency made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.07 and Section 2.21, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Relevant Borrower may request in accordance herewith.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of a L/C Disbursement as contemplated by Section 2.05(d). At the time that

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each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of a L/C Disbursement as contemplated by Section 2.05(d). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) six (6) Eurocurrency Borrowings outstanding under each of the Term B Loan Facility and (ii) twenty (20) Eurocurrency Borrowings outstanding under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or the Term B Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Relevant Borrower shall notify the Term Administrative Agent, with respect to Term B Borrowings, or the Revolving Administrative Agent, with respect to Revolving Facility Borrowings, of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of a L/C Disbursement as contemplated by Section 2.05(d) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, of a written Borrowing Request in a form approved by the Term Administrative Agent or the Revolving Administrative Agent, as applicable, and signed by the Borrower making such Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Facility Borrowing or a Term B Borrowing;

(ii) in the case of a Revolving Facility Borrowing, the Borrower in respect of such Revolving Facility Borrowing;

(iii) the aggregate amount of the requested Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

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(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto; and

(vii) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower requesting such Eurocurrency Borrowing shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Term Administrative Agent, with respect to Term B Borrowings, or the Revolving Administrative Agent, with respect to Revolving Facility Borrowings, shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans in Dollars to the U.S. Borrower from time to time during the Revolving Facility Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (y) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the U.S. Borrower shall notify the Revolving Administrative Agent and the Swingline Lenders of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy) not later than 4:00 p.m., New York City time on the day of the proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested Swingline Borrowing, (iii) the term of such Swingline Loan and (iv) the location and number of the U.S. Borrower’s account to which funds are to be disbursed. Each Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 5:00 p.m., New York City time, to the account of the U.S. Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of a L/C Disbursement as provided in Section 2.05(d), by remittance to the applicable Issuing Bank).

(c) A Swingline Lender may by written notice given to the Revolving Administrative Agent (and to the other Swingline Lenders) not later than 10:00 a.m., New York City time on any Business Day, require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Revolving Administrative Agent will give notice thereof to each such Lender, specifying in such notice

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such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Revolving Administrative Agent for the account of the applicable Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Revolving Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Revolving Administrative Agent shall notify the U.S. Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Revolving Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the U.S. Borrower (or other party on behalf of the U.S. Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Revolving Administrative Agent; any such amounts received by the Revolving Administrative Agent shall be promptly remitted by the Revolving Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Revolving Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the U.S. Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the U.S. Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit for its own account in a form reasonably acceptable to the applicable Issuing Bank and in any freely tradeable and transferable currency acceptable to the applicable Issuing Bank in its sole discretion (it being understood that in any event Dollars and Euros are currencies acceptable to each Issuing Bank), at any time and from time to time during the Revolving Facility Availability Period and prior to the date that is five (5) Business Days prior to the Revolving Facility Maturity Date. A Letter of Credit shall be issued, amended (except an amendment to reduce the face amount), renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Relevant Borrower shall be deemed to represent and warrant that) (i) after giving effect to such issuance, amendment, renewal or extension, the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments and (ii) the aggregate available amount of all Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment.

(b) Expiration Date. (i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date two (2) years after the date of the issuance of such

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Letter of Credit (or, in the case of any renewal or extension thereof, two years after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Facility Maturity Date; provided that any Letter of Credit with a two-year tenor may provide for the automatic renewal thereof for additional two-year periods (which, in no event, shall extend beyond the date referred to in clause (B) of this paragraph (b)(i)).

(ii) Notwithstanding the foregoing, each Borrower may request the issuance of one or more Letters of Credit that expire at or prior to the close of business on the date that is five (5) Business Days prior to the Revolving Facility Maturity Date; provided that the L/C Exposure in respect of Letters of Credit issued pursuant to this Section 2.05(b)(ii) shall not at the time of issuance exceed the Equivalent of U.S.$20.0 million at any one time outstanding. The Existing Letters of Credit shall be treated as Letters of Credit for all purposes hereunder.

(c) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Revolving Administrative Agent in Dollars, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank not reimbursed by the Relevant Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Relevant Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower for which such Letter of Credit was issued shall reimburse such L/C Disbursement by paying to the Revolving Administrative Agent an amount equal to the Equivalent of such L/C Disbursement in Dollars, not later than 5:00 p.m., New York City time, on the Business Day immediately following the date such Borrower receives notice under Section 2.05(i) of such L/C Disbursement, provided that such Borrower may, whether or not the conditions to borrowing set forth herein are satisfied, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing or an Eurocurrency Revolving Loan in an Equivalent amount in Dollars and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing or Eurocurrency Revolving Loan. If the Relevant Borrower fails to reimburse any L/C Disbursement when due, then the Revolving Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Relevant Borrower and, in the

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case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Revolving Administrative Agent in Dollars, its Revolving Facility Percentage of the payment then due from the Relevant Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Revolving Administrative Agent shall promptly pay to the applicable Issuing Bank in Dollars, the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Revolving Administrative Agent of any payment from any Borrower pursuant to this paragraph, the Revolving Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse L/C Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Relevant Borrower’s obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct. Neither the Revolving Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Relevant Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Relevant Borrower to the extent permitted by applicable law) suffered by the Relevant Borrower that are determined by a court having jurisdiction to have been caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance

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with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f) Cash Collateralization. If the Administrative Agents shall take the actions described in Section 7.01 to declare the Loans due and payable and terminate the Commitments, the Borrowers agree jointly and severally to, immediately upon receipt of the notice referred to in such Section 7.01, deposit in an account (the “L/C Cash Collateral Account”) with the Revolving Administrative Agent, in the name of the Revolving Administrative Agent and for the benefit of the Lenders, an amount in Dollars in cash equal to the L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in Dollars, without demand or other notice of any kind. The Borrowers agree jointly and severally to deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit pursuant to this paragraph or pursuant to Section 2.11(b) shall be held by the Revolving Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Revolving Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Revolving Administrative Agent and (ii) at any other time, the U.S. Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrowers, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Revolving Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and to the Revolving Facility Lenders to the extent such Lenders have reimbursed such Issuing Bank and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the U.S. Borrower as and to the extent that, after giving effect to such return, the Borrowers would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(g) In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by either Borrower to, or entered into by either Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(h) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an

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automatic renewal in accordance with Section 2.05(b)(i)) or extension of an outstanding Letter of Credit), the Relevant Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Revolving Administrative Agent (two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the relevant Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(i) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Revolving Administrative Agent and the Relevant Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Relevant Borrower and the Revolving Facility Lenders of their obligations to reimburse such Issuing Bank with respect to any such L/C Disbursement.

(j) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Relevant Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Relevant Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (d) of Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(k) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Revolving Administrative Agent and the successor Issuing Bank. The Revolving Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

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(l) Additional Issuing Banks. From time to time, the U.S. Borrower may by notice to the Revolving Administrative Agent, designate up to three Lenders (in addition to Credit Suisse) that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Revolving Administrative Agent as Issuing Banks. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Revolving Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(m) Reporting. Unless otherwise requested by the Revolving Administrative Agent, each Issuing Bank shall (i) provide to the Revolving Administrative Agent, copies of any notice received from the Borrowers pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Revolving Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Revolving Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information as the Revolving Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Revolving Administrative Agent. If requested by any Lender, the Revolving Administrative Agent shall provide copies to such Lender of the reports referred to in clause (ii) of the preceding sentence and a summary of such reports on a monthly basis.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds, in Dollars or the applicable currency, by 12:00 noon, New York City time, to the account of, in the case of a Loan made under the Term B Loan Facility, the Term Administrative Agent or, in the case of a Loan made under the Revolving Facility, the Revolving Administrative Agent, most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Term Administrative Agent or the Revolving Administrative Agent, as applicable, will make such Loans available to the Relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of the Relevant Borrower maintained with the Term Administrative Agent or the Revolving Administrative Agent, as applicable, in New York City or as otherwise agreed between the Relevant Borrower and the Term Administrative Agent or the Revolving Administrative Agent, as applicable, and designated by the Relevant Borrower in the Borrowing Request; provided that ABR Revolving Loans, Swingline Borrowings and Eurocurrency Revolving Loans made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(d) shall be remitted by the Revolving Administrative Agent to the applicable Issuing Bank.

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(b) Unless the Term Administrative Agent or the Revolving Administrative Agent, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to such Administrative Agent such Lender’s share of such Borrowing, such Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, then the applicable Lender and the Relevant Borrower severally agree to pay to such Administrative Agent, forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Relevant Borrower to but excluding the date of payment to such Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by, in the case of calculation of the interbank compensation rate in connection with the Term B Loan Facility, the Term Administrative Agent or, in the case of calculation of the interbank compensation rate in connection with the Revolving Facility, the Revolving Administrative Agent, in accordance with banking industry rules on interbank compensation or (ii) in the case of the Relevant Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Relevant Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued into Base Rate Loans.

(a) To make an election pursuant to this Section, the Relevant Borrower shall notify, in the case of Term B Loans, the Term Administrative Agent or, in the case of Revolving Loans, the Revolving Administrative Agent, of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Relevant Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, of a written Interest Election Request in a form approved by the Term Administrative Agent or the Revolving Administrative Agent, as applicable, and signed by the Relevant Borrower.

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(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by the a Borrower requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Term Administrative Agent or the Revolving Administrative Agent, as applicable, shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Relevant Borrower shall be deemed to have converted such Borrowing to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Term Administrative Agent or the Revolving Administrative Agent, as applicable, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Relevant Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date. The parties hereto acknowledge that the Term B Loan Commitments will terminate at 5 p.m. New York City time on the Closing Date.

(a) The U.S. Borrower may at any time terminate, or from time to time reduce, the Commitments under any Facility; provided that (i) each reduction of the Commitments under any Facility shall be in an amount that is an integral multiple of U.S.$500,000 and not less than U.S.$2.0 million (or, if less, the remaining amount of the

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Revolving Facility Commitments) and (ii) the U.S. Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments (after giving effect to any Defeasance of Letters of Credit).

(c) The U.S. Borrower shall notify the Revolving Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Revolving Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the U.S. Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the U.S. Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the U.S. Borrower (by notice to the Revolving Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Revolving Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to such Borrower on the Revolving Facility Maturity Date, (ii) to the Term Administrative Agent for the account of each Term B Lender the then unpaid principal amount of each Term B Loan of such Lender to such Borrower on such dates and in such amounts as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Revolving Facility Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least seven Business Days after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing (other than a Borrowing that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(d)) is made by a Borrower, such Borrower shall repay all Swingline Loans then outstanding.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Each of the Term Administrative Agent and the Revolving Administrative Agent shall maintain accounts in which it shall record, in respect of the Term B Loan Facility or Revolving Facility, as applicable, (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by the Term Administrative Agent or the Revolving

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Administrative Agent, as applicable, hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Term Administrative Agent or the Revolving Administrative Agent, as applicable, to maintain such accounts or any error therein shall not in any manner affect the obligation of each Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to the Borrowers be evidenced by a promissory note substantially in the form of Exhibit G-1 or Exhibit G-2, as applicable. In such event, each Relevant Borrower shall prepare, execute and deliver to such Lender a promissory note in such form payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Repayment of Term B Loans and Revolving Facility Loans.

(a) (i) Subject to adjustment pursuant to paragraph (c) of this Section, the U.S. Borrower shall repay Term B U.S. Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (each such date being referred to as a “Term B Loan Installment Date”):

Date	Borrower Amount
March 31, 2007	U.S.$1,962,500
June 30, 2007	U.S.$1,962,500
September 30, 2007	U.S.$1,962,500
December 31, 2007	U.S.$1,962,500
March 31, 2008	U.S.$1,962,500
June 30, 2008	U.S.$1,962,500
September 30, 2008	U.S.$1,962,500
December 31, 2008	U.S.$1,962,500
March 31, 2009	U.S.$1,962,500
June 30, 2009	U.S.$1,962,500
September 30, 2009	U.S.$1,962,500
December 31, 2009	U.S.$1,962,500
March 31, 2010	U.S.$1,962,500
June 30, 2010	U.S.$1,962,500
September 30, 2010	U.S.$1,962,500
December 31, 2010	U.S.$1,962,500
March 31, 2011	U.S.$1,962,500
June 30, 2011	U.S.$1,962,500
September 30, 2011	U.S.$1,962,500

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Date	Borrower Amount
December 31, 2011	U.S.$1,962,500
March 31, 2012	U.S.$1,962,500
June 30, 2012	U.S.$1,962,500
September 30, 2012	U.S.$1,962,500
December 31, 2012	U.S.$1,962,500
March 31, 2013	U.S.$1,962,500
June 30, 2013	U.S.$1,962,500
Term B Maturity Date	U.S.$733,975,000

In the event that any New Term B Loans are made on an Increased Amount Date, the amount due on each Term B Loan Installment Date (other than the Term B Maturity Date) occurring after the Increased Amount Date shall increase by an amount equal to 1/4 of 1% of the principal amount of such New Term B Loans, with the remaining principal amount of such New Term B Loans being repaid on the Term B Maturity Date.

(a) To the extent not previously paid, all Term B Loans shall be due and payable on the Term B Maturity Date.

(b) Prepayment of the Term B Borrowings from all Net Proceeds pursuant to Section 2.11(c), Excess Cash Flow pursuant to Section 2.11(d) and any optional prepayments pursuant to Section 2.11(a) shall be applied to the Term B Loan Facility as directed by the U.S. Borrower.

(c) At the option of the U.S. Borrower, as notified to the Term Administrative Agent (who shall promptly notify the Term B Lenders) at least five Business Days before the date on which any prepayment pursuant to Section 2.11(c) or 2.11(d) is required to be made, any Lender holding Term B Loans shall have the option (in its sole discretion) to elect, on not less than two Business Days’ prior written notice to the Term Administrative Agent with respect to any mandatory prepayment made pursuant to Section 2.11(c) or Section 2.11(d), not to have such prepayment applied to such Lender’s Term B Loans, in which case, the full amount not so applied may be retained by the U.S. Borrower and no Loan Party shall thereafter be required to make any prepayment from such amount.

(d) Prior to any repayment of any Borrowing under any Facility hereunder, the Relevant Borrower shall select the Borrowing or Borrowings under the applicable Facility to be repaid and shall notify the Term Administrative Agent, with respect to Term B Borrowings, or the Revolving Administrative Agent, with respect to Revolving Facility Borrowings, by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., New York City time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility

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Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Borrowing hereunder, the U.S. Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Revolving Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., New York City time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans; L/C Cash Collateral. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.08(c).

(b) If on any date, the Revolving Administrative Agent notifies the U.S. Borrower that, on the last day of any month, the aggregate Revolving Facility Credit Exposure on such date exceeds the sum of (i) 100% of the aggregate Revolving Facility Commitments of the Lenders on such date and (ii) the amount then on deposit in the L/C Cash Collateral Account, the U.S. Borrower and each other Borrower shall, as soon as practicable and in any event within two Business Days following such date, prepay the outstanding principal amount of any Revolving Facility Loans owing by the Borrowers in an aggregate amount (or deposit cash collateral in an account with the Revolving Administrative Agent pursuant to Section 2.05(f)) sufficient to eliminate such excess. The Revolving Administrative Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Borrowers and the Lenders.

(c) The Borrowers shall apply all Net Proceeds upon receipt thereof to prepay Term B Borrowings in accordance with paragraphs (c) and (d) of Section 2.10.

(d) Not later than the date on which the U.S. Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the U.S. Borrower will deliver to each of the Term Administrative Agent and the Revolving Administrative Agent a certificate of the U.S. Borrower signed by a Financial Officer setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail. Not later than five Business Days thereafter, the U.S. Borrower shall apply an aggregate amount equal to the Required Percentage of Excess Cash Flow to prepay Term B Borrowings in accordance with paragraphs (c) and (d) of Section 2.10.

SECTION 2.12. Fees. (a) The U.S. Borrower agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Revolving Administrative Agent, 10 Business Days after the last day of March, June, September and December in each year, and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the average daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date and ending with the date on which the Revolving Credit Commitments of such Lender shall be terminated) at the rate per annum set forth under the caption “Commitment Fee” below based upon the Leverage Ratio as of the most

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recent determination date; provided that until the Trigger Date, the Leverage Ratio shall be deemed to be Category 1.

Leverage Ratio	Commitment Fee
Category 1
Greater than 2.50 to 1.00	0.50%
Category 2
Equal to or less than 2.50 to 1.00	0.375%

All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero as to all Lenders other than the Swingline Lender, and the entire outstanding Swingline Loan shall be deemed outstanding to the Swingline Lender. The Commitment Fee due to each Lender shall begin to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein.

(b) The U.S. Borrower from time to time agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Revolving Administrative Agent, 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (a “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the average daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date and ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period. The U.S. Borrower from time to time agrees to pay to each Issuing Bank, for its own account, (x) a fronting fee in the amount separately agreed with such Issuing Bank, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The U.S. Borrower agrees to pay to, in the case of fees payable to the Term Administrative Agent, the Term Administrative Agent, and in the case of fees payable to the Revolving Administrative Agent, the Revolving Administrative Agent, for the account of the Term Administrative Agent or the Revolving Administrative Agent, as applicable, the fees set forth in the Fee Letter and in the fee letter, dated as of August 29, 2006, between the U.S. Borrower and the Term Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (all such fees, collectively, the “Administrative Agent Fees”).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, for

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distribution, if and as appropriate, among the applicable Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13. Interest. (a) Each Borrower shall pay interest on the unpaid principal amount of each ABR Loan made to such Borrower at the Alternate Base Rate plus the Applicable Margin.

(a) Each Borrower shall pay interest on the unpaid principal amount of each Eurocurrency Loan made such Borrower at the Adjusted LIBO Rate for the Interest Period in effect for such Eurocurrency Loan plus the Applicable Margin.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such Borrower shall pay interest on such overdue amount, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(c) Accrued interest on each Loan shall be payable by the Relevant Borrower in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments and (iii) in the case of the Term B Loans, on the Term B Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Facility Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Term Administrative Agent or the Revolving Administrative Agent, as applicable, and such determination shall be conclusive absent manifest error.

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SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing (the currency of such Borrowing herein called the “Affected Currency”):

(a) the applicable Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the Affected Currency for such Interest Period; or

(b) the applicable Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the applicable Administrative Agent shall give notice thereof to the U.S. Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until such Administrative Agent notifies the U.S. Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective and such Borrowing shall (A) if the Affected Currency is Dollars, be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (B) if the Affected Currency is a currency other than Dollars, bear interest at such rate as the Majority Lenders under the Revolving Facility shall agree adequately reflects the costs to the Revolving Facility Lenders of making the Loans comprising such Borrowing in the Affected Currency (any such rate, at any time with respect to any Affected Currency, the “Applicable Cost of Funds Rate”), (ii) if any Borrowing Request requests a Eurocurrency Borrowing (A) in Dollars and Dollars is the Affected Currency, such Borrowing shall be made as an ABR Borrowing or (B) in the Affected Currency and such currency is not Dollars, such Borrowing Request shall be ineffective.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein (except, in each case, for Taxes, which shall be governed exclusively by Section 2.17);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) to any Borrower or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by

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such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) (except, in each case, for Taxes, which shall be governed exclusively by Section 2.17), then such Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or any of the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the U.S. Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the U.S. Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the U.S. Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan, other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the Relevant Borrower shall compensate each

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Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (but not the Applicable Margin) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the U.S. Borrower and shall be conclusive absent manifest error. The U.S. Borrower shall pay or cause the Relevant Borrower to pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any Other Taxes payable on account of any obligation of such Loan Party and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify each Agent, each Lender and each Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (other than Indemnified Taxes or Other Taxes resulting from the gross negligence or willful misconduct of such Agent, Lender or Issuing Bank and without duplication of any amounts indemnified under Section 2.17(a)) paid by such Agent, Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation for such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Term Administrative Agent or the Revolving Administrative Agent, as applicable, on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error of the Lender, the

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Issuing Bank or the Term Administrative Agent or the Revolving Administrative Agent, as applicable.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Term Administrative Agent or the Revolving Administrative Agent, as applicable.

(e) Each Lender, Agent or Issuing Bank that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the U.S. Borrower and to, in the case of tax forms delivered in connection with the Term B Loan Facility, the Term Administrative Agent or, in the case of tax forms delivered in connection with the Revolving Facility, the Revolving Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either (i) U.S. Internal Revenue Service Form W-8IMY, (ii) Form W-8BEN (claiming the benefits of an applicable treaty), (iii) Form W-8ECI, or (iv) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and a Form W-8BEN, or, in each case, any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the U.S. Borrower under this Agreement and the other Loan Documents. The forms delivered pursuant to this Section shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the U.S. Borrower and each Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certificate to the applicable Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Each Non-U.S. Lender that provides a Form W-8IMY must also attach the additional documentation that must be transmitted with the Form W-8IMY, including the appropriate forms described in this Section. Any Lender, Agent or Issuing Bank that is entitled to an exemption from or reduction of withholding Tax otherwise indemnified against by a Loan Party pursuant to this Section 2.17 with respect to payments under any Loan Document shall deliver to the U.S. Borrower or the relevant Governmental Authority (with a copy to the Term Administrative Agent or the Revolving Administrative Agent, as applicable), to the extent such Lender, Agent or Issuing Bank is legally entitled to do so, at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the applicable Borrower to permit such payments to be made without such withholding tax or at a reduced rate; provided that in such Lender’s judgment such completion, execution or submission would not materially prejudice such Lender. Each Lender, Agent or Issuing Bank that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the U.S. Borrower and the relevant Agent two copies of Internal Revenue Service Form W-9 (or successor form). Such forms shall be

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delivered by each such Lender, Agent or Issuing Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each such Lender, Agent or Issuing Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender, Agent or Issuing Bank. Each such Lender, Agent or Issuing Bank shall promptly notify the U.S. Borrower and the relevant Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the U.S. Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(f) If an Agent, Lender or Issuing Bank determines, in good faith and in its sole discretion, that it has received a refund of any taxes in respect of or calculated with reference to Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, Lender or Issuing Bank (including any Taxes imposed with respect to such refund) as is determined by the Agent, Lender or Issuing Bank in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Agent, Lender or Issuing Bank, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Lender or Issuing Bank in the event such Agent, Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent, Lender or Issuing Bank to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person. In addition, upon the reasonable request by a Borrower, each Lender, Agent and Issuing Bank shall cooperate with such Borrower to obtain a refund of any taxes in respect of or calculated with reference to Indemnified Taxes as to which such Lender, Agent or Issuing Bank has been indemnified by a Loan Party or with respect to which a Loan Party has paid to or for the account or on behalf of such Lender, Agent or Issuing Bank additional amounts pursuant to this Section 2.17.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Term Administrative Agent or the Revolving Administrative Agent, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to, in the case of payments made in respect of the Term B Loan Facility, the Term Administrative Agent or, in the case of payments made in connection with the Revolving Facility, the Revolving Administrative Agent, to the applicable account designated to the Relevant Borrower by the Term Administrative Agent or the Revolving Administrative Agent, as applicable; except payments to be made directly to the applicable Issuing Bank or the applicable

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Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the Persons entitled thereto. The Term Administrative Agent or the Revolving Administrative Agent, as applicable, shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan, (ii) reimbursement obligations with respect to any Letter of Credit or (iii) any other amount due hereunder or under any other Loan Document shall be made in Dollars, except that principal payments, interest payments and reimbursement obligations in respect of Loans and Letters of Credit denominated in currencies other than Dollars shall be payable in the applicable currency. Any payment required to be made by the Term Administrative Agent or the Revolving Administrative Agent, as applicable, hereunder shall be deemed to have been made by the time required if the Term Administrative Agent or the Revolving Administrative Agent, as applicable, shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Term Administrative Agent or the Revolving Administrative Agent, as applicable, to make such payment.

(b) If at any time insufficient funds are received by and available to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, from a Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Term B Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term B Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term B Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term B Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a

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Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary (as to which the provisions of this paragraph (c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Term Administrative Agent or the Revolving Administrative Agent, as applicable, shall have received notice from the Relevant Borrower prior to the date on which any payment is due to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Term Administrative Agent or the Revolving Administrative Agent, as applicable, may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, at the greater of the Federal Funds Effective Rate and a rate determined by the Term Administrative Agent or the Revolving Administrative Agent, as applicable, in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(c) or (d), 2.06(b) or 2.18(d), then the Term Administrative Agent or the Revolving Administrative Agent, as applicable, may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Term Administrative Agent or the Revolving Administrative Agent, as applicable, for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The relevant Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b) If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then such Loan Party may, at its sole expense and effort, upon notice to such Lender and to, in the case of notice in connection with the Term B Loan Facility, the Term Administrative Agent or, in the case of notice in connection with the Revolving Facility, the Revolving Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Loan Party shall have received the prior written consent of, in the case of consent in connection with the Term B Loan Facility, the Term Administrative Agent or, in the case of consent in connection with the Revolving Facility, the Revolving Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Loan Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Loan Party may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the U.S. Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, provided that: (a) such Lender shall have received, concurrently with such assignment, a purchase price equal to the outstanding principal amount of its Loans and (to the extent funded by such Lender) participations in L/C Disbursements and Swingline Loans, together with accrued interest thereon, accrued fees and all other amounts payable to it hereunder and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the U.S. Borrower, the Term Administrative Agent or the Revolving Administrative Agent, as applicable, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.20. Increase in Revolving Facility Commitments and/or Term B Loan Commitments. (a) New Commitments. At any time following the completion of the syndication of the Facilities (as reasonably determined by the Term Administrative Agent), the U.S. Borrower may by written notice to each of the Term Administrative Agent and Revolving Administrative Agent elect to request an increase to the existing Revolving Facility Commitments (any such increase, the “New Revolving Facility Commitments”) and/or the Term

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B Loan Commitments (any such increase, the “New Term B Commitments” and together with the New Revolving Facility Commitments, if any, the “New Commitments”), by an amount not in excess of U.S.$250.0 million in the aggregate or a lesser amount in integral multiples of U.S.$25.0 million. Such notice shall specify the date (an “Increased Amount Date”) on which the U.S. Borrower proposes that the New Commitments and, in the case of New Term B Commitments, the date for borrowing, as applicable, be made available, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Term Administrative Agent. The U.S. Borrower shall notify the Term Administrative Agent and/or the Revolving Administrative Agent, as applicable, in writing of the identity of each Revolving Facility Lender, Term B Lender or other financial institution reasonably acceptable to the Administrative Agent (each, a “New Revolving Facility Lender,” a “New Term B Lender” or generally, a “New Lender”) to whom the New Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective as of such Increased Amount Date, and in the case of New Term B Commitments, such new Term B Loans in respect hereof (“New Term B Loans”) shall be made on such Increased Amount Date; provided that (1) (A) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments and Loans (which condition shall be deemed satisfied upon delivery by the U.S. Borrower to the Term Administrative Agent of a certificate to such effect) and (B) the U.S. Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to the incurrence of such New Commitments and Loans, the application of the proceeds therefrom and any other substantially concurrent transactions (including any substantially concurrent acquisition or disposition of assets), with the covenants contained in Sections 6.11 and 6.12 recomputed as at the last day of the most recently completed fiscal quarter of the U.S. Borrower and its Subsidiaries for which financial information was required to be delivered; (2) such increase in the Revolving Facility Commitments and/or the Term B Loan Commitments shall be evidenced by one or more joinder agreements executed and delivered to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, by each New Lender, as applicable, and each shall be recorded in the register, each of which shall be reasonably satisfactory to, in the case of New Term B Commitments, the Term Administrative Agent or, in the case of New Revolving Facility Commitments, the Revolving Administrative Agent, and subject to the requirements set forth in Section 2.15(e); and (3) the Borrowers shall make any payments required pursuant to Section 2.16 in connection with the provisions of the New Commitments.

(b) On any Increased Amount Date on which New Revolving Facility Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Facility Lenders shall assign to each of the New Revolving Facility Lenders, and each of the New Revolving Facility Lenders shall purchase from each of the existing Revolving Facility Lenders, at the principal amount thereof, such interests in the outstanding Revolving Facility Loans and participations in Letters of Credit and Swingline Loans outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such Revolving Facility Loans and participations in Letters of Credit and Swingline Loans being held by existing Revolving Facility Lenders and New Revolving Facility Lenders ratably in accordance with their Revolving Facility Commitments after giving effect to the addition of such New Revolving Facility Commitments to the

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Revolving Facility Commitments, (ii) each New Revolving Facility Commitment shall be deemed for all purposes a Revolving Facility Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Facility Loan and have the same terms as any existing Revolving Facility Loan and (iii) each New Revolving Facility Lender shall become a Lender with respect to the Revolving Facility Commitments and all matters relating thereto.

(c) On any Increased Amount Date on which New Term B Loan Commitments are effected and borrowed, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term B Loan Commitment shall be deemed for all purposes a Term B Loan Commitment and each Loan made thereunder shall be deemed, for all purposes, a Term B Loan, (ii) each New Term B Lender shall become a Lender with respect to the Term B Loan Commitments and all matters relating thereto and (iii) the New Term B Loans shall have the same terms as the existing Term B Loans and be made by each New Term B Lender on the Increased Amount Date. All New Term B Loans made on any Increased Amount Date will be made in accordance with the procedures set forth in Section 2.03.

(d) The Term Administrative Agent or the Revolving Administrative Agent, as applicable, shall notify the Lenders promptly upon receipt of the Borrower’s notice of an Increased Amount Date and, in respect thereof, the New Commitments and the New Lenders.

SECTION 2.21. Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans in any applicable currency, then, on notice thereof by such Lender to the U.S. Borrower through the Term Administrative Agent or the Revolving Administrative Agent, as applicable, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings, as the case may be, shall be suspended until such Lender notifies the Term Administrative Agent or the Revolving Administrative Agent, as applicable, and the U.S. Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the U.S. Borrower shall, upon demand from such Lender (with a copy to the Term Administrative Agent or the Revolving Administrative Agent, as applicable), convert all such Eurocurrency Borrowings of such Lender in such applicable currency to Eurocurrency Borrowings into another currency available under this Agreement that is not then subject to this Section 2.21 or, if there is no such currency, to ABR Borrowings, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.22. Defeasance of Letters of Credit.

The Borrowers may, upon not less than three Business Days’ prior notice to the Revolving Administrative Agent stating that it is exercising its rights under this Section 2.22 (which shall promptly notify all of the Revolving Credit Lenders), take the following actions (all of which shall be effected simultaneously):

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(i) terminate the Revolving Credit Commitments in accordance with Section 2.08,

(ii) pay or prepay in accordance with Section 2.09 the principal of and interest on all Revolving Credit Loans and Swingline Loans and pay all L/C Disbursements, fees and other amounts outstanding hereunder and under the other Loan Documents that are payable in connection with Revolving Credit Loans and Letters of Credit, and

(iii) provide to each Issuing Bank either or both (or a combination of both) of (i) cash collateral for the Borrowers’ reimbursement obligations for each Letter of Credit issued by such Issuing Bank then outstanding in amount equal to the sum of (A) 101% of (and in the same currency as) the undrawn amount of such Letter of Credit, under arrangements reasonably satisfactory to such Issuing Bank and (B) in Dollars, the letter of credit fees hereunder that will accrue for the period from the date of Defeasance of such Letter of Credit to the date of scheduled expiration of such Letter of Credit (taking into account extensions) or (ii) (A) a letter of credit issued to such Issuing Bank covering the Borrowers’ reimbursement obligations for (and in the same currency as) each Letter of Credit issued by such Issuing Bank then outstanding in amount equal to the sum of 101% of the undrawn amount of such Letter of Credit together with (B) an additional letter of credit issued to such Issuing Bank in an amount (in Dollars) equal to the letter of credit fees hereunder that will accrue for the period from the date of the issuance of such letter of credit to the date of scheduled expiration of such Letter of Credit (taking into account extensions), the form and issuer of each such letter of credit to be satisfactory to such Issuing Bank.

Upon the completion of the actions described in clauses (i), (ii) and (iii) of this Section 2.22, (x) the obligations of the Revolving Credit Lenders under Section 2.05(c) and (d) shall terminate and (y) the obligations of the Borrowers under Section 2.12(a) and 2.12(b) shall terminate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and each Borrower represents and warrants to each of the Lenders with respect to itself and each of its respective Subsidiaries that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, each Borrower and each of the Subsidiaries (a) is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization except for such failures to be in good standing which could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

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SECTION 3.02. Authorization. The execution, delivery and performance by Holdings, each Borrower and each of the Subsidiaries of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) have been duly authorized by all corporate, stockholder, limited liability company or partnership action required to be obtained by such Borrower and such Subsidiaries and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, any Borrower or any such Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, lease, agreement or other instrument to which Holdings, any Borrower or any such Subsidiary is a party or by which any of them or any of their respective property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, any Borrower or any such Subsidiary, other than the Liens created by the Loan Documents.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, (c) recordation of the Mortgages, (d) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04, and (e) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements. (a) There has heretofore been furnished to the Lenders:

(i) The unaudited consolidated balance sheets as of December 31, 2005 and the related unaudited combined statements of income and cash flows for the year ended December 31, 2005 of the U.S. Borrower and its Subsidiaries, and such financial

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statements, taken as a whole, fairly present in all material respects the consolidated financial position of the Acquired Business as of the dates thereof and its consolidated results of operations and cash flows for the period then ended; and

(ii) The unaudited interim consolidated balance sheet as of June 30, 2006, and the related unaudited interim combined statements of income and cash flows for the six months ended June 30, 2006 of the U.S. Borrower, and such financial statements, taken as a whole, fairly present the consolidated financial position of the U.S. Borrower as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to year-end audit adjustments and absence of footnotes).

(b) There has heretofore been furnished to the Lenders the pro forma consolidated balance sheet of the U.S. Borrower as of June 30, 2006, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet to (i) be prepared in good faith based on assumptions that are believed by the U.S. Borrower to be reasonable as of the Closing Date (it being understood that such assumptions are based on good faith estimates with respect to certain items and that the actual amounts of such items on the Closing Date is subject to variation)) and calculated in the manner set forth in Schedule 1.01(b), (ii) accurately reflects all adjustments necessary to give effect to the Transactions and (iii) presents fairly, in all material respects, the pro forma financial position of the U.S. Borrower and its Subsidiaries as of June 30, 2006, as if the Transactions had occurred on such date.

SECTION 3.06. No Material Adverse Effect. Since December 31, 2005, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each Borrower and each of the Subsidiaries has valid record fee simple title to, all Mortgaged Properties, subject solely to Permitted Encumbrances and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Borrower and each of the other Subsidiaries have maintained, in all material respects and in accordance with normal industry practice, all of the machinery, equipment, vehicles, facilities and other tangible personal property now owned or leased by such Borrower and the other Subsidiaries that is necessary to conduct their business as it is now conducted. All such Mortgaged Properties are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or arising by operation of law or in the ordinary course of business.

(b) Each Borrower and each of the Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, each Borrower and each of the Subsidiaries have valid title to or valid leasehold interests (subject to Permitted Encumbrances) in all real property set forth on Schedules 3.17(a) and (b), except as could not reasonably be expected to have a

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Material Adverse Effect, and such real property is all the real property reasonably necessary for the conduct of the business and operations of the U.S. Borrower and the Subsidiaries as currently conducted.

(d) Each Borrower and each of the Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) As of the Closing Date, none of any Borrower or any of its Subsidiaries has received any actual, written notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date, except as set forth on Schedule 3.07(e).

(f) None of any Borrower or any of its Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

(g) Schedule 3.07(g) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the U.S. Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the U.S. Borrower or by any such Subsidiary, indicating the ownership thereof.

(h) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Borrower, or any of the Subsidiaries except as set forth on Schedule 3.07(h).

SECTION 3.08. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.08(a), there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of any Borrower, threatened in writing against or affecting, any Borrower or any of the Subsidiaries or any business, property or rights of any such Person (i) as of the Closing Date, that involve any Loan Document or the Transactions or (ii) which individually could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected, individually or in the aggregate, to materially adversely affect the Transactions. Neither any Borrower nor, to the knowledge of any of the Loan Parties, any of its Affiliates is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S. Patriot Act”).

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(b) Except as set forth in Schedule 3.08(b), none of the Borrowers, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09. Federal Reserve Regulations. (a) None of the Borrowers and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.10. Investment Company Act. None of the Borrowers or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11. Use of Proceeds. The Borrowers will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, the consummation of the Acquisition and the Transactions). The U.S. Borrower will use proceeds of Term B Loans solely to consummate the Transactions.

SECTION 3.12. Tax Returns. Except as set forth on Schedule 3.12:

(a) Each Borrower and its subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is complete and accurate in all material respects and (ii) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which such Borrower or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves;

(b) Each Borrower and its subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

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(c) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each Borrower and its subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

SECTION 3.13. No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning any Borrower, its respective Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and required to be provided under the terms of the Loan Documents to any Lenders, the Term Administrative Agent or the Revolving Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date, and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(a) The Projections and estimates and information of a general economic nature prepared by or on behalf of either Borrower or any of its representatives and that have been made available to any Lenders, the Term Administrative Agent or the Revolving Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrowers to be reasonable as of the date thereof, as of the date such Projections and estimates were furnished to the Initial Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrowers.

SECTION 3.14. Employee Benefit Plans. (a) Except as could not reasonably be expected to have a Material Adverse Effect, each Plan has been administered in compliance with the applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder). No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(a) Except as could not reasonable be expected to have a Material Adverse Effect, all foreign pension schemes sponsored or maintained by the U.S. Borrower and each of its Subsidiaries, if any, is maintained in accordance with the requirements of applicable foreign law.

SECTION 3.15. Environmental Matters. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a) no written notice, request for information, order, complaint, Environmental Claim or penalty has been received by any Borrower or any of the Subsidiaries, and there are no judicial,

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administrative or other actions, suits or proceedings pending or to the best knowledge of the Responsible Officers and any officers having primary responsibility for environmental matter, threatened against any Borrower or any of the Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to any Borrower or any of its Subsidiaries, (b) each Borrower and each of the other Subsidiaries has all permits necessary for its operations as currently conducted to comply with all applicable Environmental Laws and is, and has been, in compliance with the terms of such permits and with all other applicable Environmental Laws except for non-compliances which have been resolved and the costs of such resolution have been paid, (c) each Borrower and each of the other Subsidiaries have made available to each of the Term Administrative Agent and the Revolving Administrative Agent prior to the date hereof the most recent environmental assessment with respect to the operations of such Borrower and the Subsidiaries, (d) to the best knowledge of the Responsible Officers, and any officers having primary responsibility for environmental matters, of each Borrower and each of the Subsidiaries, no Hazardous Material is located at any property currently owned, operated or leased by such Borrower or any of the other Subsidiaries that would reasonably be expected to give rise to any liability or Environmental Claim of such Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by any Borrower or any of the Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any liability or Environmental Claim of the U.S. Borrower or any of its Subsidiaries under any Environmental Laws, (e) to the best knowledge of the Responsible Officers, and any officers having primary responsibility for environmental matters, of each Borrower and each of Subsidiaries, there are no acquisition agreements pursuant to which the U.S. Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Term Administrative Agent and the Revolving Administrative Agent prior to the date hereof, and (f) to the best knowledge of the Responsible Officers, and any officers having primary responsibility for environmental matters, of each Borrower and each of the Subsidiaries, there are no landfills or disposal areas located at, on, in or under the assets of any Borrower or any Subsidiary.

SECTION 3.16. Mortgages. The Mortgages executed and delivered after the Closing Date pursuant to clause (h) of the Collateral and Guarantee Requirement and Section 5.10 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Encumbrances.

SECTION 3.17. Location of Real Property. (a) Schedule 3.17(a) lists completely and correctly as of the Closing Date each Real Property which is located in the U.S. and owned by each Borrower and the Subsidiary Loan Parties, the address or location thereof and the state in which such property is located.

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(b) Schedule 3.17(b) lists completely and correctly as of the Closing Date each Real Property located in the U.S. and leased to at a current annual rent in excess of U.S. $120,000 leased by each Borrower and the Subsidiary Loan Parties, the address or location thereof.

SECTION 3.18. Solvency. (a) Immediately after giving effect to the Transactions (i) the fair value of the assets of each Borrower (individually) and each Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of each Borrower (individually) and each Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of each Borrower (individually) and each Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Borrower (individually) and such Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Borrower (individually) and each Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Borrower (individually) and each Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) No Borrower intends to, and no Borrower believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.19. Insurance. Schedule 3.19 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of each Borrower and its Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. Each Borrower believes that the insurance maintained by or on behalf of it and its Subsidiaries is adequate.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of (a) the Lenders (including the Swingline Lenders) to make Loans and (b) any Issuing Bank to issue, amend, extend or renew Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Credit Event:

(a) The Term Administrative Agent or the Revolving Administrative Agent, as applicable, shall have received, in the case of a Borrowing, a Borrowing Request as

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required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Term Administrative Agent or the Revolving Administrative Agent, as applicable, shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) (except, in the case of the Borrowing on the Closing Date, for the representation and warranty set forth in Section 3.06).

(c) At the time of and immediately after such Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

(d) In the case of the first Borrowing by the Euro Borrower hereunder, the Term Administrative Agent shall have received the opinion referred to in Section 5.15.

Each Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit) shall be deemed to constitute a representation and warranty by the applicable Borrower on the date of such Credit Event, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On the Closing Date:

(a) The Term Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Term Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Each of the Term Administrative Agent and the Revolving Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank on the Closing Date, a favorable written opinion of Latham & Watkins LLP, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Term Administrative Agent, (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Term Administrative Agent, the Revolving Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Term Administrative Agent and covering such other matters relating to the Loan Documents as the Term Administrative Agent shall

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reasonably request, and each Loan Party hereby instructs its counsel to deliver such opinion.

(c) All legal matters incident to this Agreement, the borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Term Administrative Agent, to the Lenders and to each Issuing Bank on the Closing Date.

(d) The Term Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i) a copy of the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership of or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party;

(ii) a certificate of each Loan Party signed by the Secretary or Assistant Secretary or similar officer of such Loan Party, in each case dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, memorandum and articles of association, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, partnership agreement or limited liability agreement of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

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(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such Person, threatening the existence of such Loan Party; and

(iii) such other documents as the Term Administrative Agent may reasonably request (including without limitation, tax identification numbers and addresses).

(e) The Collateral and Guarantee Requirement with respect to items to be completed as of the Closing Date shall have been satisfied and the Collateral Agent shall have received completed Perfection Certificates dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificates and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Collateral Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(f)

(i) The Refinancing in respect of the Existing Secured Credit Agreement and the Existing Unsecured Credit Agreement (including the payment of all outstanding amounts owed in connection therewith and the termination of all commitments thereunder) shall have been consummated or shall be consummated simultaneously with or immediately following the closing under this Agreement; and

(ii) Concurrently or prior to the first Credit Event hereunder, an irrevocable notice of redemption shall have been issued in respect of the Existing Notes and a consent solicitation shall have been completed releasing the U.S. Borrower and its Affiliates from their obligations under all of the covenants contained in the Existing Notes Indenture that would restrict the consummation of the Transaction.

(g) The Lenders shall have received the financial statements referred to in Section 3.05.

(h) After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement, (ii) intercompany Indebtedness and (iii) other Indebtedness of the U.S. Borrower and its Subsidiaries in an aggregate principal amount not to exceed U.S.$60,000,000.

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(i) The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the chief financial officer or another Responsible Officer of the U.S. Borrower confirming the solvency of the U.S. Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

(j) Except as set forth in Schedule 4.02(k), no provision of any applicable law or regulation, and no judgment, injunction, order or decree shall prohibit the consummation of the Transactions, and all material actions by or in respect of or material filings with any Governmental Authority required to permit the consummation of the Transactions shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not be material to the U.S. Borrower and its Subsidiaries, taken as a whole.

(k) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Shearman & Sterling LLP and local counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(l) The representations and warranties set forth in Article III hereof, other than Section 3.06, shall be true and correct in all material respects on and as of the Closing Date and (ii) no Default or Event of Default shall have occurred and be continuing.

(m) The ratio of Consolidated Net Debt (giving pro forma effect to the Transactions) to Pro Forma Adjusted EBITDA for the trailing four quarters ended June 30, 2006 shall not be greater than 3.50 to 1.00.

(n) The Lead Arrangers shall have received a certificate of each of Holdings and each Borrower, signed by a Responsible Officer, as to the matters set forth in clauses (f), (g), (h), (j), (l) and (m) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Borrower covenants and agree with each Lender that so long as this Agreement shall remain in effect and until the commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent obligations that by the terms of this Agreement survive termination and as to which no demand shall have been made or notice given) shall have been paid in full and all Letters of Credit have been Defeased or canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Borrower will, and will cause each of its Subsidiaries to:

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SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries, to the extent they exceed estimated liabilities, are acquired by the U.S. Borrower or a Wholly Owned Subsidiary of the U.S. Borrower (or, in the case of liquidation or dissolution of a non-Wholly Owned Subsidiary, to the other equity holder in such non-Wholly Owned Subsidiary on a pro rata basis in accordance with its ownership interest) in such liquidation or dissolution; provided that Subsidiaries that are Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties.

(a) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Insurance. (a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b) Cause all such property and casualty insurance policies with respect to the Mortgaged Properties, if any, located in the United States to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to any Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither any Borrower, the Term Administrative Agent, the Revolving Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Collateral Agent may reasonably (in light of a Default or a material development in respect of the insured Mortgaged Property) require from time to time to protect their interests; deliver original or certified copies of all such

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policies or a certificate of an insurance broker to the Collateral Agent; cause each such policy to provide that it shall not be canceled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent; deliver to the Collateral Agent, prior to the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

(c) If at any time the area in which the Premises (as defined in the Mortgages, if any) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d) With respect to each Mortgaged Property, if any, located in the United States, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” (or equivalent coverage) and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Collateral Agent as an additional insured, to the extent reasonably available to the Loan Parties, on forms reasonably satisfactory to the Collateral Agent.

(e) Notify the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Borrower or any of its Subsidiaries; and promptly deliver to the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(f) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Agents, the Lenders, the Issuing Banks and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Borrowers and the other Loan Parties shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees; and

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(ii) the designation of any form, type or amount of insurance coverage by the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Term Administrative Agent, the Revolving Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the U.S. Borrower and its Subsidiaries or the protection of their properties.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the affected Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto or (b) the aggregate amount of such Taxes, assessments, charges, levies or claims does not exceed U.S.$25.0 million.

SECTION 5.04. Financial Statements, Reports, etc. Comply with the following:

(a) (i) as soon as available and in any event within 120 days after the end of each fiscal year, furnish to each of the Term Administrative Agent and the Revolving Administrative Agent (which will promptly furnish such information to the Lenders) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of U.S. Borrower and its Subsidiaries as of the close of each fiscal year of the U.S. Borrower and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, and (ii) with respect to each set of annual financial statements required to be delivered pursuant to clause (i) above, (A) use commercially reasonable efforts to cause such financial statements to be audited by independent public accountants of recognized national standing reasonably acceptable to the Term Administrative Agent and (B) use commercially reasonable efforts to cause to become available (and when the same are available, promptly and in any event within one Business Day, the U.S. Borrower shall furnish to each of the Term Administrative Agent and the Revolving Administrative Agent, which will promptly furnish such information to the Lenders), an audit opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the U.S. Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 60 days after the end of each fiscal quarter of each fiscal year, furnish to each of the Term Administrative Agent and the Revolving Administrative Agent (which will promptly furnish such information to the Lenders) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the U.S. Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-

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elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of the U.S. Borrower, on behalf of the U.S. Borrower, as fairly presenting, in all material respects, the financial position and results of operations of the U.S. Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c) within 30 days after the end of each month (x) ended prior to the delivery of the 2005 Audited Financial Statements or (y) ended after delivery of the 2005 Audited Financial Statements but during any period in which audited financial statements that meet the criteria described in Section 5.04(a)(ii) have not been delivered within 120 days after the end of the fiscal year most recently ended, furnish to each of the Term Administrative Agent and the Revolving Administrative Agent (which will promptly furnish such information to the Lenders) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of U.S. Borrower and its Subsidiaries as of the close of such month and the consolidated results of their operations during such month and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of the U.S. Borrower, on behalf of the U.S. Borrower, as fairly presenting, in all material respects, the financial position and results of operations of the U.S. Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(d) furnish to each of the Term Administrative Agent and the Revolving Administrative Agent (which will promptly furnish such information to the Lenders), concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate the U.S. Borrower signed by a Financial Officer (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal period ending March 31, 2007, setting forth computations in reasonable detail satisfactory to the Term Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11 and 6.12;

(e) promptly after the same become publicly available, copies of all periodic and other available reports, proxy statements and, to the extent requested by the Term Administrative Agent, other materials filed by the U.S. Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, if and as applicable;

(f) within 90 days after the beginning of each fiscal year, an operating and capital expenditure budget, in form satisfactory to the Term Administrative Agent, prepared by the U.S. Borrower for each of the four fiscal quarters of such fiscal year prepared in reasonable detail, of the U.S. Borrower and the Subsidiaries;

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(g) as soon as available and in any event within 30 days after the end of each calendar month, a certificate setting forth, in reasonable detail, as of the end of such month, the amount of Backlog of any and all Foreign Subsidiaries of the U.S. Borrower, signed by the Chief Financial Officer of the U.S. Borrower;

(h) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the U.S. Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, or the Collateral, or such consolidating financial statements, as in each case the Term Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(i) promptly upon request by the Term Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Term Administrative Agent shall reasonably request.

SECTION 5.05. Litigation and Other Notices. Furnish to each Administrative Agent written notice of the following promptly after any Responsible Officer of any Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the U.S. Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to any Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

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SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance, in all material respects, with generally accepted accounting principles in the relevant jurisdiction, and permit any Persons designated by the Term Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of any Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the U.S. Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Term Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the U.S. Borrower to discuss the affairs, finances and condition of any Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and the issuance of Letters of Credit solely for the purposes described in Section 3.11.

SECTION 5.09. Compliance with Environmental Laws. Comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the applicable Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) In the case of the U.S. Borrower, grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and Mortgages in such Material Real Property located in the United States of the U.S. Borrower or such Subsidiary Loan Party as are acquired after the Closing Date and satisfy the requirements of clause (h) of the definition of Collateral and Guarantee Requirement (other than clause (iii)) with respect to such Material Real Properties within ninety (90) days after the date such Material Real Property is acquired. With respect to each of the items identified in this clause (b) that are required to be delivered within ninety (90) days after the date the applicable Material Real Property is acquired, the Collateral Agent, in each case, may (in its sole discretion) extend such date on two separate occasions by up to 30 days on each such occasion.

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(c) If any additional direct or indirect Subsidiary of the U.S. Borrower becomes a Subsidiary Loan Party (including as a result of becoming a Material Subsidiary) after the Closing Date within five Business Days after the date such Subsidiary becomes a Subsidiary Loan Party (including as a result of becoming a Material Subsidiary), notify the Collateral Agent and the Lenders thereof and, within sixty (60) Business Days after the date such Subsidiary becomes a Subsidiary Loan Party (including as a result of becoming a Material Subsidiary), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(d) In the case of any Loan Party, (i) furnish to the Collateral Agent prompt written notice of any change (A) in such Loan Party’s corporate or organization name, (B) in such Loan Party’s identity or organizational structure or (C) in such Loan Party’s organizational identification number; provided that no Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(e) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied if such action would violate Section 9.22 hereof. In addition, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary (provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary), (ii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Lien permitted pursuant to Section 6.02(i)) or (iii) any Equity Interests in or any asset of a Foreign Subsidiary if the U.S. Borrower demonstrates to the Collateral Agent and the Collateral Agent determines (in its reasonable discretion) that the cost of the satisfaction of the Collateral and Guarantee Requirement of this Section 5.10 with respect thereto exceeds the value of the security offered thereby; provided that, upon the reasonable request of the Collateral Agent, the U.S. Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (i) and (ii) above, other than those set forth in a joint venture agreement to which any Borrower or any Subsidiary is a party.

SECTION 5.11. Fiscal Year. In the case of the U.S. Borrower and the Subsidiaries, cause their fiscal year to end on December 31.

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SECTION 5.12. Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth in the definition of “Collateral and Guarantee Requirement,” in each case within the time periods specified therein (including any extension of such time periods permitted by the Collateral Agent pursuant to paragraph (j) of the definition of “Collateral and Guarantee Requirement”).

SECTION 5.13. Ratings. Use commercially reasonable efforts to maintain ratings in respect of the Facilities and corporate ratings of the U.S. Borrower from each of Moody’s and S&P.

SECTION 5.14. Foreign Collateral Documents. Within 30 days after the Closing Date, deliver to the Collateral Agent:

(a) a favorable written opinion of local counsel to the Loan Parties in France, concerning the pledge of 65% of the shares of DI France SAS and the debt obligations of DI France SAS owing to the Euro Borrower, together with duly executed Foreign Collateral Documents effecting such pledge;

(b) a favorable written opinion of local counsel to the Loan Parties in Luxembourg, concerning the pledge of 65% of the shares of the Euro Borrower owned by the Dresser International, Inc., together with duly executed Foreign Collateral Documents effecting such pledge;

(c) a favorable written opinion of local counsel to the Loan Parties in the Netherlands, concerning the pledge of 65% of the shares of DI Netherlands B.V. and the debt obligations of DI Netherlands B.V. owing to the Euro Borrower, together with duly executed Foreign Collateral Documents effecting such pledge

(d) a favorable written opinion of local counsel to the Loan Parties in Sweden, concerning the pledge of 65% of the shares of DI Sweden AB and the debt obligations of DI Sweden AB owing to the Euro Borrower and the U.S. Borrower, together with duly executed Foreign Collateral Documents effecting such pledge; and

(e) a favorable written opinion of local counsel to the Loan Parties in Italy, concerning the pledge of the debt obligations of DEG Italia S.p.A. owing to the U.S. Borrower, together with duly executed Foreign Collateral Documents effecting such pledge; and

(f) a favorable written opinion of local counsel in each of the jurisdictions listed on Schedule 5.14, concerning the pledge of the stock and intercompany obligations related to such jurisdiction listed on such Schedule, together with duly executed Foreign Collateral Documents effecting such pledge;

Each opinion delivered pursuant to this Section 5.14 shall be (i) addressed to each Issuing Bank, the Term Administrative Agent, the Revolving Administrative Agent, the Collateral Agent and the Lenders and (ii) in form and substance reasonably satisfactory to the Term Administrative Agent, and each Loan Party hereby instructs its counsel to deliver such opinion. The Collateral Agent, in each case, may (in its sole discretion) extend any date for delivery of any document required under this Section 5.14 on two separate occasions by up to 30 days on each such occasion.

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SECTION 5.15 Luxembourg Opinion. Within five Business Days after the Closing Date, deliver to the Term Administrative Agent and a Revolving Administrative Agent a favorable written opinion of local counsel to the Loan Parties in Luxembourg concerning the obligations of the Euro Borrower hereunder, addressed to each Issuing Bank, the Term Administrative Agent, the Revolving Administrative Agent, the Collateral Agent and the Lenders and in form and substance reasonably satisfactory to the Term Administrative Agent. The Term Administrative Agent may (in its sole discretion) extend the date for delivery of the opinion required under this Section 5.15; provided, that receipt thereof shall continue to be a condition to the first Borrowing by the Euro Borrower as set forth in Section 4.01(d).

ARTICLE VI

NEGATIVE COVENANTS

Each Borrower covenants and agrees with each Lender and Holdings covenants and agrees, solely with respect to Section 6.08 below, that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent obligations that by the terms of this Agreement survive termination and as to which no demand shall have been made or notice given) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Borrower (and Holdings with respect to Section 6.08) will not, and will not cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and (other than in the case of any existing letters of credit to be replaced with Letters of Credit issued hereunder) set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a Person not affiliated with the U.S. Borrower or any Subsidiary);

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of the U.S. Borrower and the Subsidiaries pursuant to Swap Agreements permitted by Section 6.13;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the U.S. Borrower or any Subsidiary, pursuant to reimbursement

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or indemnification obligations to such Person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the U.S. Borrower or any Subsidiary to the extent permitted by Section 6.04, provided that Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Term Administrative Agent;

(f) Indebtedness in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a Person merged into or consolidated with the U.S. Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness outstanding pursuant to this paragraph (h), paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), would not exceed the greater of U.S.$75.0 million and 6.00% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, for which financial statements have been delivered pursuant to Section 5.04;

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the U.S. Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the

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time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01, this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed the greater of U.S.$75.0 million and 6.00% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(j) Capital Lease Obligations incurred by any Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03;

(k) other Indebtedness of the U.S. Borrower or any Domestic Subsidiary, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of U.S.$125.0 million;

(l) Guarantees (i) by any Loan Party of any Indebtedness of any Borrower or any Loan Party expressly permitted to be incurred under this Agreement, (ii) by any Borrower or any Subsidiary of Indebtedness otherwise expressly permitted hereunder of any Borrower or any Subsidiary that is not a Loan Party to the extent permitted by Section 6.04, (iii) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party; provided that all Foreign Subsidiaries may guarantee obligations of other Foreign Subsidiaries under ordinary course cash management obligations, and (iv) by the U.S. Borrower of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under 6.01(a), (k) or (r); provided that Guarantees by any Loan Party under this Section 6.01(l) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms consistent with those used, or to be used, for Subordinated Intercompany Debt;

(m) Indebtedness arising from agreements of any Borrower or any Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(n) Indebtedness in connection with Permitted Receivables Financings; provided that the proceeds thereof are applied in accordance with Section 2.11(c);

(o) letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) issued for the account of the U.S. Borrower or any Subsidiary, having an aggregate face amount not in excess of U.S.$50.0 million;

(p) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(q) Indebtedness consisting of Permitted Junior Debt, provided, that in the case of any senior secured second-lien Indebtedness, the liens securing such Indebtedness

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shall be subject to an intercreditor agreement on terms (i) consistent with senior secured second-lien transactions involving Affiliates of the Permitted Holders at the time of issuance of such second-lien Indebtedness or (ii) to which the Term Administrative Agent has not objected after having been afforded a period of five Business Days to review such terms;

(r) Indebtedness of Foreign Subsidiaries (including letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) for working capital purposes incurred in the ordinary course of business on ordinary business terms in an aggregate amount outstanding at any time not to exceed the sum of (i) U.S.$75.0 million and (ii) 10% of the Backlog of all Foreign Subsidiaries of the U.S. Borrower as of the last day of the most recently ended calendar month for which the U.S. Borrower has delivered a certificate to the Term Administrative Agent in accordance with Section 5.04(g), provided that any Debt outstanding under this Section 6.01(r) shall not exceed, at any time, in the aggregate, an amount equal to 95% of the Backlog of any and all Foreign Subsidiaries of the U.S. Borrower as of the last day of the most recently ended calendar month for which the U.S. Borrower has delivered a certificate to the Term Administrative Agent in accordance with Section 5.04(g);

(s) Indebtedness of the U.S. Borrower and its Subsidiaries in respect of factoring of receivables from a foreign customer held by the U.S. Borrower and its Subsidiaries in an aggregate principal amount not to exceed U.S.$25.0 million at any time;

(t) Indebtedness of the U.S. Borrower or any of its Subsidiaries in respect of the Management Notes in an aggregate amount not to exceed U.S.$5.0 million outstanding at any time; and

(u) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (s) above.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the U.S. Borrower and the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the U.S. Borrower or any Subsidiary;

(b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

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(c) any Lien on any property or asset of the U.S. Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h), provided that (i) such Lien does not apply to any other property or assets of any Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, such Lien is permitted in accordance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law (including Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the applicable Borrower or Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Borrower or any Subsidiary;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, warranty bonds, bids, leases, government contracts, trade contracts, completion or performance guarantees and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that do not impair the use of such real property by any Borrower or any Subsidiary for its

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intended purpose and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Borrower or any Subsidiary and would not result in a Material Adverse Effect;

(i) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by any Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by any Borrower or any Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of any Borrower or any Subsidiary (other than to accessions to such equipment or other property or improvements); provided further that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) other Liens with respect to property or assets of the U.S. Borrower or any Domestic Subsidiary not constituting Collateral for the Obligations with an aggregate fair market value (valued at the time of creation thereof) of not more than the greater of U.S.$125.0 million and 10.00% of Consolidated Total Assets at any time; provided that such Liens may extend to Collateral having an aggregate fair market value (valued at the time of creation thereof) of not more than the greater of $65.0 million and 5.00% of consolidated Tangible Assets at any time, so long as such Liens pursuant to this proviso are junior to the Liens securing the Obligations pursuant to an intercreditor agreement in form and substance reasonably acceptable to the Term Administrative Agent;

(m) Liens disclosed by the title insurance policies and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) Liens in respect of Permitted Receivables Financings;

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(o) any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by any Borrower or any Subsidiary, as tenant, in the ordinary course of business;

(p) (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of any Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers and the Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of any Borrower or any Subsidiary in the ordinary course of business and (ii) other Liens securing cash management obligations (that do not constitute Indebtedness) in the ordinary course of business;

(q) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(r) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) or (o) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(s) licenses of intellectual property granted in the ordinary course of business;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u) (i) Liens on the assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness (and obligations related to such Indebtedness) of such Foreign Subsidiary that is not otherwise secured by a Lien on the Collateral under the Loan Documents and that is permitted to be incurred under Section 6.01(a) or (k) and (ii) Liens on assets of Foreign Subsidiaries having an aggregate fair market value (determined at the time of creation of such Lien) not in excess of $10.0 million, securing other obligations of Foreign Subsidiaries;

(v) Liens upon specific items of inventory or other goods and proceeds of any Borrower or any of the Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(w) Liens solely on any cash earnest money deposits made by any Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(x) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by any Borrower or any of the Subsidiaries in the ordinary course of business;

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(y) Liens securing insurance premium financing arrangements in an aggregate principal amount not to exceed 2.0% of Consolidated Total Assets, provided that such Lien is limited to the applicable insurance contracts;

(z) Liens on the assets of a Foreign Subsidiary which secure Indebtedness of such Foreign Subsidiary that is permitted to be incurred under Section 6.01(r);

(aa) Liens to secure the Indebtedness of the U.S. Borrower and its Subsidiaries that is permitted to be incurred under Section 6.01(s) solely on the receivables held by the U.S. Borrower and its Subsidiaries and that are subject to the related factoring programs; and

(bb) Liens securing senior secured second-lien Indebtedness that is permitted under Section 6.01(q).

Notwithstanding the foregoing, no Liens shall be permitted to exist, directly or indirectly, on (1) Pledged Collateral, other than Liens in favor of the Collateral Agent and Liens permitted by Section 6.02(d), (e) (q) and (z) or (2) Mortgaged Property, in each case, other than Liens in favor of the Collateral Agent, Prior Liens and Permitted Encumbrances.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such Lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraphs (h) and (i) of Section 6.01 and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03) would not exceed the greater of U.S.$75.0 million and 6.00% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such lease is entered into for which financial statements have been delivered pursuant to Section 5.04.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrowers and the Subsidiaries) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), in any other Person, except:

(a) Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date by (i) Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount (valued at the time of the making thereof and without

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giving effect to any write-downs or write-offs thereof) not to exceed an amount equal to (x) U.S.$100.0 million (plus any (A) return of capital actually received by the respective investors in respect of investments previously made by them pursuant to this clause a(i) and (B) Investments consisting of the conversion of Indebtedness owing by any such Subsidiary to the U.S. Borrower or a Domestic Subsidiary on the Closing Date into Equity Interests of such Subsidiary, to the extent necessary to comply with “thin capitalization” or similar requirements under the laws of such Subsidiary’s jurisdiction of organization), plus (y) the portion, if any, of the Available Specified Basket Amount on the date of such election that the U.S. Borrower elects to apply to this Section 6.04(a), (ii) Loan Parties in other Loan Parties and (iii) Subsidiaries that are not Loan Parties in Loan Parties;

(b) Permitted Investments and investments that were Permitted Investments when made;

(c) Investments arising out of the receipt by any Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(d) (i) loans and advances to employees of the U.S. Borrower or any Subsidiary in the ordinary course of business not to exceed U.S.$5.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(e) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(f) Swap Agreements permitted pursuant to Section 6.13 and Capital Expenditures permitted pursuant to Section 6.10;

(g) Investments existing on the Closing Date and set forth on Schedule 6.04;

(h) Investments resulting from pledges and deposits referred to in Sections 6.02(f) and (g);

(i) other Investments by any Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) the greater of U.S.$125.0 million and 10.00% of Consolidated Total Assets (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (i)), plus (ii) the portion, if any, of the Available Specified Basket Amount on the date such election is made that the U.S. Borrower elects to apply to this paragraph (i);

(j) Investments constituting Permitted Business Acquisitions;

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(k) additional Investments may be made from time to time to the extent made with proceeds of Equity Interests (excluding proceeds received as a result of the exercise of Cure Rights pursuant to Section 7.03) of the U.S. Borrower, which proceeds or Investments in turn are contributed (as common equity) to any Loan Party;

(l) Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date by Subsidiaries that are not Loan Parties in any Loan Party or other Subsidiary or any newly-created entity that becomes a Subsidiary;

(m) Investments arising as a result of Permitted Receivables Financings;

(n) the Transactions;

(o) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(p) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into a Borrower or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and

(q) Guarantees by any Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Subsidiary in the ordinary course of business.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Borrower or any Subsidiary or preferred equity interests of any Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory, supplies, materials and equipment and the purchase and sale of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business by any Borrower or any Subsidiary, (ii) the sale of any other asset in the ordinary course of business by any Borrower or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by any Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

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(b) (i) the merger or consolidation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (A) the merger of any Subsidiary into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving corporation, (B) the merger or consolidation of any Subsidiary into or with any Loan Party in a transaction in which the surviving or resulting entity is a Loan Party and, in the case of each of clauses (A) and (B), no Person other than the U.S. Borrower or a Loan Party receives any consideration, or (C) the liquidation or dissolution (other than of any Borrower) or change in form of entity of any Borrower or any Subsidiary if the U.S. Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders;

(c) sales, transfers, leases or other dispositions to a Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07; provided further that the aggregate gross proceeds of any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party in reliance upon this paragraph (c) shall not exceed, in any fiscal year of the U.S. Borrower, 2.00% of Consolidated Total Assets as of the end of the immediately preceding fiscal year;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Dividends permitted by Section 6.06;

(f) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided that the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (h) shall not exceed, in any fiscal year of the U.S. Borrower, 5.00% of Consolidated Total Assets as of the end of the immediately preceding fiscal year; provided further that the Net Proceeds thereof are applied in accordance with Section 2.11(c);

(i) any merger or consolidation in connection with a Permitted Business Acquisition, provided that following any such merger or consolidation (i) involving a Borrower, such Borrower is the surviving corporation and (ii) involving a domestic Subsidiary, the surviving or resulting entity shall be a Loan Party that is a Wholly Owned Subsidiary;

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(j) licensing and cross-licensing arrangements involving any technology or other intellectual property of any Borrower or any Subsidiary in the ordinary course of business;

(k) abandonment, cancellation or disposition of any intellectual property of the Borrowers in the ordinary course of business;

(l) sales, leases or other dispositions of inventory of a Borrower and its Subsidiaries determined by the management of such Borrower to be no longer useful or necessary in the operation of the business of such Borrower or any of the Subsidiaries; provided that the Net Proceeds thereof are applied in accordance with Section 2.11(c); and

(m) factoring of receivables held by the U.S. Borrower and its Subsidiaries as permitted under Section 6.01(s).

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) Holdings or the U.S. Borrower may, subject to clause (ii) and so long as no Event of Default shall have occurred and be continuing or would result therefrom, sell, grant or otherwise issue Equity Interests to members of management of Holdings or the U.S. Borrower pursuant to stock option, stock ownership, stock incentive or similar plans, (ii) Holdings shall at all times own, directly or indirectly, at least 80% of the Equity Interests of the U.S. Borrower, (iii) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to Loan Parties pursuant to paragraph (c) hereof and purchases, sales or transfers pursuant to paragraph (f) hereof) unless such disposition is for fair market value, (iv) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (d), (f) or (k) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (v) no sale, transfer or other disposition of assets in excess of U.S.$75.0 million shall be permitted by paragraph (h) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that for purposes of clauses (iii) and (iv), the amount of any secured Indebtedness or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on a Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed cash.

SECTION 6.06. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, however, that:

(a) any Subsidiary of the U.S. Borrower may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to, the U.S. Borrower or to any Wholly Owned Subsidiary of the U.S. Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the U.S. Borrower or any subsidiary that is a direct or indirect

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parent of such subsidiary and to each other owner of Equity Interests of such subsidiary on a pro rata basis (or more favorable basis from the perspective of the U.S. Borrower or such subsidiary) based on their relative ownership interests);

(b) the U.S. Borrower and each Subsidiary may declare and pay dividends or make other distributions to any Parent Company in respect of overhead of such Parent Company or its direct or indirect owners, including, without limitation, legal, accounting and professional fees and other fees and expenses in connection with the maintenance of its existence and its ownership of the U.S. Borrower, in each case, to the extent attributable to the ownership of such Parent Company in the U.S. Borrower or such Subsidiary;

(c) the U.S. Borrower and each Subsidiary may repurchase, redeem or otherwise acquire or retire (or make dividends or distributions to any Parent Company to finance any such repurchase, redemption or other acquisition or retirement) for value any Equity Interests of the U.S. Borrower, any Parent Company or any Subsidiary held by any current or former officer, director, consultant or employee of the U.S. Borrower, any Parent Company or any Subsidiary pursuant to any equity subscription agreement, stock option agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement or any Plan and Subsidiaries may declare and pay dividends to the U.S. Borrower or any other Subsidiary the proceeds of which are used for such purposes, provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year U.S.$15.0 million (plus the amount of net proceeds (x) received by the U.S. Borrower during such calendar year from sales of Equity Interests of the U.S. Borrower or a Parent Company to directors, consultants, officers or employees of the U.S. Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies recorded during such calendar year) which, if not used in any year, may be carried forward to any subsequent calendar year;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) so long as no Default or Event of Default shall have occurred and is continuing, the U.S. Borrower may declare and pay dividends or make other distributions or redeem or repurchase outstanding Equity Interests in an amount at any time not to exceed the Available Specified Basket Amount at such time;

(f) the U.S. Borrower may make distributions to its members of management that hold Equity Interests of the U.S. Borrower or a Parent Company in respect of such Equity Interests in an aggregate amount not to exceed in any fiscal year, together with such amounts permitted under Section 6.06(g) for such fiscal year, U.S.$10.0 million;

(g) payments on Management Notes so long as such payments are in accordance with the subordination provisions related thereto; and

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(h) for so long as the U.S. Borrower is a member of any group filing a consolidated, combined, affiliated or unitary tax return with Holdings or any Parent Company, the U.S. Borrower may declare and pay dividends or make other distributions in amounts necessary for the payment of federal, state and local taxes with respect to such consolidated, combined, affiliated or unitary tax group payable by Holdings or such Parent Company to the extent such taxes are related to the U.S. Borrower and its Subsidiaries.

SECTION 6.07. Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise permitted (or required) under this Agreement (including in connection with any Permitted Receivables Financing) or (ii) upon terms no less favorable to such Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that this clause (ii) shall not apply to the indemnification of directors of the Borrowers and the Subsidiaries in accordance with customary practice.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans customarily maintained by similar companies and the granting and performance of registration rights approved by the Board of Directors of the U.S. Borrower,

(ii) transactions among the Borrowers and the Loan Parties and transactions among the non-Loan Parties otherwise permitted by this Agreement,

(iii) any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Borrowers and the Subsidiaries or any Parent Company in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Borrowers and the Subsidiaries or any Parent Company in the ordinary course of business,

(iv) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(v) any employment agreement or employee benefit plan entered into by any Borrower or any of the Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto,

(vi) transactions otherwise permitted under Section 6.04 and Section 6.06,

(vii) any purchase by a Fund or Fund Affiliate of Equity Interests of the U.S. Borrower or any contribution by the U.S. Borrower to, or purchase by the U.S. Borrower

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of, the equity capital of the U.S. Borrower; provided that any Equity Interests of the U.S. Borrower purchased by the U.S. Borrower shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the applicable Collateral Agreement,

(viii) payments by the U.S. Borrower or any of the Subsidiaries to a Fund or Fund Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors of the U.S. Borrower, in good faith,

(ix) transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(x) any transaction in respect of which the U.S. Borrower delivers to each Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the U.S. Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the U.S. Borrower qualified to render such letter and (B) reasonably satisfactory to the Term Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the U.S. Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate,

(xi) transactions pursuant to any Permitted Receivables Financing,

(xii) the issuance of Management Notes otherwise permitted hereunder, and payments pursuant thereto, so long as such payments are in accordance with the subordination provisions related thereto,

(xiii) so long as not otherwise prohibited under this Agreement, guarantees of performance by any Borrower or any Subsidiary of any other Subsidiary or any Borrower in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money which guarantees are otherwise prohibited hereby, and

(xiv) if such transaction is with a Person in its capacity as a holder (A) of Indebtedness of any Borrower or any Subsidiary where such Person is treated no more favorably than the other holders of Indebtedness of such Borrower or such Subsidiary or (B) at any time after an initial public offering of Equity Interests of the U.S. Borrower, of Equity Interests of the U.S. Borrower or any Subsidiary where such Person is treated no more favorably than the other holders of Equity Interests of the U.S. Borrower or any Subsidiary.

SECTION 6.08. Business of Holdings, the Borrowers and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by it on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions. Holdings shall engage in no activity other than ownership of the capital stock of the U.S. Borrower and activities reasonably related thereto.

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SECTION 6.09. Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of any Borrower or any of the Subsidiaries.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on Permitted Junior Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Permitted Junior Debt (except for refinancings permitted by Section 6.01(a) or (h)), except for (A) payments of regularly scheduled interest, (B) with respect to Permitted Junior Debt, so long as no Event of Default has occurred and is continuing or would result therefrom, prepayments provided that after giving effect to such prepayments under this clause (B), the First Lien Leverage Ratio shall be less than or equal to 3.00 to 1.00, calculated on a pro forma basis as of the last day of the most recently ended fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.04 and (C) with respect to Permitted Junior Debt, so long as no Event of Default has occurred and is continuing or would result therefrom, prepayments in an aggregate amount up to the portion, if any, of the Available Specified Basket Amount on the date of such prepayment that the U.S. Borrower elects to apply to this Section 6.09(b)(i)(C); or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Permitted Junior Debt, any Permitted Receivables Document or any agreement (including any document relating to any Permitted Junior Debt) relating thereto, other than amendments or modifications that are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders.

(c) Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Subsidiary to any Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document (nor shall either Borrower enter into any agreement of the type described in this clause (ii)), except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary;

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(C) contractual encumbrances or restrictions in effect on the Closing Date under any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(D) restrictions imposed by any Permitted Junior Debt consisting of unsecured senior Indebtedness (1) that are consistent with prevailing market practice for similar types of Indebtedness at the time such restrictions are incurred or (2) to which the Term Administrative Agent has not objected after being afforded a period of at least five Business Days to review such restrictions;

(E) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(F) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(G) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(H) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(I) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(J) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(K) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale; or

(L) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

SECTION 6.10. Capital Expenditures. Permit any Borrower or its Subsidiaries to make any Capital Expenditure, except that:

(a) The U.S. Borrower and its Subsidiaries may make Capital Expenditures during any fiscal year in an aggregate amount not exceed U.S.$75.0 million;

(b) Notwithstanding anything to the contrary contained in paragraph (a) above, to the extent that the aggregate amount of Capital Expenditures made by the U.S. Borrower and its Subsidiaries in any fiscal year of the U.S. Borrower pursuant to

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Section 6.10(a) is less than the amount set forth in Section 6.10(a), the amount of such difference may be carried forward and used to make Capital Expenditures in the two succeeding fiscal years; provided that, for each succeeding fiscal year, any such carryover amount shall be applied prior to application of the amount set forth in Section 6.10(a) for such succeeding fiscal year; and provided further that, if the U.S. Borrower consummates a Permitted Business Acquisition as permitted by Section 6.04(j) in any fiscal year, the aggregate amount of Capital Expenditures permitted to be made pursuant to Section 6.10(a) shall increase for such fiscal year and each succeeding fiscal year by an amount equal to the product of (i) the average of the aggregate annual Capital Expenditures made by the acquired Person during the two prior fiscal years and (ii) 110%.

(c) In addition to the Capital Expenditures permitted pursuant to the preceding paragraphs (a) and (b), the U.S. Borrower and its Subsidiaries may make additional Capital Expenditures at any time in an amount not to exceed the portion, if any, of the Available Specified Basket Amount on the date of such Capital Expenditure that the U.S. Borrower elects to apply to this Section 6.10(c).

SECTION 6.11. Interest Coverage Ratio. Permit the ratio (the “Interest Coverage Ratio”) on the last day of each fiscal quarter, commencing March 31, 2007, for the four quarter period ended as of such day of (a) EBITDA to (b) Cash Interest Expense to be less than 2.00:1.00; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.05 has been obtained) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, (x) Cash Interest Expense and (y) other than in the case of incurrences or repayments or repayments of Indebtedness, EBITDA, shall be determined for the respective Test Period on a pro forma Basis for such occurrences.

SECTION 6.12. Leverage Ratio. Permit the Leverage Ratio on the last day of any fiscal quarter, commencing March 31, 2007, to be in excess of 4.50:1.00.

SECTION 6.13. Swap Agreements. Enter into any Swap Agreement, other than (a) Swap Agreements required by any Permitted Receivables Financing, (b) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which any Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, and (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.

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ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by any Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by any Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by any Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to a Borrower), 5.05(a), 5.08, 5.10(c), 5.14 or in Article VI;

(e) default shall be made in the due observance or performance by any Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Term Administrative Agent, the Revolving Administrative Agent or any Lender to the U.S. Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) any Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

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(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of any Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any of the Subsidiaries or for a substantial part of the property or assets of any Borrower or any of the Subsidiaries or (iii) the winding-up or liquidation of any Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any of the Subsidiaries or for a substantial part of the property or assets of any Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by any Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of U.S.$25.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Borrower or any Subsidiary to enforce any such judgment;

(k) one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) (i) any Loan Document shall for any reason be asserted in writing by any Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is not immaterial to the U.S. Borrower and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Borrower or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or

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priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreements or to file UCC continuation statements, (y) such loss is covered by a lender’s title insurance policy and the Term Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent to take any action necessary to secure the validity, perfection or priority of the liens, or (iii) the Guarantees pursuant to the Security Documents by any Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

then, and in every such event (other than an event with respect to a Borrower described in paragraph (h), (i) or (l) above), and at any time thereafter during the continuance of such event, the Term Administrative Agent and the Revolving Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.05(j); and in any event with respect to any Borrower described in paragraph (h), (i) or (l) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of each Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Revolving Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (j) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the U.S. Borrower most recently ended, have assets with a value in excess of 2.5% of the Consolidated Total Assets or 2.5% of total revenues of the U.S. Borrower and its Subsidiaries as of such date; provided that if it is necessary to exclude more than one Subsidiary from clause (h), (i) or (j) of Section 7.01 pursuant to this Section 7.02 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

SECTION 7.03. The Borrower’s Right to Cure. (a) Financial Performance Covenants. Notwithstanding anything to the contrary contained in Section 7.01, in

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the event that the U.S. Borrower fails to comply with the requirements of any Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), the U.S. Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the U.S. Borrower (collectively, the “Cure Right”), and upon the receipt by the U.S. Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the U.S. Borrower of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA for such fiscal quarter shall be increased, solely for the purpose of measuring the Financial Performance Covenants for such fiscal quarter and each period thereafter in which the EBITDA for such fiscal quarter is contained, and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) If, after giving effect to the foregoing recalculations, the U.S. Borrower shall then be in compliance with the requirements of all Financial Performance Covenants, the U.S. Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for this purposes of the Agreement.

(b) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised and (ii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenants.

ARTICLE VIII

THE AGENTS

SECTION 8.01. Appointment. (a) In order to expedite the transactions contemplated by this Agreement, (i) Morgan Stanley Senior Funding, Inc. is hereby appointed to act as Term Administrative Agent, (ii) Wells Fargo Bank, National Association is hereby appointed to act as Revolving Administrative Agent, (iii) Morgan Stanley & Co. Incorporated is hereby appointed to act as Collateral Agent and (iv) Credit Suisse is hereby appointed to act as Syndication Agent. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Term Administrative Agent and the Revolving Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Term Administrative Agent and the Revolving Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Term Administrative Agent and the Revolving Administrative Agent is hereby expressly authorized by the Lenders and each Issuing Bank, without hereby limiting any implied authority, and in respect of the Term B Loan Facility or the Revolving Facility, as applicable, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders and such Issuing Bank hereunder,

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and promptly to distribute to each Lender or such Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Term Administrative Agent or the Revolving Administration Agent, as applicable, has actual knowledge acquired in connection with the performance of its duties as Term Administrative Agent or Revolving Administrative Agent, as applicable, hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by any Borrower pursuant to this Agreement as received by the Term Administrative Agent or the Revolving Administrative Agent, as applicable. Without limiting the generality of the foregoing, the Collateral Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, and all rights and remedies in respect of such Collateral shall be controlled by the Collateral Agent.

(b) Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to any Borrower or any other Loan Party or any other party hereto or to any Loan Document on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or any Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through agents, employees or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

SECTION 8.02. Nature of Duties. The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any Person.

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Notwithstanding any provision to the contrary elsewhere in this Agreement, the Term Administrative Agent and the Revolving Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Term Administrative Agent or the Revolving Administrative Agent. Each Lender recognizes and agrees that the Joint Lead Arrangers, the Syndication Agent and the Co-Documentation Agents shall have no duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as such hereunder.

SECTION 8.03. Resignation by the Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the U.S. Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the U.S. Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the U.S. Borrower and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders with the consent of the U.S. Borrower (not to be unreasonably withheld or delayed), appoint a successor Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than U.S.$500.0 million or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

SECTION 8.04. Each Agent in Its Individual Capacity. With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any of the Subsidiaries or other Affiliates thereof as if it were not an Agent.

SECTION 8.05. Indemnification. Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) of any reasonable expenses incurred for the benefit of the Lenders by the Agents, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrowers and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or

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asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrowers, provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

SECTION 8.06. Lack of Reliance on Agents. Each Lender acknowledges that it has, independently and without reliance upon the Agents and any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.07. Appointment of Supplemental Collateral Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Term Administrative Agent or the Revolving Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

(b) In the event that the Term Administrative Agent or the Revolving Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Term Administrative Agent or the Revolving Administrative Agent, as applicable, or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 9.05 that refer to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, shall inure to the benefit of such Supplemental

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Collateral Agent and all references therein to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, shall be deemed to be references to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, and/or such Supplemental Collateral Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Term Administrative Agent or the Revolving Administrative Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Term Administrative Agent or the Revolving Administrative Agent, as applicable. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Term Administrative Agent or the Revolving Administrative Agent, as applicable, until the appointment of a new Supplemental Collateral Agent.

SECTION 8.08. Information. Each Administrative Agent hereby agrees to furnish to the other Administrative Agent, from time to time, such information as such other Administrative Agent may reasonably request with respect to the Commitments, Lenders, Loans and Letters of Credit outstanding under the Facilities in respect of which such Administrative Agent acts as Administrative Agent.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the U.S. Borrower, to its address at 15455 Dallas Parkway, Suite 1100, Addison, Texas 75001, Attention: Chief Financial Officer and General Counsel, with a copy to First Reserve Corporation, One Lafayette Place, Greenwich, Connecticut 06830, Attention: Kenneth W. Moore, Managing Director (telecopy: (203) 661-6729); if to the Euro Borrower, at its address at 12 Rue Leon Thyes, L-2636, Luxembourg, Attention: Chief Financial Officer and General Counsel, with a copy to the U.S. Borrower as set forth above;

(ii) if to the Term Administrative Agent, to Morgan Stanley Senior Funding, Inc., One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, NY 11201, Attention: Lisa Malone (telecopy: (212) 507-3558) (e mail: lisa.malone@morganstanley.com), with a copy to Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, Attention: Maura O’ Sullivan, Esq. (telecopy: (646) 848 7897) (email: mosullivan@shearman.com);

(iii) if to the Revolving Administrative Agent, to Wells Fargo Bank, National Association,                                 ;

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(iv) if to the Collateral Agent, to Morgan Stanley & Co. Incorporated, One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, NY 11201, Attention: Erma Dell, Aquila (telecopy: (212) 507-3544) (e mail: erma.dell-aquila@morganstanley.com), with a copy to the Term Administrative Agent as set forth in clause (ii); and

(v) if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by, in the case of notices and other communications in connection with the Term B Loan Facility, the Term Administrative Agent or, in the case of notices and other communications in connection with the Revolving Facility, the Revolving Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Term Administrative Agent or the Revolving Administrative Agent, as applicable, and the applicable Lender. Each of the Term Administrative Agent, the Revolving Administrative Agent, the Collateral Agent and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided further that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (other than contingent obligations that by the terms of this Agreement survive termination and as to which no demand shall have been made or notice given) or any Letter of Credit is outstanding and has not been Defeased and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration or Defeasance of the Letters of Credit and the termination of the Commitments or this Agreement.

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SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the U.S. Borrower, the Euro Borrower and the Agents and when each of the Term Administrative Agent and the Revolving Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, each Borrower, each Issuing Bank, the Agents and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than pursuant to a merger permitted by Section 6.05(b) or 6.05(i), no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the U.S. Borrower; provided that no consent of the U.S. Borrower shall be required in connection with the primary syndication of the Facilities, or for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee (provided that any liability of any Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.15 or 2.17 shall be limited to the amount, if any, that would have been payable hereunder by such Borrower in the absence of such assignment); and

(B) in the case of assignments in connection with the Term B Loan Facility, the Term Administrative Agent or, in the case of assignments in connection with the Revolving Facility, the Revolving Administrative Agent, the Issuing Banks and the Swingline Lenders; provided that (i) no consent of the Revolving Administrative Agent, the Issuing Banks or the Swingline Lenders, as applicable, shall be required for an assignment of a Revolving Facility Commitment to an assignee that is a Revolving Facility Lender immediately prior to giving effect to such assignment, and (ii) no consent of the Term Administrative Agent shall be required for an assignment of a Term B Loan to a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment.

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(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or contemporaneous assignments to related Approved Funds that equal at least U.S.$1.0 million in the aggregate, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Term Administrative Agent or Revolving Administrative Agent, as applicable) shall not be less than (i) U.S.$2.5 million, in the case of assignments under the Revolving Facility and (ii) U.S.$1.0 million, in the case of assignments under the Term Loan B Facility, unless the U.S. Borrower and the Term Administrative Agent or the Revolving Administrative Agent, as applicable, otherwise consent; provided that no such consent of the U.S. Borrower shall be required if an Event of Default under paragraph (b), (c), (h) or (i) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, an Assignment and Acceptance; provided that no such recordation fee shall be due in connection with an assignment to an existing Lender or Affiliate of a Lender or an Approved Fund of such Lender or an assignment by the Term Administrative Agent or by the Revolving Administrative Agent; and provided further that only one such fee shall be payable in connection with contemporaneous assignments to related Approved Funds;

(D) the assignee, if it shall not be a Lender, shall deliver to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, an Administrative Questionnaire;

(E) assignments of Term B Loans to any Fund, Fund Affiliate, Parent Company or Permitted Holder, or any Affiliate of any of the foregoing, will be permitted so long as the aggregate Term B Loans held by such Persons do not exceed 30% of the Term B Loan Facility; and

(F) no Lender shall assign any portion of its Loan or Commitments under this Agreement to Pacific Investment Management Company (“Pimco”) or any of its Affiliates.

For purposes of this Section 9.04(b), the term “Approved Fund” shall have the following meaning:

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions

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of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) Each of the Term Administrative Agent and the Revolving Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the U.S. Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Term Administrative Agent or the Revolving Administrative Agent, as applicable, shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Term Administrative Agent, the Revolving Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such

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Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which shall not be unreasonably withheld). A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Expenses; Indemnity . (a) The Borrowers jointly and severally agree to pay all reasonable and documented out-of-pocket expenses incurred by the Agents in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the U.S. Borrower and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Shearman & Sterling LLP, counsel for the Agents and the Joint Lead Arrangers, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel) (including the reasonable and documented allocated costs of internal counsel for the Agents, the Joint Lead Arrangers, any Issuing Bank or any Lender (but no more than one such counsel for any Lender)).

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(b) The Borrowers jointly and severally agree to indemnify the Agents, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective directors, trustees, officers, employees, investment advisors and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses (other than loss of anticipated profit), claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result primarily from the gross negligence or willful misconduct of such Indemnitee (treating, for this purpose only, any Agent, any Joint Lead Arranger, any Issuing Bank, any Lender and any of their respective Related Parties as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrowers jointly and severally agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses (other than loss of anticipated profit), claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to Holdings, any Borrower or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Property, or, to the extent Holdings, any Borrower or any of their Subsidiaries is or could be or could become responsible, any property owned, leased or operated by any predecessor of Holdings, any Borrower or any of their Subsidiaries, or any property at which Holdings, any Borrower or any of their Subsidiaries has sent Hazardous Wastes for treatment, storage or disposal, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Unless an Event of Default shall have occurred and be continuing, the Borrowers shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of their choice at its expense (in which case the Borrowers shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an

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Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee. Notwithstanding the Borrowers’ election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Borrowers shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Borrowers to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both one or more of the Borrowers and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrowers (in which case the Borrowers shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) the Borrowers shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) the Borrowers shall authorize in writing such Indemnitee to employ separate counsel at the Borrowers’ expense. The Borrowers will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrowers’ consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee.

(d) This Section 9.05 shall not apply to Taxes.

SECTION 9.06. Right of Set-off. Subject to Section 9.22, if an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Loan Party or any other Domestic Subsidiary, against any and all obligations of the Loan Parties, now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Agents, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that

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they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any Term B Installment Date or reduce the amount due on any Term B Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

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(vi) release all or substantially all the Collateral or release all or substantially all of the value of the Guarantees of the Subsidiary Loan Parties, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender.

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Term Administrative Agent, the Revolving Administrative Agent or an Issuing Bank hereunder without the prior written consent of, respectively, the Term Administrative Agent, the Revolving Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of any Syndication Agent, Joint Lead Arranger or Lender, the Loan Parties and the Term Administrative Agent, Revolving Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Joint Lead Arrangers, and the U.S. Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term B Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Term Administrative Agent, the U.S. Borrower and the Lenders providing the relevant Replacement Term B Loans (as defined below) to permit the refinancing of all outstanding Term B Loans (“Refinanced Term B Loans”) with a replacement “B” term loan tranche hereunder which shall be Loans hereunder (“Replacement Term B Loans”); provided that (a) the aggregate principal amount of such Replacement Term B Loans shall not exceed the aggregate principal amount of such Refinanced Term B Loans, (b) the Applicable Margin for such Replacement Term B Loans shall not be higher than the Applicable Margin for such Refinanced Term B Loans and (c) the weighted average life to maturity of such Replacement Term B Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term B Loans at the time of such refinancing.

(f) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the U.S. Borrower and the Joint Lead

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Arrangers to the extent necessary to integrate any New Term B Commitments or New Revolving Facility Commitments on substantially the same basis as the Term B Loans or Revolving Facility Loans, as applicable.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Dresser Credit Agreement

SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of the Borrowers, the Agents and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such Borrower at the address specified for the Loan Parties in Section 9.01(a). Each Loan Party hereby appoints the U.S. Borrower as its agent for service of process and hereby directs the U.S. Borrower to accept such service on its behalf and agrees that the failure of the U.S. Borrower to give any notice of any such service to such Loan Party shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The U.S. Borrower hereby irrevocably accepts such appointment as process agent. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b) Each of each Borrower, the Agents and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16. Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to

Dresser Credit Agreement

Holdings, the U.S. Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the U.S. Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to Holdings, the U.S. Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section).

SECTION 9.17. Communications. (a) Delivery. (i) Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Term Administrative Agent and the Revolving Administrative Agent all information, documents and other materials that it is obligated to furnish to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Term Administrative Agent or the Revolving Administrative Agent, as applicable, at the address referenced in Section 9.01(a)(ii). Nothing in this Section 9.17 shall prejudice the right of the Agents, the Syndication Agent, the Joint Lead Arrangers or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Term Administrative Agent and the Revolving Administrative Agent each agrees that receipt of the Communications by the Term Administrative Agent or the

Dresser Credit Agreement

Revolving Administrative Agent, as applicable, at the email address referenced in Section 9.01(a)(ii) shall constitute effective delivery of the Communications to the Term Administrative Agent or the Revolving Administrative Agent, as applicable for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Term Administrative Agent or the Revolving Administrative Agent, as applicable, in writing (including by electronic communication) from time to time of such Lender’s e mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e mail address.

(b) Posting. Each Loan Party further agrees that the Term Administrative Agent and the Revolving Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Term Administrative Agent, the Revolving Administrative Agent or any of their respective affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Term Administrative Agent’s or the Revolving Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

SECTION 9.18. Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party (other than the Equity Interests of the Borrower) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Term Administrative Agent, the Revolving Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Term Administrative Agent, the Revolving Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by either Borrower and at such Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party that is not a Borrower in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee. In addition, the Term Administrative Agent, the Revolving Administrative Agent and the Collateral Agent agree to take such actions

Dresser Credit Agreement

as are reasonably requested by either Borrower and at such Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of the U.S. Borrower shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

SECTION 9.19. U.S. Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the U.S. Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with the U.S. Patriot Act.

SECTION 9.20. Judgment; Substitutions of Currency. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Term Administrative Agent could purchase Dollars with such other currency at Morgan Stanley’s principal office in London at 11:00 a.m. (London time) on the Business Day preceding that on which final judgment is given.

(b) The obligation of each Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Term Administrative Agent or the Revolving Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender, the Term Administrative Agent or the Revolving Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender, the Term Administrative Agent or the Revolving Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender, the Term Administrative Agent or the Revolving Administrative Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, the Term Administrative Agent or the Revolving Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum originally due to any Lender, the Term Administrative Agent or the Revolving Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender, the Term Administrative Agent or the Revolving Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.

(c) If a change in any currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Adjusted LIBO Rate) will be amended to the extent determined by the Term Administrative Agent and the Revolving Administrative Agent (acting reasonably and in consultation with the Borrowers) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such currency had occurred.

Dresser Credit Agreement

SECTION 9.21. Termination or Release. (a) The Security Documents, the guarantees made therein, the Security Interest (as defined therein) and all other security interests granted thereby shall terminate at such time as the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than amounts in respect of obligations that by the terms of this Agreement survive termination and as to which no demand has been made or notice given) have been paid in full each Letter of Credit shall have expired or terminated or been Defeased and all L/C Disbursements shall have been reimbursed in full.

(b) A Subsidiary Loan Party shall automatically be released from its obligations under the Security Documents and the guarantees made therein and the security interests in the Collateral granted by any Subsidiary Loan Party shall be automatically released upon consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary of the U.S. Borrower pursuant to the terms of this Agreement.

(c) Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement to any person that is not a Loan Party, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.08 of this Agreement, the security interest in such Collateral shall be automatically released.

(d) If any security interest granted by the Security Documents in any Collateral violates Section 9.22 of this Agreement, the security interest in such Collateral shall be automatically released.

(e) In connection with any termination or release pursuant to paragraph (a), (b), (c) or (d) of this Section 9.21, the Administrative Agents and the Collateral Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release and shall assist such Loan Party in making any filing in connection therewith. Any execution and delivery of documents pursuant to this Section 9.21 shall be without recourse to or warranty by any Agent.

SECTION 9.22. Pledge and Guarantee Restrictions. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language):

(a) (i) no more than 65% of the issued and outstanding Equity Interests of (x) any Foreign Subsidiary or (y) any Domestic Subsidiary substantially all of whose assets consist of the Equity Interests in “controlled foreign corporations” under Section 957 of the Code shall be pledged or similarly hypothecated to guarantee, secure or support any Obligation of any Loan Party;

(ii) no Foreign Subsidiary or any Domestic Subsidiary substantially all of whose assets consist of the Equity Interests in “controlled foreign corporations” under Section 957 of the Code shall guarantee or support any Obligation of any Loan Party;

Dresser Credit Agreement

(iii) no security or similar interest shall be granted in the assets of any Foreign Subsidiary or any Domestic Subsidiary substantially all of whose assets consist of the Equity Interests in “controlled foreign corporations under Section 957 of the Code (including indirectly by way of an offset or otherwise) which security or similar interests guarantees or supports any Obligation of any Loan Party; and

(b) no Subsidiary shall guarantee or support any Obligation of any Loan Party if such guarantee or support would contravene the Agreed Security Principles.

The parties hereto agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 9.22 shall be void ab initio.

[Signature Pages Follow]

Dresser Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

DRESSER HOLDINGS, INC., as Holdings

By:	/s/ Robert D. Woltil
Name:	Robert D. Woltil
Title:	Senior Vice President and Chief Financial Officer

DRESSER, INC., as the U.S. Borrower

By:	/s/ Robert D. Woltil
Name:	Robert D. Woltil
Title:	Senior Vice President and Chief Financial Officer

D.I. LUXEMBOURG S.A.R.L., as the Euro Borrower

By:	/s/ Robert D. Woltil
Name:	Robert D. Woltil
Title:	Director

Dresser Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as Term Administrative Agent and as Lender

By:	/s/ Eugene F Martin
Name:	Eugene F Martin
Title:	Vice President

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By:	/s/ Eugene F Martin
Name:	Eugene F Martin
Title:	Managing Director

MORGAN STANLEY BANK, as Lender

By:	/s/ Eugene F Martin
Name:	Eugene F Martin
Title:	Authorised Signatory

Dresser Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Revolving Administrative Agent, as Issuing Bank, as Swingline Lender and as Lender

By:	/s/ Michael G. Janak
Name:	Michael G. Janak
Title:	Vice President

Dresser Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Issuing Bank and as Lender

By:	/s/ DAVID DOOD
Name:	DAVID DOOD
Title:	VICE PRESIDENT

By:	/s/ MIKHAIL FAYBUSOVICH
Name:	MIKHAIL FAYBUSOVICH
Title:	ASSOCIATE

Dresser Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION,
as Documentation Agent and as Lender

By:	/s/ Mark Blankstein
Name:	Mark Blankstein
Title:	Duly Authorized Signatory

Dresser Credit Agreement

NATEXIS BANQUES POPULAIRES,
as Documentation Agent and as Lender

By:	/s/ Timothy L. Polvado
Name:	Timothy L. Polvado
Title:	Vice President and Group Manager

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Vice President and Group Manager

Dresser Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Scott Collins
Name:	Scott Collins
Title:	Vice President

Dresser Credit Agreement

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert names of Assignees] (the “Assignees”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as may be amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Term Administrative Agent and/or the Revolving Administrative Agent, as applicable, as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:______________________________________________________________________

2.	Assignee[s]: __________________________________________________________________
[and is a Lender][and is an Affiliate/Approved Fund of [Identify Lender]]

3.	Borrower: _____________________________________________________________________

4.	Administrative Agent: In respect of assignments under the Term Facility, Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as term administrative agent under the Credit Agreement (in such capacity, the “Term Administrative Agent”)

or, in respect of assignments under the Revolving Facility, Wells Fargo Bank, National Association (“Wells Fargo”), as revolving administrative agent under the Credit Agreement (in such capacity, the “Revolving Administrative Agent”), as applicable.

5.	Credit Agreement: The Credit Agreement dated as of October 31, 2006, among Dresser Holdings, Inc., a Delaware corporation (“Holdings”), Dresser, Inc., a Delaware corporation (the “U.S. Borrower”), D.I. Luxembourg S.A.R.L., a corporation organized and existing under the laws of Luxembourg (the “Euro Borrower”), the Lenders party thereto, Morgan Stanley, as Term Administrative Agent, Wells Fargo, as Revolving Administrative Agent, Morgan Stanley & Co. Incorporated, as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, Credit Suisse Securities (USA) , LLC (“Credit Suisse”), as syndication agent (in such capacity, the “Syndication Agent”), Morgan Stanley and Credit Suisse, as joint lead arrangers and joint book managers, and Natexis Banques Populaires and General Electric Capital Corporation, as co-documentation agents (in such capacity, the “Co-Documentation Agents”).

6.	Assigned Interest[1]:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans*
Revolving Facility			%
Term B Facility			%

Effective Date:                     ,         ,         . [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Add additional table for each Assignee.
*	Calculate to 9 decimal places and show as a percentage of aggregate Loans of all Lenders in respect of the applicable Facility.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE][2]

By:
Name:
Title:

Consented3 to and accepted:

[MORGAN STANLEY SENIOR FUNDING, INC.,

as Term Administrative Agent

By:
Name:
Title:]

[WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Revolving Administrative Agent

By:
Name:
Title:]

[2]	Add additional table for each Assignee.
[3]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement. Include the Term Administrative Agent, the Revolving Administrative Agent or both, as applicable.

[Consented4 to:]

[Swingline Lenders

By:
Name:
Title:]

[Issuing Banks

By:
Name:
Title:]

[Consented5 to:]

[DRESSER, INC.,

as the U.S. Borrower

By:
Name:
Title:]

[D.I. LUXEMBOURG S.A.R.L.,

as the Euro Borrower

By:
Name:
Title:]

[4]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.
[5]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the U.S. Borrower, the Euro Borrower, any of the other Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the U.S. Borrower, the Euro Borrower, any of the other Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2 Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Term Administrative Agent and/or the Revolving Administrative Agent, as applicable, or any other Lender, (v) if it is a Foreign Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each] Assignee and (vi) if it has a Revolving Facility Commitment, it has the capacity to make Revolving Facility Loans in the currencies available to the Borrowers under the Revolving Facility or has made other arrangements satisfactory to the Borrowers and the Revolving Administrative Agent; and (b) agrees that (i) it will, independently and without reliance on the Term Administrative Agent and/or the Revolving Administrative Agent, as applicable, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Term Administrative Agent and/or the Revolving Administrative Agent, as applicable, shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B

FORM OF ADMINISTRATIVE QUESTIONNAIRE

TERM FACILITY

Administrative Details Reply Form

Morgan Stanley Senior Funding, Inc.	Return to: LISA MALONE
Loan Administration	Telephone: 718-754-7425
One Pierrepont Plaza, 7[t]h Floor	Fax: 212-507-3558
300 Cadman Plaza West	E-mail address:
Brooklyn, NY 11201	Lisa.Malone@morganstanley.com

ADMINISTRATIVE QUESTIONNAIRE FOR:

[                                         ]

Please accurately complete the following information and return via FAX or e-mail to the attention of Lisa Malone at Morgan Stanley as soon as possible. It is very important that all of the requested information is accurately completed and returned promptly.

LEGAL NAME OF LENDING INSTITUTION TO APPEAR IN DOCUMENTATION:

NUMBER OF LINES NEEDED FOR SIGNATURE PAGE:

_______________________________________

GENERAL INFORMATION—DOMESTIC LENDING OFFICE:

Institution Name: _____________________________________________________________

Street Address: _______________________________________________________________

City, State, Zip Code: ________________________________________________________

CREDIT CONTACTS/NOTIFICATION METHODS:

Contact Name: _________________________________________________________________

Street Address: _______________________________________________________________

City, State, Zip Code: ________________________________________________________

Telephone Number: _____________________________________________________________

Fax Number: ___________________________________________________________________

E-Mail Address: _______________________________________________________________

TAX STATUS:

Is your institution a non-Resident Alien, foreign corporation or partnership?

Yes                      No

If yes:

What is the country of incorporation or organization?

Tax Form W-8BEN or W-8ECI should be enclosed as per the Tax Section of the referenced Credit Agreement. Failure to properly complete and return the applicable form will subject your institution to withholding tax.

If no:

Please submit Tax Form W-9

Lender’s	Tax Identification Number:

CONTACTS/NOTIFICATION METHODS:

ADMINISTRATIVE CONTACTS-BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.

Contact Name: _________________________________________________________________

Street Address: _______________________________________________________________

City, State, Zip Code: ________________________________________________________

Telephone Number: _____________________________________________________________

Fax Number: ___________________________________________________________________

E-Mail Address: _______________________________________________________________

BID LOAN NOTIFICATION: (IF APPLICABLE)

Contact Name: _________________________________________________________________

Street Address: _______________________________________________________________

City, State, Zip Code: ________________________________________________________

Telephone Number: _____________________________________________________________

Fax Number: ___________________________________________________________________

E-Mail Address: _______________________________________________________________

PAYMENT INSTRUCTIONS:

Name of Bank where funds are to be
transferred: __________________________________________________________________

Routing Transit/
ABA Number of Bank where funds are to be transferred: __________________________________________________________________

Name of Account, if applicable: ___________________________________________________________________

Account Number: _______________________________________________________________

Additional Information: _______________________________________________________

EXHIBIT B

FORM OF ADMINISTRATIVE QUESTIONNAIRE

REVOLVING FACILITY

Wells Fargo Bank, National Association	Return to:	[ ]
	Telephone:	[ ]
[ ]	Fax:	[ ]
	E-mail address:	[ ]

ADMINISTRATIVE QUESTIONNAIRE FOR:

[                                                 ]

Please accurately complete the following information and return via FAX or e-mail to the attention of [                            ] at Wells Fargo as soon as possible. It is very important that all of the requested information is accurately completed and returned promptly.

LEGAL NAME OF LENDING INSTITUTION TO APPEAR IN DOCUMENTATION:

NUMBER OF LINES NEEDED FOR SIGNATURE PAGE:

GENERAL INFORMATION—DOMESTIC LENDING OFFICE:

Institution Name: _____________________________________________________________

Street Address: _______________________________________________________________

City, State, Zip Code: ________________________________________________________

CREDIT CONTACTS/NOTIFICATION METHODS: _________________________________________

Contact Name: _________________________________________________________________

Street Address: _______________________________________________________________

City, State, Zip Code: ________________________________________________________

Telephone Number: _____________________________________________________________

Fax Number: ___________________________________________________________________

E-Mail Address: _______________________________________________________________

TAX STATUS:

Is your institution a non-Resident Alien, foreign corporation or partnership?

Yes                      No

If yes:

What is the country of incorporation or organization?

Tax Form W-8BEN or W-8ECI should be enclosed as per the Tax Section of the referenced Credit Agreement. Failure to properly complete and return the applicable form will subject your institution to withholding tax.

If no:

Please submit Tax Form W-9

Lender’s	Tax Identification Number:

CONTACTS/NOTIFICATION METHODS:

ADMINISTRATIVE CONTACTS-BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.

Contact Name: _________________________________________________________________

Street Address: _______________________________________________________________

City, State, Zip Code: ________________________________________________________

Telephone Number: _____________________________________________________________

Fax Number: ___________________________________________________________________

E-Mail Address: _______________________________________________________________

BID LOAN NOTIFICATION: (IF APPLICABLE)

Contact Name: _________________________________________________________________

Street Address: _______________________________________________________________

City, State, Zip Code: ________________________________________________________

Telephone Number: _____________________________________________________________

Fax Number: ___________________________________________________________________

E-Mail Address: _______________________________________________________________

PAYMENT INSTRUCTIONS:

Name of Bank where funds are to be
transferred: __________________________________________________________________

Routing Transit/
ABA Number of Bank where funds are to be transferred: __________________________________________________________________

Name of Account, if applicable: ___________________________________________________________________

Account Number: _______________________________________________________________

Additional Information: _______________________________________________________

EXHIBIT C-1

FORM OF BORROWING REQUEST

REVOLVING FACILITY

Wells Fargo Bank, National Association

      as Revolving Administrative Agent

      for the Lenders referred to below

[Address]

Attention: [                            ]

Fax:	[ ]

[Date]

Ladies and Gentlemen:

Reference is made to the credit agreement (the “Credit Agreement”) dated as of October 31, 2006, among Dresser Holdings, Inc., a Delaware corporation (“Holdings”), Dresser, Inc., a Delaware corporation (the “U.S. Borrower”), D.I. Luxembourg S.A.R.L., a corporation organized and existing under the laws of Luxembourg (the “Euro Borrower”), the Lenders party thereto, Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as term administrative agent (in such capacity, the “Term Administrative Agent”), Wells Fargo Bank National Association (“Wells Fargo”), as revolving administrative agent (in such capacity, the “Revolving Administrative Agent”), Morgan Stanley & Co. Incorporated (“MS”), as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, Credit Suisse Securities (USA), LLC (“Credit Suisse”), as syndication agent (in such capacity, the “Syndication Agent”), Morgan Stanley and Credit Suisse, as joint lead arrangers and joint book managers (in such capacity, the “Joint Lead Arrangers”), and Natexis Banques Populaires and General Electric Capital Corporation, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Borrowing Request and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

For a Revolving Facility Borrowing,

(A) Borrower:

(B) Aggregate Amount of Borrowing (expressed in Dollars):1

(C) Date of Borrowing (which shall be a Business Day):

[1]	Not less than $/€1.0 million and an integral multiple of $/€1.0 million.

(D)	Type of Borrowing (ABR or Eurocurrency):

(E)	Interest Period (if a Eurocurrency Borrowing):[2]

(F)	Location and number of Borrower’s account or any other account agreed upon by the Revolving Administrative Agent and the Borrower to which proceeds of Borrowing are to be disbursed:

The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement are satisfied.3

Very truly yours,

[DRESSER, INC.] [D.I. LUXEMBOURG S.A.R.L.], as Borrower

By:
Name:
Title:

[2]	Which must comply with the definition of “Interest Period” and end not later than the Revolving Facility Maturity Date.
[3]	To be included in Borrowing Requests after the Closing Date.

EXHIBIT C-2

FORM OF BORROWING REQUEST

TERM FACILITY

Morgan Stanley Senior Funding, Inc.

        as Term Administrative Agent

        for the Lenders referred to below

One Pierrepont Plaza, 7th Floor

300 Cadman Plaza West

Brooklyn,	NY 11201

Attention:	Administrative Agent Team,
Loan Administration
Fax:	(718) 754-7249/7250

[Date]

Ladies and Gentlemen:

Reference is made to the credit agreement (the “Credit Agreement”) dated as of October 31, 2006, among Dresser Holdings, Inc., a Delaware corporation (“Holdings”), Dresser, Inc., a Delaware corporation (the “U.S. Borrower”), D.I. Luxembourg S.A.R.L., a corporation organized and existing under the laws of Luxembourg (the “Euro Borrower”), the Lenders party thereto, Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as term administrative agent (in such capacity, the “Term Administrative Agent”), Wells Fargo Bank National Association (“Wells Fargo”), as revolving administrative agent (in such capacity, the “Revolving Administrative Agent”), Morgan Stanley & Co. Incorporated (“MS”), as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, Credit Suisse Securities (USA), LLC (“Credit Suisse”), as syndication agent (in such capacity, the “Syndication Agent”), Morgan Stanley and Credit Suisse, as joint lead arrangers and joint book managers (in such capacity, the “Joint Lead Arrangers”), and Natexis Banques Populaires and General Electric Capital Corporation, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Borrowing Request and the U.S. Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the U.S. Borrower specifies the following information with respect to such Borrowings requested hereby:

For a Term B Borrowing,

(A) Aggregate Amount of Borrowing (expressed in Dollars):

(B) Date of Borrowing (which shall be a Business Day): October 31, 2006

(C) Type of Borrowing (ABR or Eurocurrency):

(D) Interest Period (if a Eurocurrency Borrowing):4

(E)	Location and number of the U.S. Borrower’s account or any other account agreed upon by the Term Administrative Agent and the U.S. Borrower to which proceeds of Borrowing are to be disbursed:

Very truly yours,

DRESSER, INC., as the U.S. Borrower

By:
Name:
Title:

[4]	Which must comply with the definition of “Interest Period”.

EXHIBIT C-3

FORM OF

SWINGLINE BORROWING REQUEST

Wells Fargo Bank, National Association

        as Revolving Administrative Agent

        for the Lenders referred to below

[Address]

Attention: [                                ]

Fax:	[ ]

[Date]

Ladies and Gentlemen:

Reference is made to the credit agreement (the “Credit Agreement”) dated as of October 31, 2006, among Dresser Holdings, Inc., a Delaware corporation (“Holdings”), Dresser, Inc., a Delaware corporation (the “U.S. Borrower”), D.I. Luxembourg S.A.R.L., a corporation organized and existing under the laws of Luxembourg (the “Euro Borrower”), the Lenders party thereto, Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as term administrative agent (in such capacity, the “Term Administrative Agent”), Wells Fargo Bank National Association (“Wells Fargo”), as revolving administrative agent (in such capacity, the “Revolving Administrative Agent”), Morgan Stanley & Co. Incorporated (“MS”), as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, Credit Suisse Securities (USA), LLC (“Credit Suisse”), as syndication agent (in such capacity, the “Syndication Agent”), Morgan Stanley and Credit Suisse, as joint lead arrangers and joint book managers (in such capacity, the “Joint Lead Arrangers”), and Natexis Banques Populaires and General Electric Capital Corporation, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Borrowing Request and the U.S. Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the U.S. Borrower specifies the following information with respect to such Borrowings requested hereby:

Type of Borrowing (ABR or Eurocurrency):

Aggregate Amount of Borrowing (expressed in Dollars):1

Date of Borrowing (which shall be a Business Day):

Term of Borrowing:

[1]	Which must comply with the definitions of Borrowing Minimum and Borrowing Multiple (i.e., not less than $250,000 and an integral multiple of $250,000).

Location and number of the U.S. Borrower’s account or any other account agreed upon by the Revolving Administrative Agent and the U.S. Borrower to which proceeds of Borrowing are to be disbursed:

The U.S. Borrower hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement are satisfied.

Very truly yours,

DRESSER, Inc., as the U.S. Borrower

By:
Name:
Title:

Exhibit D

Form of Mortgage

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING [(                    )]

by and from

DRESSER RE, INC., “Mortgagor”

to

MORGAN STANLEY & CO. INCORPORATED,

in its capacity as Agent, “Mortgagee”

Dated as of [                    , 2006

Location:	[ ]
Municipality:	[ ]
County:	[ ]
State:	[ ]

THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING

TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE

DESCRIBED HEREIN.

PREPARED BY, RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Attention: Malcolm K. Montgomery, Esq.

File #5822/2439

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES AND FIXTURE FILING ([                    ])

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING ([                    ]) (this “Mortgage”) is dated as of [                    ], 2006 by and from DRESSER RE, INC., a Delaware corporation (“Mortgagor”), whose address is 15455 Dallas Parkway, Suite 1100, Addison, Texas 75001, to MORGAN STANLEY & CO. INCORPORATED, a Delaware corporation, as collateral agent (in such capacity, “Agent”) for the Secured Parties as defined in the Credit Agreement (defined below), having an address at One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza, Brooklyn, New York 11201 (Agent, together with its successors and assigns, “Mortgagee”).

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in that certain Credit Agreement dated as of [                    , 2006], as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Dressser, Inc., a Delaware corporation (“Borrower”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as Administrative Agent, Agent, and the other Secured Parties identified therein As used herein, the following terms shall have the following meanings:

(a) “Collateral Agreement”: That certain Guarantee and Collateral Agreement by and from Mortgagor and the other guarantors referred to therein for the benefit of Agent dated as of [                    ], 2006, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

(b) “Event of Default”: An Event of Default under and as defined in the Credit Agreement.

(c) “Indebtedness”: (1) All indebtedness of Mortgagor to Mortgagee or any of the other Secured Parties under the Credit Agreement or any other Loan Document to which Mortgagor is a party, including, without limitation (except as otherwise set forth in Section 2.07 of the Collateral Agreement), the sum of all (a) principal, interest and other amounts owing under or evidenced or secured by the Loan Documents, (b) principal, interest and other amounts which may hereafter be lent by Mortgagee or any of the other Secured Parties under or in connection with the Credit Agreement or any of the other Loan Documents, whether evidenced by a promissory note or other instrument which, by its terms, is secured hereby, and (c) obligations and liabilities of any nature now or hereafter existing under or arising in connection with Letters of Credit and other extensions of credit under the Credit Agreement or any of the other Loan Documents and reimbursement obligations in respect thereof, together with interest and other amounts payable with respect thereto, and (2) all other indebtedness, obligations and liabilities now or hereafter existing of any kind of Mortgagor to Mortgagee or any of the other Secured Parties under documents which recite that they are intended to be secured by this Mortgage. The Indebtedness secured hereby includes, without limitation, all interest and expenses accruing after the commencement by or against Mortgagor or any of its affiliates of a proceeding under the Bankruptcy Code (defined below) or any similar law for the relief of debtors. The Credit Agreement contains a revolving credit facility which permits Borrower to borrow certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to the Secured Parties, all upon satisfaction of certain conditions stated in the Credit Agreement. This Mortgage secures all advances and re-advances under the Credit Agreement, including, without limitation, those under the revolving credit facility contained therein.

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Dresser Form of Mortgage

(d) “Mortgaged Property”: The fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in and to (1) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, including all such items as defined in the UCC (defined below), now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (5) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (6) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (7) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (8) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (9) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (10) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (11) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(e) “Obligations”: All of the agreements, covenants, conditions, warranties, representations and other obligations of Mortgagor under the Credit Agreement and the other Loan Documents to which it is a party.

(f) “Permitted Liens”: A Permitted Encumbrance under and as defined in the Credit Agreement and the matters that are set forth on Exhibit B attached hereto.

(g) “UCC”: The Uniform Commercial Code of the State of [                    ] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than the State of [                    ], then, as to the matter in question, the Uniform Commercial Code in effect in that state.

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Dresser Form of Mortgage

ARTICLE 2

Section 2.1 Grant. To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee the Mortgaged Property, subject, however, only to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.

ARTICLE 3

WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1 Title to Mortgaged Property and Lien of this Instrument. Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Liens. This Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property.

Section 3.2 First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement (including the requirement of providing a bond or other security satisfactory to Mortgagee).

Section 3.3 Payment and Performance. Mortgagor shall pay the Indebtedness when due under the Credit Agreement and the other Loan Documents and shall perform the Obligations in full when they are required to be performed as specified in the Credit Agreement and the other Loan Documents.

Section 3.4 Replacement of Fixtures and Personalty. Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures or Personalty owned or leased by Mortgagor to be removed at any time from the Land or Improvements, except in the ordinary course of business.

Section 3.5 Inspection. Mortgagor shall maintain all financial records in accordance with GAAP and permit any Persons designated by Mortgagee or, upon the occurrence and during the continuance of an Event of Default, any Lender, to visit and inspect the financial records and the Mortgaged Property at reasonable times, upon reasonable prior notice to Mortgagor, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by Mortgagee or, upon the occurrence and during the continuance of an Event of Default, any Lender, upon reasonable prior notice to Mortgagor to discuss the affairs, finances and condition of Mortgagor with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract). Upon the occurrence and during the continuance of an Event of Default, Mortgagor shall permit Mortgagee to conduct such environmental and engineering studies as Mortgagee may require, provided that such studies shall not materially interfere with the use and operation of the Mortgaged Property.

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Dresser Form of Mortgage

Section 3.6 Other Covenants. All of the covenants in the Credit Agreement are incorporated herein by reference and, together with covenants in this Article 3, shall be covenants running with the Land.

Section 3.7 Insurance; Condemnation Awards and Insurance Proceeds.

(a) Insurance. Mortgagor shall, in accordance with Section 5.02 of the Credit Agreement, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the Mortgaged Property against loss or damage of the kinds described in Section 5.02 of the Credit Agreement.

(b) Condemnation Awards. Subject to the terms of the Credit Agreement, Mortgagor shall use commercially reasonable efforts to collect and receive all Condemnation Awards and shall give proper receipts and acquittances therefor. All Condemnation Awards shall be applied in accordance with the provisions of the Credit Agreement.

(c) Insurance Proceeds. Subject to the terms of the Credit Agreement, Mortgagor shall use commercially reasonable efforts to collect and receive all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property. All insurance proceeds shall be applied in accordance with the provisions of the Credit Agreement.

ARTICLE 4

[Intentionally Omitted]

ARTICLE 5

DEFAULT AND FORECLOSURE

Section 5.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a) Acceleration. Subject to any provisions of the Loan Documents providing for the automatic acceleration of the Indebtedness upon the occurrence of certain Events of Default, declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.

(b) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.7.

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Dresser Form of Mortgage

(d) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(e) Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.7.

(f) Other. Exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

Section 5.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.3 Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 5.4 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

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Dresser Form of Mortgage

Section 5.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 5.6 Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

Section 5.7 Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:

(a) to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) attorneys’ and accountants’ fees and expenses, and (4) costs of advertisement;

(b) to the payment of the Indebtedness and performance of the Obligations in such manner and order of preference as Mortgagee in its sole discretion may determine; and

(c) the balance, if any, to the Persons legally entitled thereto.

Section 5.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 5.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee or any other Secured Party under this Section 5.9, or otherwise under this Mortgage or any of the other Loan Documents or applicable law, shall bear interest from the date that such sum is

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Dresser Form of Mortgage

advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b) Mortgagor shall, to the extent set forth in Section 9.05 of the Credit Agreement, pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Loan Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 5.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee under the Loan Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE 6

ASSIGNMENT OF RENTS AND LEASES

Section 6.1 Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Mortgagee (any such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law).

Section 6.2 Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 6.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest

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created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 6.4 No Merger of Estates. So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

ARTICLE 7

SECURITY AGREEMENT

Section 7.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any inconsistency between the terms of this Mortgage and the terms of the Collateral Agreement with respect to the collateral covered both therein and herein, the Collateral Agreement shall control and govern to the extent of any such inconsistency.

Section 7.2 Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such documents, instruments and further assurances, in each case in form and substance satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor represents and warrants to Mortgagee that Mortgagor’s jurisdiction of organization is the State of [                            ]. After the date of this Mortgage, Mortgagor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without giving at least thirty (30) days’ prior written notice to Mortgagee.

Section 7.3 Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. The information provided in this Section 7.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage immediately preceding Article 1. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage immediately preceding Article 1. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in Section 1.1(d) of this Mortgage. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged

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Property, the employer identification number of Mortgagor is [                    ] and the organizational identification number of Mortgagor is [                    ].

ARTICLE 8

[Intentionally Omitted]

ARTICLE 9

MISCELLANEOUS

Section 9.1 Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 9.01 of the Credit Agreement.

Section 9.2 Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

Section 9.3 Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the highest rate at which interest is then computed on any portion of the Indebtedness; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3.

Section 9.4 Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee, the other Secured Parties, and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

Section 9.5 No Waiver. Any failure by Mortgagee or the other Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Mortgagee and the other Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

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Section 9.6 Credit Agreement. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.

Section 9.7 Release or Reconveyance. Upon payment in full of the Indebtedness and performance in full of the Obligations or upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement, Mortgagee, at Mortgagor’s request and expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor.

Section 9.8 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Indebtedness or Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.

Section 9.9 Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York).

Section 9.10 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 9.11 Severability. If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.

Section 9.12 Entire Agreement. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagee and Mortgagor relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 9.13 Mortgagee as Agent; Successor Agents.

(a) Agent has been appointed to act as Agent hereunder by the other Secured Parties. Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, any related agency agreement among Agent and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage. Mortgagor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

(b) Mortgagee shall at all times be the same Person that is Agent under the Agency Documents. Written notice of resignation by Agent pursuant to the Agency Documents shall also

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constitute notice of resignation as Agent under this Mortgage. Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Mortgage. Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Mortgage. Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Mortgagee under this Mortgage, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Mortgage. After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Mortgage and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Agent hereunder.

ARTICLE 10

LOCAL LAW PROVISIONS

[To be inserted as Agent determines]

[The remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	[ ],
a [ ] [ ]

By:
Name:
Title:

S-1

[Insert appropriate form of state specific notary acknowledgement]

N-1

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises located at [                    ]:

[See Attached Page(s) For Legal Description]

Exh. A-1

EXHIBIT B

PERMITTED ENCUMBRANCES

Those exceptions set forth in Schedule B of that certain policy of title insurance issued to Mortgagee by [                    ] on or about the date hereof pursuant to commitment number [                    ].

Exh. B-1

EXECUTION COPY

EXHIBIT E

GUARANTEE AND COLLATERAL AGREEMENT

dated and effective as of

October 31, 2006,

among

DRESSER HOLDINGS, INC.

as Holdings,

DRESSER, INC.,

as U.S. Borrower,

D.I. LUXEMBOURG S.A.R.L.,

as Euro Borrower,

each Subsidiary Loan Party

identified herein,

and

MORGAN STANLEY & CO. INCORPORATED,

as Collateral Agent

TABLE OF CONTENTS

		Page

Article I

Definitions

SECTION 1.01.	Credit Agreement	1

SECTION 1.02.	Other Defined Terms	1

Article II

Guarantee

SECTION 2.01.	Guarantee	5

SECTION 2.02.	Guarantee of Payment	5

SECTION 2.03.	No Limitations, etc.	5

SECTION 2.04.	Reinstatement	7

SECTION 2.05.	Agreement To Pay; Subrogation	7

SECTION 2.06.	Information	7

SECTION 2.07.	Maximum Liability	7

SECTION 2.08.	Payments Free and Clear of Taxes, Etc	7

Article III

Pledge of Securities

SECTION 3.01.	Pledge	8

SECTION 3.02.	Delivery of the Pledged Collateral	9

SECTION 3.03.	Representations, Warranties and Covenants	9

SECTION 3.04.	Certification of Limited Liability Company and Limited Partnership Interests	11

SECTION 3.05.	Registration in Nominee Name; Denominations	11

SECTION 3.06.	Voting Rights; Dividends and Interest, etc.	11

-i-

Article IV

Security Interests in Personal Property

SECTION 4.01.	Security Interest	13

SECTION 4.02.	Representations and Warranties	15

SECTION 4.03.	Covenants	17

SECTION 4.04.	Other Actions	20

SECTION 4.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	21

Article V

Remedies

SECTION 5.01.	Remedies Upon Default	23

SECTION 5.02.	Application of Proceeds	24

SECTION 5.03.	Grant of License To Use Intellectual Property	25

SECTION 5.04.	Securities Act, etc	25

SECTION 5.05.	Registration, etc	25

Article VI

Indemnity, Subrogation and Subordination

SECTION 6.01.	Indemnity and Subrogation	26

SECTION 6.02.	Contribution and Subrogation	26

SECTION 6.03.	Subordination	27

Article VII

Miscellaneous

SECTION 7.01.	Notices	27

SECTION 7.02.	Security Interest Absolute	27

SECTION 7.03.	Binding Effect; Several Agreement	27

SECTION 7.04.	Successors and Assigns	28

-ii-

Schedules
Schedule I	Subsidiary Loan Parties
Schedule II	Pledged Stock; Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Limited Liability Company Interests
Schedule V	Commercial Tort Claims
Schedule VI	Partnership Interests

Exhibits
Exhibit I	Form of Supplement to the Guarantee and Collateral Agreement
Exhibit II	Form of Perfection Certificate
Exhibit III	Form of Intellectual Property Security Agreement

-iii-

GUARANTEE AND COLLATERAL AGREEMENT dated and effective as of October 31, 2006 (this “Agreement”), among DRESSER HOLDINGS, INC., a Delaware corporation (“Holdings”), DRESSER INC., a Delaware corporation (the “U.S. Borrower”), D.I. LUXEMBOURG S.A.R.L., a corporation organized and existing under the laws of Luxembourg (the “Euro Borrower”, and, together with the U.S. Borrower, the “Borrowers” and each a “Borrower”), each Subsidiary Loan Party listed on the signature page and any other entity that becomes a party pursuant to Section 7.15 hereof (each, a “Subsidiary Loan Party”) and MORGAN STANLEY & CO. INCORPORATED (“MS”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).

Reference is made to the Credit Agreement dated as of October 31, 2006 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the U.S. Borrower, the Euro Borrower, the lenders party thereto from time to time (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as Term Administrative Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as Revolving Administrative Agent, MS as Collateral Agent for the Lenders, CREDIT SUISSE SECURITIES (USA) LLC (“Credit Suisse”), as Syndication Agent, Morgan Stanley and Credit Suisse, as Joint Lead Arrangers and Joint Book Managers, and NATEXIS BANQUES POPULAIRES, as Documentation Agent.

The Lenders have agreed to extend credit to the Borrowers (as defined in the Credit Agreement) subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Holdings and the Subsidiary Loan Parties are Affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any person who is or who may become obligated to any Guarantor under, with respect to or on account of an Account.

Dresser Guarantee and Collateral Agreement

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Cash Management Arrangement” means existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of each Loan Party to a Lender howsoever associated with any cash management services that are provided by such Lender to or for the benefit of such Loan Party (including all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by such Lender in connection with the collection or enforcement thereof).

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Control Agreement” means a securities account control agreement or commodity account control agreement, as applicable, in form and substance reasonably satisfactory to the Collateral Agent.

“Copyrights” means all of the following: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Credit Agreement” has the meaning assigned to such term in the second introductory paragraph of this Agreement.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“General Intangibles” means all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Guarantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Guarantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements, Cash Management Arrangements (as defined above) and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Guarantor to secure payment by an Account Debtor of any of the Accounts.

“Guaranteed Obligations” means (a) the Loan Document Obligations and (b) the due and punctual payment and performance of all obligations of each Loan Party under each Swap Agreement and each Cash Management Arrangement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) that, in each case under this clause (b), (i) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement or Cash Management Arrangement is entered into.

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“Guarantor Intellectual Property” means all Intellectual Property now or hereafter owned or licensed by any Guarantor.

“Guarantors” means Holdings, the U.S. Borrower and each Subsidiary Loan Party.

“Intellectual Property” means all Patents, Copyrights, Trademarks, trade secrets, internet domain names, and all inventions, designs, confidential or proprietary technical and business information, know-how, show-how and other data or information and all related documentation.

“IP Agreements” means all agreements granting to or receiving from a third party any rights to Intellectual Property to which any Guarantor, now or hereafter, is a party.

“Licensed Intellectual Property” means all Intellectual Property that any Guarantor is licensed or otherwise permitted to use pursuant to the IP Agreements.

“Loan Document Obligations” means (a) the due and punctual payment by each Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to each Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by each Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and (iii) all other monetary obligations of each Borrower to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including interest incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual performance of all other obligations of each Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents (other than the Guaranteed Obligations referred to in clause (b) of the definition of “Guaranteed Obligations”) (including interest incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Material Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patents” means all of the following: (a) all letters patent of the United States or the equivalent thereof in any other country, and all applications for letters patent of the United States or the equivalent thereof in any other country, and (b) all reissues, continuations,

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divisions, continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Financial Officer of each Borrower.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Pledgor” shall mean each Guarantor.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before the United States Patent and Trademark Office, the United States Copyright Office, any similar offices in any State of the United States or any other country or political subdivision thereof, or any Internet domain name registrar.

“Secured Parties” means (a) the Lenders, (b) the Term Administrative Agent, (c) the Revolving Administration Agent (d) the Collateral Agent, (e) each Issuing Bank, (f) each counterparty to any Swap Agreement entered into with a Loan Party the obligations under which constitute Guaranteed Obligations, (g) each counterparty to any Cash Management Arrangement entered into with a Loan Party the obligations under which constitute Guaranteed Obligations, (h) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (i) the successors and permitted assigns of each of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Subsidiary Loan Party” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Trademarks” means all of the following: (a) all trademarks, service marks, corporate names, company names, business names, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law) and (b) all goodwill associated therewith or symbolized thereby.

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ARTICLE II

GUARANTEE

SECTION 2.01. Guarantee. Each Guarantor absolutely, irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations. Each Guarantor further agrees that the Guaranteed Obligations may be extended, modified, substituted, amended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation. Each Guarantor unconditionally and irrevocably waives notice of nonperformance, acceleration, presentment to, demand of payment from and protest to any Borrower or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of any Borrower or any other person.

SECTION 2.03. No Limitations, etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided for in Section 7.14, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

(i) the failure of any Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii) the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any Collateral or any other collateral securing the Guaranteed Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;

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(v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than (subject to the penultimate sentence of this Section 2.03(a) concerning the continuing nature of the guarantee) the payment in full in cash of all the Guaranteed Obligations);

(vi) any illegality, lack of validity or enforceability of any Guaranteed Obligation;

(vii) any change in the corporate existence, structure or ownership of any Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or its assets or any resulting release or discharge of any Guaranteed Obligation;

(viii) the existence of any claim, set-off or other rights that the Guarantor may have at any time against any Borrower, any Agent or other Secured Party, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; and

(ix) any other circumstance (including without limitation, the expiration of any statute of limitations) or any existence of or reliance on any representation by any Agent or any other Secured Party that might otherwise constitute a defense to, or a legal or equitable discharge of, any Borrower or Guarantor or any other guarantor or surety.

Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder. Each Guarantor acknowledges that its guarantee is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Article II are knowingly made in contemplation of such benefits.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than (subject to the penultimate sentence of this Section 2.03(a) concerning the continuing nature of the guarantee) the payment in full in cash of all the Guaranteed Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Borrower or any other Loan Party or exercise any other right or remedy available to them against any Borrower or any other Loan Party, without

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affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against a Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Term Administrative Agent or Revolving Administrative Agent, as applicable, or any other Secured Party upon the bankruptcy or reorganization of any Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against such Borrower, or other Loan Party or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of each Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Maximum Liability. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor (other than Holdings and the U.S. Borrower) hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 6.02).

SECTION 2.08. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by any Guarantor under or in respect of this Agreement or any other Loan Document shall be made, in accordance with Section 2.20 of the Credit Agreement.

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ARTICLE III

PLEDGE OF SECURITIES

SECTION 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Guaranteed Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) the Equity Interests of any Material Subsidiary directly owned by it as of the Closing Date and any other Equity Interests of any Material Subsidiary directly owned in the future by such Pledgor and any certificates representing all such Equity Interests (the “Pledged Stock”); provided that the Pledged Stock shall not include (i) more than 65% of the issued and outstanding voting Equity Interests of (x) any Foreign Subsidiary or (y) any Domestic Subsidiary substantially all of whose assets consist of the Equity Interests in “controlled foreign corporations” under Section 957 of the Code, (ii) any Equity Interests of any Subsidiary to the extent that, and for so long as, a pledge of such Equity Interests would violate a contractual obligation binding on the issuer or holder of such Equity Interests and (iii) any Equity Interests of any Subsidiary acquired after the Closing Date if, and to the extent that, and for so long as (A) pledging such Equity Interests would violate applicable law or a contractual obligation binding on the issuer or holder of such Equity Interests and (B) such obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary; provided that, upon the reasonable request of the Collateral Agent, the applicable Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (ii) and (iii) above, other than those set forth in a joint venture agreement to which Holdings or any Subsidiary is a party; provided further, that Pledged Stock shall include the interests listed on Schedule II; (b)(i) the debt securities for borrowed money having an aggregate principal amount in excess of $10.0 million (other than intercompany current liabilities incurred in the ordinary course of business, “Material Pledged Debt Securities”), (ii) any Material Pledged Debt Securities in the future issued to such Pledgor and (iii) the promissory notes and any other instruments, if any, evidencing such Material Pledged Debt Securities (the “Pledged Debt Securities”); provided, that the Pledged Debt Securities shall include the debt securities listed on Schedule II; (c) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

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SECTION 3.02. Delivery of the Pledged Collateral. (a) Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, any and all Pledged Stock and any and all Pledged Debt Securities to the extent such Pledged Debt Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 3.02, it being understood and agreed that the certificates representing the shares of DI Canada Inc. and DI U.K. Limited shall be delivered, together with undated instruments of transfer executed in blank, within 10 days after the Closing Date (which date may be extended by the Collateral Agent, in its sole discretion, by up to an additional 30 days).

(b) Each Pledgor will cause any Material Pledged Debt Securities owed to such Pledgor by any person that is evidenced by a duly executed promissory note to be pledged and delivered to the Collateral Agent for the ratable benefit of the Secured Parties, pursuant to the terms hereof, it being understood and agreed that the note representing the obligations of DEG Italia S.p.A. to the U.S. shall be delivered, together with an undated instruments of transfer executed in blank, within 10 days after the Closing Date (which date may be extended by the Collateral Agent, in its sole discretion, by up to an additional 30 days). To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Collateral Agent, to immediately demand payment thereunder upon an Event of Default specified under Sections 7.01(b), (c), (f), (h) or (i) of the Credit Agreement unless such demand would not be commercially reasonable or would otherwise expose Pledgor to liability to the maker.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 3.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property composing part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied, to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral, by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities) as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03. Representations, Warranties and Covenants. The Pledgors, jointly and severally, represent, warrant and covenant to and with the Collateral Agent, for the ratable benefit of the Secured Parties, that:

(a) Schedule II correctly sets forth as of the Closing Date the (x) name and jurisdiction of each issuer of, and the ownership interest (including percentage owned and number of shares or units) of each Pledgor in, the Pledged Stock and (y) amount owing and name of obligor under the Material Pledged Debt Securities;

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(b) the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of Holdings or an Affiliate of any such Subsidiary, to the best of each Pledgor’s knowledge) have been duly and validly authorized and issued by the issuers thereof (to the extent such concepts are recognized under applicable law) and (i) in the case of Pledged Stock, are fully paid and nonassessable (to the extent such concepts are recognized under applicable law) and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of Holdings or an Affiliate of any such Subsidiary, to the best of each Pledgor’s knowledge) are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general principals of equity (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

(c) except for the security interests granted hereunder, each Pledgor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Liens permitted to attach to Pledged Collateral under Section 6.02 of the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Credit Agreement and other than Liens permitted to attach to Pledged Collateral under Section 6.02 of the Credit Agreement and (iv) subject to the rights of such Pledgor under the Loan Documents to dispose of Pledged Collateral, will (without limiting the restrictions set forth in Section 6.02 of the Credit Agreement) use commercially reasonable efforts to defend its title or interest hereto or therein against any and all Liens (other than Liens permitted to attach to Pledged Collateral under Section 6.02 of the Credit Agreement), however arising, of all persons;

(d) except for restrictions and limitations imposed by the Loan Documents, securities laws generally or the laws of any applicable foreign jurisdiction or otherwise permitted to exist pursuant to the terms of the Credit Agreement, (i) the Pledged Collateral is and will continue to be freely transferable and assignable and (ii) except as permitted by the Credit Agreement, none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) except for consents or approvals required by laws of any applicable foreign jurisdiction (with respect to Pledged Collateral pledged after the Closing Date), no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect); and

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(g) by virtue of the execution and delivery by the Pledgors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in accordance with this Agreement, the Collateral Agent will obtain, for the ratable benefit of the Secured Parties, a legal, valid and perfected first priority lien upon and security interest in such Pledged Securities as security for the payment and performance of the Guaranteed Obligations under the New York UCC, except, in the case of Pledged Securities delivered after the Closing Date, as provided by the laws of any applicable foreign jurisdiction and subject to Liens permitted by the Credit Agreement.

SECTION 3.04. Limited Liability Company and Limited Partnership Interests. Each Pledgor hereby represents and warrants that none of the limited liability company interests or limited partnership interests in which a security interest is granted by such Pledgor are or represent interests in issuers that (a) are registered investments companies, (b) are dealt in or traded on securities exchanges or markets or (c) are issued by an issuer that has opted to have them treated as securities under the Uniform Commercial Code of any jurisdiction.

SECTION 3.05. Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). Each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Pledgor shall use its commercially reasonable efforts to cause any Loan Party that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 3.05, to exchange certificates representing Pledged Securities of such Loan Party for certificates of smaller or larger denominations.

SECTION 3.06. Voting Rights; Dividends and Interest, etc. (a) Unless and until an Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall only be exercised in a manner that could not, in the reasonable judgment of a Responsible Officer of the relevant Pledgor, materially and adversely affect the rights inuring to a holder of any Pledged Securities, the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Collateral Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of

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enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).

(b) Upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Agent to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, except as provided by the laws of any applicable foreign jurisdiction, all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested, for the ratable benefit of the Secured Parties, in the Collateral Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 3.06 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in the same form as so received (if applicable, endorsed in a manner reasonably satisfactory to the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the applicable Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Agent to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, except as provided by the laws of any applicable foreign jurisdiction, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the

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obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the ratable benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the applicable Borrower has delivered to the Collateral Agent a certificate to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

ARTICLE IV

SECURITY INTERESTS IN PERSONAL PROPERTY

SECTION 4.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Guaranteed Obligations, each Guarantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Guarantor or in which such Guarantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Instruments;

(ix) all Inventory;

(x) all Investment Property;

(xi) all Letter-of-Credit Rights;

(xii) all Commercial Tort Claims;

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(xiii) all books and records pertaining to the Article 9 Collateral; and

(xiv) to the extent not otherwise included, all proceeds, supporting Obligations and products of any and all of the foregoing and all collateral given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest (other than the grant of security interest in the Pledged Stock pursuant to Section 3.01) in, and “Article 9 Collateral” shall not include (collectively, the “Excluded Assets”): (a) any assets to the extent that, and for so long as, a pledge of such assets would violate a contractual obligation binding on such assets or would constitute a default under, or result in the abandonment, invalidation or unenforceability of any such assets (other than to the extent that any such term would be rendered unenforceable pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC, any successor provision or any other applicable law or principals of equity), (b) any assets acquired after the Closing Date in accordance with the Credit Agreement if, and to the extent that, and for so long as (1) pledging such assets would violate applicable law or a contractual obligation binding on such assets or such Subsidiary and (2) such law or obligation existed at the time of the acquisition thereof or (c) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon the reasonable request of the Collateral Agent, the applicable Borrower shall, and shall cause any applicable Subsidiary to, (x) identify which of its assets are subject to restrictions of the types described in clauses (a) and (b) above and (y) use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (a) and (b) above, other than those set forth in a joint venture agreement to which Holdings or any Subsidiary is a party .

(b) Each Guarantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings), continuation statements, or other filings and recordings, with respect to the Article 9 Collateral and any other collateral pledged hereunder or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, or such other information as may be required under applicable law including (i) whether such Guarantor is an organization, the type of organization and any organizational identification number issued to such Guarantor, (ii) in the case of Fixtures, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral or other collateral granted under this Agreement, including describing such property as “all assets” or “all property”. Each Guarantor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or as the Collateral Agent may reasonably deem advisable for the purpose of perfecting, confirming, continuing, enforcing or

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protecting the Security Interest granted by each Guarantor, without the signature of any Guarantor, and naming any Guarantor or the Guarantors as debtors and the Collateral Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Guarantor with respect to or arising out of the Article 9 Collateral.

SECTION 4.02. Representations and Warranties. The Guarantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a) Each Guarantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person, other than any consent or approval that has been obtained and is in full force and effect or the need for which has been specifically disclosed herein or in the Credit Agreement.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Guarantor, is correct and complete, in all material respects, as of the Closing Date. Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedules I and II to the Perfection Certificate (or specified by notice from the applicable Borrower to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 5.10 of the Credit Agreement), and constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Each Guarantor represents and warrants that a fully executed agreement in the form of Intellectual Property Security Agreement attached hereto as Exhibit III, containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States Patents (and Patents for which United States registration applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights (and Copyrights for which United States registration applications are pending), has been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the

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United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Collateral Agent, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Guaranteed Obligations under the New York UCC, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is not subject to any prior ranking or pari passu ranking Lien and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens expressly permitted to be prior to the Security Interest pursuant to Section 6.02 of the Credit Agreement.

(d) The Article 9 Collateral is owned by the Guarantors free and clear of any Lien, other than Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement. None of the Guarantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Guarantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Guarantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(e) None of the Guarantors holds any Commercial Tort Claim individually in excess of $25.0 million as of the Closing Date except as indicated on Schedule V hereto, as such schedule may be updated or supplemented from time to time.

(f) All Accounts have been originated by the Guarantors and all Inventory has been acquired by the Guarantors in the ordinary course of business.

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(g) As to itself and its Intellectual Property, except to the extent not reasonably expected to have a Material Adverse Effect:

(i) The operation of such Guarantor’s business as currently conducted and the use of the Guarantor Intellectual Property and the Licensed Intellectual Property in connection therewith do not infringe, misappropriate or otherwise violate the intellectual property rights of any third party.

(ii) Such Guarantor owns or has the right to use the Guarantor Intellectual Property and the Licensed Intellectual Property.

(iii) The Intellectual Property set forth on Schedule III hereto includes as of the date hereof, (i) all Registered Guarantor Intellectual Property and (ii) all IP Agreements material to the operations of the Guarantors.

(iv) The Guarantor Intellectual Property, and the Licensed Intellectual Property material to the operations of the Guarantors, has not been abandoned and has not been adjudged invalid or unenforceable in whole or part.

SECTION 4.03. Covenants. (a) Each Guarantor agrees promptly to notify the Collateral Agent in writing of any change (i) in its corporate name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its jurisdiction of organization. Each Guarantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Guarantor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral, for the ratable benefit of the Secured Parties. Each Guarantor agrees promptly to notify the Collateral Agent if any material portion of the Article 9 Collateral owned or held by such Guarantor is damaged or destroyed.

(b) Without limiting the restrictions set forth in Section 6.02 of the Credit Agreement, subject to the rights of such Guarantor under the Loan Documents to dispose of Collateral, each Guarantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Collateral Agent, for the ratable benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(c) Each Guarantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture

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filings) or other documents in connection herewith or therewith. If any amount payable to a Guarantor under or in connection with any of the Article 9 Collateral that is in excess of $10.0 million shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.

Without limiting the generality of the foregoing, each Guarantor hereby authorizes the Collateral Agent, with prompt notice thereof to the Guarantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute Intellectual Property; provided that any Guarantor shall have the right, exercisable within 30 days after it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Guarantor hereunder with respect to such Article 9 Collateral. Each Guarantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 30 days after the date it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral.

(d) After the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(e) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Guarantor fails to do so as required by the Credit Agreement or this Agreement, and each Guarantor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.03(e) shall be interpreted as excusing any Guarantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Guarantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) Each Guarantor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Guarantor jointly and severally agrees to indemnify and hold harmless the

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Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(g) None of the Guarantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as expressly permitted by the Credit Agreement. None of the Guarantors shall make or permit to be made any transfer of the Article 9 Collateral and each Guarantor shall remain at all times in possession of the Article 9 Collateral owned by it, except as permitted by the Credit Agreement.

(h) None of the Guarantors will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with prudent business practices or as otherwise permitted by the Credit Agreement.

(i) Each Guarantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Guarantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance covering the Article 9 Collateral, endorsing the name of such Guarantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Guarantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Credit Agreement or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Guarantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 4.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Guarantors to the Collateral Agent and shall be additional Guaranteed Obligations secured hereby.

(j) Without the prior written consent of the Collateral Agent, no Guarantor shall vote to enable or take any other action to cause any issuer of any limited liability company interests or any limited partnership interests that are subject to the security interest granted herein and are not “securities” (within the meaning of the UCC) on the date hereof to elect or otherwise take any action to cause such interests to be treated as securities for purposes of the UCC. Notwithstanding the foregoing, if any limited liability company interests or limited partnership interests that are subject to the security interest granted herein shall come to constitute “securities” then the Guarantors agree to notify the Collateral Agent and take all steps necessary or advisable to establish the Collateral Agent’s “control” (within the meaning of the UCC) thereof. Each Guarantor that is an owner or an issuer of limited liability company interests or limited partnership interests subject to the security interest granted herein hereby consents to the Collateral Agent’s security interest in such interests and hereby agrees that upon the occurrence

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and during the continuance of an Event of Default the Collateral Agent may exercise rights with respect to such interests to the same extent as it may do with the Pledged Collateral pursuant to Article III.

SECTION 4.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the ratable benefit of the Secured Parties, the Collateral Agent’s security interest in the Article 9 Collateral, each Guarantor agrees, in each case at such Guarantor’s own expense, to take the following actions with, respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. If any Guarantor shall at any time hold or acquire any Instruments or Tangible Chattel Paper evidencing an amount in excess of $10.0 million, such Guarantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b) Cash Accounts. No Guarantor shall grant control of any deposit account to any Person other than the Collateral Agent and the bank with which the deposit account is maintained. For the avoidance of doubt, this Agreement does not obligate any Guarantor to grant control of any deposit account to the Collateral Agent.

(c) Investment Property. Except to the extent otherwise provided in Article III, if any Guarantor shall at any time hold or acquire any certificated security, such Guarantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify. If any security now or hereafter acquired by any Guarantor that is part of the Article 9 Collateral is uncertificated and is issued to such Guarantor or its nominee directly by the issuer thereof, upon the Collateral Agent’s reasonable request and following the occurrence of an Event of Default, such Guarantor shall promptly notify the Collateral Agent of such uncertificated securities and pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such security, without further consent of any Guarantor or such nominee, or (ii) cause the issuer to register the Collateral Agent as the registered owner of such security. If any security or other Investment Property that is part of the Article 9 Collateral, whether certificated or uncertificated, representing an Equity Interest in a third party and having a fair market value in excess of $10.0 million now or hereafter acquired by any Guarantor is held by such Guarantor or its nominee through a securities intermediary or commodity intermediary, such Guarantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to a Control Agreement either (A) cause such securities intermediary or commodity intermediary, as applicable, to agree, in the case of a securities intermediary, to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such securities or other Investment Property or, in the case of a commodity intermediary, to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, in each case without further consent of any Guarantor or such nominee, or (B) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such Investment Property,

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for the ratable benefit of the Secured Parties, with such Guarantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Collateral Agent agrees with each of the Guarantors that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Guarantor, unless an Event of Default has occurred and is continuing or, after giving effect to any such withdrawal or dealing rights, would occur. The provisions of this paragraph (c) shall not apply to any Financial Assets credited to a securities account for which the Collateral Agent is the securities intermediary.

(d) Tort Claims. If any Guarantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $25.0 million, such Guarantor shall promptly notify the Collateral Agent thereof in a writing signed by such Guarantor, including a summary description of such claim, and grant to the Collateral Agent in writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Each Guarantor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of the Guarantors’ business, taken as a whole, may become prematurely invalidated or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b) Each Guarantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark necessary to the normal conduct of the Guarantors’ business, taken as a whole, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark consistent with the quality of such products and services as of the date hereof, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

(c) Each Guarantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright necessary to the normal conduct of the Guarantors’ business, taken as a whole, that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.

(d) Each Guarantor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of the Guarantors’ business, taken as a whole, may imminently become abandoned, lost or dedicated to the public other than by expiration, or of any materially adverse determination or development, excluding office actions and similar determinations in the United States Patent and Trademark Office, United

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States Copyright Office, any court or any similar office of any country, regarding such Guarantor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e) Each Guarantor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on a semi-annual basis of each application or registration by itself, or through any agent, employee, licensee or designee, for any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any State of the United States or any other country filed during the preceding six-month period, and (ii) upon the reasonable request of the Collateral Agent, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright.

(f) Each Guarantor shall exercise its reasonable business judgment consistent with the practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any State of the United States or any other country with respect to maintaining and prosecuting each material application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of the Guarantors’ business, taken as a whole, and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright in each case that is material to the normal conduct of such Guarantor’s business, including, when applicable and necessary in such Guarantor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Guarantor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Guarantor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of the Guarantors’ business, taken as a whole, has been or is about to be materially infringed, misappropriated or diluted by a third party, such Guarantor shall promptly notify the Collateral Agent and shall, if such Guarantor deems it necessary in its reasonable business judgment, promptly contact such third party, and if necessary in its reasonable business judgment, sue and recover damages, and take such other actions as are reasonably appropriate under the circumstances.

(h) Upon and during the continuance of an Event of Default, each Guarantor shall use commercially reasonable efforts to obtain all requisite consents or approvals from the licensor under each IP Agreement to effect the assignment of all such Guarantor’s right, title and interest thereunder to (in the Collateral Agent’s sole discretion) the designee of the Collateral Agent or the Collateral Agent.

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ARTICLE V

REMEDIES

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Guarantors to the Collateral Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained) and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Pledgor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 5.01 the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Pledgors 10 Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The

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Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 5.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 5.02 hereof without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Guaranteed Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. The Collateral Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Term Administrative Agent, the Revolving Administrative Agent and the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Guaranteed Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Term Administrative Agent, the Revolving Administrative Agent and the Collateral Agent hereunder or under any other Loan Document on behalf of any Pledgor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Guaranteed Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the

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respective amounts of the Guaranteed Obligations owed to them on the date of any such distribution); and

THIRD, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03. Grant of License To Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Guarantor hereby grants to (in the Collateral Agent’s sole discretion) a designee of the Collateral Agent or the Collateral Agent, for the ratable benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Guarantor) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property (excluding Trademarks) now owned or hereafter acquired by such Guarantor, wherever the same may be located, and including, without limitation, in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all intellectual property and the right to sue for past infringement of the intellectual property. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Guarantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act, etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a)

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may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE VI

INDEMNITY, SUBROGATION AND SUBORDINATION

SECTION 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), each Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement in respect of any Obligation of any Borrower, the Borrowers shall jointly and severally indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an Obligation of any Borrower, the Borrowers shall jointly and severally indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02. Contribution and Subrogation. Each Guarantor (other than Holdings and the Borrowers) (a “Contributing Guarantor”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor (other than Holdings and the Borrowers) hereunder in respect of any Guaranteed Obligation or assets of any other Guarantor (other than Holdings and the Borrowers) shall be sold pursuant to any Security Document to satisfy any Guaranteed Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrowers as provided in Section 6.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.15, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Guarantor under Section 6.01 to the extent of such payment.

Dresser Guarantee and Collateral Agreement	26

SECTION 6.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation of the Pledgors under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations. No failure on the part of any Borrower or any Guarantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b) Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Guarantor or any of its Subsidiaries shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Loan Party shall be given to it in care of the U.S. Borrower, with such notice to be given as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02. Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Guaranteed Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Guaranteed Obligations or this Agreement.

SECTION 7.03. Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Term Administrative Agent and the Revolving Administrative Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be

Dresser Guarantee and Collateral Agreement	27

void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

SECTION 7.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

SECTION 7.05. Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

(b) The Parties hereto agree that the Collateral Agent shall be entitled to indemnification as provided in Section 9.05 of the Credit Agreement.

(c) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.05 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.05 shall be payable on written demand therefor.

SECTION 7.06. Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Collateral Agent as the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Guarantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement

Dresser Guarantee and Collateral Agreement	28

with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 7.07. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.08. Waivers; Amendment. (a) No failure or delay by the Term Administrative Agent, the Revolving Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Term Administrative Agent, the Revolving Administrative Agent, the Collateral Agent, any Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Term Administrative Agent, the Revolving Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

SECTION 7.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

Dresser Guarantee and Collateral Agreement	29

LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

SECTION 7.10. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 7.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 7.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.13. Jurisdiction; Consent to Service of Process. (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to each Borrower at the address specified for the Loan Parties in Section 9.01(a) of the Credit Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Term Administrative Agent, the Revolving Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or

Dresser Guarantee and Collateral Agreement	30

proceeding relating to this Agreement or any other Loan Document against any Pledgor, or its properties, in the courts of any jurisdiction.

(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 7.14. Termination or Release. (a) This Agreement, the guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate when all the Obligations have been paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement, the Revolving L/C Exposure and the Synthetic L/C Exposure have each been reduced to zero and each Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Subsidiary Loan Party shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Loan Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary of Holdings pursuant to the terms of the Credit Agreement.

(c) Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Credit Agreement to any person that is not a Pledgor, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) If any security interest granted hereby in any Collateral violates Section 9.22 of the Credit Agreement, the security interest in such Collateral shall be automatically released and shall be deemed not to have been granted or attached to such Collateral.

(e) In connection with any termination or release pursuant to paragraph (a), (b), (c) or (d) of this Section 7.14, the Collateral Agent shall execute and deliver to any Pledgor, at such Pledgor’s expense all documents that such Pledgor shall reasonably request to evidence such termination or release and shall assist such Pledgor in making any filing in connection therewith, including authorizing the filing. Any execution and delivery of documents pursuant to this Section 7.14 shall be without recourse to or warranty by the Collateral Agent.

SECTION 7.15. Additional Subsidiaries. Upon execution and delivery by the Collateral Agent and any Subsidiary Loan Party that is required to become a party hereto by Section 5.10 of the Credit Agreement of an agreement substantially in the form of Exhibit I hereto, with such changes and modifications thereto as may be required by or, on the advice of local counsel, advisable under, the laws of any applicable foreign jurisdiction, such Subsidiary Loan Party shall become a Subsidiary Loan Party hereunder with the same force and effect as if originally named as a Subsidiary Loan Party herein. The execution and delivery of any such

Dresser Guarantee and Collateral Agreement	31

instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 7.16. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Pledgor to this Agreement against any of and all the obligations of such Pledgor now or hereafter existing under this Agreement owed to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 7.16 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 7.17. Credit Agreement. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern.

[Signature Page Follows]

Dresser Guarantee and Collateral Agreement	32

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DRESSER HOLDINGS, INC.,
as Holdings, a Guarantor and Pledgor (in each capacity)

By:
Name:
Title:

Dresser Guarantee and Collateral Agreement – Signature Page	S-1

DRESSER, INC.
as the U.S. Borrower, Guarantor and Pledgor (in each capacity)

By:
Name:
Title:

Dresser Guarantee and Collateral Agreement – Signature Page	S-2

[ ],
as a Guarantor and Subsidiary Loan Party (in each capacity)

By:
Name:
Title:

Dresser Guarantee and Collateral Agreement – Signature Page	S-3

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By:
Name:
Title:

Dresser Guarantee and Collateral Agreement – Signature Page	S-4

Schedule I

Subsidiary Loan Parties

Dresser Guarantee and Collateral Agreement – Schedule I

Schedule II

Pledged Stock; Pledged Debt Securities

A.	Pledged Stock

Issuer	Pledgor	Certificate Number	Class of Equity Interest	Number of Shares	Percentage Pledged by Pledgor

Issuer of LLC Interest	Pledgor/Percentage Owned	Percentage Pledged by Pledgor

B.	Pledged Debt Securities

1.

2.

Dresser Guarantee and Collateral Agreement – Schedule II

Schedule III

Intellectual Property

A.	Copyrights

B.	Patents

C.	Trademarks

D.	Domain Names

Dresser Guarantee and Collateral Agreement – Schedule III

Schedule IV

Certain Limited Liability Company Interests

Dresser Guarantee and Collateral Agreement – Schedule IV

Schedule V

Commercial Tort Claims

Dresser Guarantee and Collateral Agreement – Schedule V

Schedule VI

Partnership Interests

Partnership Interest	Pledgor/Percentage Owned	Percentage Pledged by Pledgor

Dresser Guarantee and Collateral Agreement – Schedule VI

Exhibit I

to the Guarantee and

Collateral Agreement

SUPPLEMENT NO.      dated as of                      (this “Supplement”), to the Guarantee and Collateral Agreement dated as of [                    ], 2006 (the “Guarantee and Collateral Agreement”), among DRESSER HOLDINGS, INC., a Delaware corporation (“Holdings”), DRESSER, INC., a Delaware corporation (the “U.S. Borrower”), D.I. LUXEMBOURG S.A.R.L., a corporation organized and existing under the laws of Luxembourg (the “Euro Borrower”, and together with the U.S. Borrower, the “Borrowers” and each a “Borrower”), each Subsidiary Loan Party identified therein (each, a “Subsidiary Loan Party”) and MORGAN STANLEY & CO. INCORPORATED (“MS”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

A. Reference is made to the Credit Agreement dated as of August 9, 2006 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the U.S. Borrower, the Euro Borrower, the lenders party thereto from time to time (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as Term Administrative Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as Revolving Administrative Agent, MS, as Collateral Agent for the Lenders, CREDIT SUISSE SECURITIES (USA) LLC (“Credit Suisse”) as Syndication Agent, Morgan Stanley and Credit Suisse, as Joint Lead Arrangers and Joint Book Managers, and NATEXIS BANQUES POPULAIRES, as Documentation Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee and Collateral Agreement referred to therein.

C. The Guarantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and each Issuing Bank to issue Letters of Credit. Section 7.15 of the Guarantee and Collateral Agreement provides that additional Subsidiaries may become Subsidiary Loan Parties under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Loan Party under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and each Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.15 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Loan Party and a Guarantor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Loan Party and a Guarantor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Subsidiary Loan Party and Guarantor thereunder and (b) represents and

Exh I-1

warrants that the representations and warranties made by it as a Guarantor thereunder (as supplemented by the attached supplemental Schedules to the Perfection Certificate) are true and correct, in all material respects, on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Guaranteed Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, their successors and assigns, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement) of the New Subsidiary. Each reference to a “Subsidiary Loan Party” or a “Guarantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when (a) the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and (b) the Collateral Agent has executed a counterpart hereof.

SECTION 4. The New Subsidiary has attached hereto supplemental Schedules I and II to the Perfection Certificate in substantially the same form as the equivalent Schedules to the Perfection Certificate, and the New Subsidiary hereby represents and warrants that the attached Schedules are complete and correct with respect to the New Subsidiary.

SECTION 5. Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Exh I-2

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Guarantee and Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Collateral Agent.

[Signature Pages Follow]

Exh I-3

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Guarantee and Collateral Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:
Name:
Title:

Exh I-4

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By:
Name:
Title:

Exh I-5

Schedule I

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Organization

Exh I-6

Schedule II

Chief Executive Offices

Company/Subsidiary	Address	County	State

Exh I-7

EXHIBIT F

FORM OF

SOLVENCY CERTIFICATE OF DRESSER, INC.

I, the undersigned, the Chief Financial Officer of the U.S. Borrower (as defined below), DO HEREBY CERTIFY on behalf of the U.S. Borrower that:

1. This Certificate is furnished pursuant to Section 4.02(i) of the credit agreement (as in effect on the date of this Certificate, the “Credit Agreement”), dated as of October 31, 2006, among Dresser Holdings, Inc., a Delaware corporation (“Holdings”), Dresser, Inc., a Delaware corporation (the “U.S. Borrower”), D.I. Luxembourg S.A.R.L., a corporation organized and existing under the laws of Luxembourg (the “Euro Borrower”), the Lenders party thereto, Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as term administrative agent (in such capacity, the “Term Administrative Agent”), Wells Fargo Bank National Association (“Wells Fargo”), as revolving administrative agent (in such capacity, the “Revolving Administrative Agent”), Morgan Stanley & Co. Incorporated (“MS”), as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, Credit Suisse Securities (USA), LLC (“Credit Suisse”), as syndication agent (in such capacity, the “Syndication Agent”), Morgan Stanley and Credit Suisse, as joint lead arrangers and joint book managers (in such capacity, the “Joint Lead Arrangers”), and Natexis Banques Populaires and General Electric Capital Corporation, as co-documentation agents (in such capacity, the “Co-Documentation Agents”). Terms defined in the Credit Agreement are used herein with the same meanings.

2. Immediately after giving effect to the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan on the date hereof, (a) the fair value of the assets of the U.S. Borrower and its Subsidiaries on a consolidated basis at a fair valuation will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the U.S. Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the U.S. Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the U.S. Borrower and its Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the U.S. Borrower and its Subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the U.S. Borrower and its Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. The U.S. Borrower does not believe that it or any other Loan Party will incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any Subsidiary, and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such other Loan Party.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand this          day of                     , 2006.

DRESSER, INC., as the U.S. Borrower

By:
Name:
Title:	Chief Financial Officer

EXHIBIT G-1

FORM OF REVOLVING FACILITY NOTE

$____________	Dated: , 2006

FOR VALUE RECEIVED, the undersigned, [DRESSER, INC., a Delaware corporation] [D.I. LUXEMBOURG S.A.R.L., a corporation organized and existing under the laws of Luxembourg] (the “Borrower”), HEREBY PROMISES TO PAY to the order of [NAME OF LENDER] (the “Lender”) or its registered assigns for the account of its applicable lending office the aggregate principal amount of the Revolving Facility Loans owing to the Lender by the Borrower pursuant to the credit agreement dated as of October 31, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among Dresser Holdings, Inc., a Delaware corporation (“Holdings”), Dresser, Inc., a Delaware corporation, D.I. Luxembourg S.A.R.L., a corporation organized and existing under the laws of Luxembourg, the Lenders party thereto, Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as term administrative agent (in such capacity, the “Term Administrative Agent”), Wells Fargo Bank National Association (“Wells Fargo”), as revolving administrative agent (in such capacity, the “Revolving Administrative Agent”), Morgan Stanley & Co. Incorporated (“MS”), as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, Credit Suisse Securities (USA), LLC (“Credit Suisse”), as syndication agent (in such capacity, the “Syndication Agent”), Morgan Stanley and Credit Suisse, as joint lead arrangers and joint book managers (in such capacity, the “Joint Lead Arrangers”), and Natexis Banques Populaires and General Electric Capital Corporation, as co-documentation agents (in such capacity, the “Co-Documentation Agents”).

The Borrower promises to pay to the Lender or its registered assigns interest on the unpaid principal amount of each Revolving Facility Loan owing to the Lender from the date of such Revolving Facility Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Wells Fargo Bank, National Association, as Revolving Administrative Agent, at [                            ], Attention: [                            ], in immediately available funds. Each Revolving Facility Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the promissory notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things,

(i) provides for the making of Revolving Facility Loans by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the [U.S. dollar] amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Facility Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to Borrower at the address specified for the Loan Parties in Section 9.01(a) of the Credit Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Promissory Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Promissory Note or the other Loan Documents against Holdings, any Borrower or any Loan Party or their properties in the courts of any jurisdiction.

The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents in any New York State or federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

[DRESSER, INC.] [D.I. LUXEMBOURG S.A.R.L.], as the Borrower

By:
Name:
Title:

[Signature Page for Revolving Facility Note]

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loans	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT G-2

FORM OF TERM NOTE

$____________	Dated: , 2006

FOR VALUE RECEIVED, the undersigned, DRESSER, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of [NAME OF LENDER] (the “Lender”) or its registered assigns for the account of its applicable lending office the principal amount of the Term B Loans owing to the Lender by the Borrower pursuant to the credit agreement dated as of October 31, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among Dresser Holdings, Inc., a Delaware corporation (“Holdings”), the Borrower, D.I. Luxembourg S.A.R.L., a corporation organized and existing under the laws of Luxembourg, the Lenders party thereto, Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as term administrative agent (in such capacity, the “Term Administrative Agent”), Wells Fargo Bank National Association (“Wells Fargo”), as revolving administrative agent (in such capacity, the “Revolving Administrative Agent”), Morgan Stanley & Co. Incorporated (“MS”), as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, Credit Suisse Securities (USA), LLC (“Credit Suisse”), as syndication agent (in such capacity, the “Syndication Agent”), Morgan Stanley and Credit Suisse, as joint lead arrangers and joint book managers (in such capacity, the “Joint Lead Arrangers”), and Natexis Banques Populaires and General Electric Capital Corporation, as co-documentation agents (in such capacity, the “Co-Documentation Agents”).

The Borrower promises to pay to the Lender or its registered assigns interest on the unpaid principal amount of the Term B Loan from the date of such Term B Loan, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Morgan Stanley Senior Funding, Inc., as Term Administrative Agent, One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, NY 11201, Attention: Administrative Agent Team, Loan Operations, in immediately available funds. The Term B Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the promissory notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of a single loan (the “Term B Loan”) by the Lender to or for the benefit of the Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Term B Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties in Section 9.01(a) of the Credit Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Promissory Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Promissory Note or the other Loan Documents against Holdings, any Borrower or any Loan Party or their properties in the courts of any jurisdiction.

The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents in any New York State or federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

DRESSER, INC., as the Borrower

By:
Name:
Title:

[Signature Page for Term Note]

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of October 31, 2006 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Dresser Holdings, Inc., a Delaware corporation (“Holdings”), DRESSER, INC., a Delaware corporation (the “U.S. Borrower”), D.I. LUXEMBOURG S.A.R.L., a corporation organized and existing under the laws of Luxembourg (the “Euro Borrower”), the Lenders party thereto, MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as Term Administrative Agent, WELLS FARGO BANK NATIONAL ASSOCIATION (“Wells Fargo”), as Revolving Administrative Agent, MORGAN STANLEY & CO. INCORPORATED (“MS”), as Collateral Agent for the Lenders, CREDIT SUISSE SECURITIES (USA), LLC (“Credit Suisse”), as Syndication Agent, Morgan Stanley and Credit Suisse, as Joint Lead Arrangers and Joint Book Managers, and NATEXIS BANQUES POPULAIRES and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agents. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

[Insert name of institution] (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 2.17(e) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

A.	The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

B.	The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a)	the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

C.	The Non-U.S. Lender is not a 10-percent shareholder of the U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code.

D.	The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

Exhibit H

Form of Compliance Certificate

E.	The Non-U.S. Lender shall promptly notify the U.S. Borrower and the relevant Agent if any of the representations made herein are no longer true and correct.

Exhibit H

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:                     , 20__

Exhibit H

Form of Compliance Certificate